                                                                      Exhibit 10

                                                                  Execution Copy

--------------------------------------------------------------------------------

                                   $75,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                            Dated as of July 18, 2005

                                      among

                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                                       and

                                  IDG USA, LLC,

                                  as Borrowers,

                          THE GUARANTORS PARTY HERETO,

                            THE LENDERS PARTY HERETO,

                             BANK OF AMERICA, N.A.,

                            as Administrative Agent,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,

                              as Syndication Agent,

                                       and

                         BANC OF AMERICA SECURITIES LLC,

                   as Sole Lead Arranger and Sole Book Runner

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                   PAGE
ARTICLE 1            DEFINITIONS................................................................................     2
     1.1          GENERAL DEFINITIONS...........................................................................     2
     1.2          ACCOUNTING TERMS AND DETERMINATIONS...........................................................    26
     1.3          OTHER DEFINITIONAL TERMS......................................................................    27
     1.4          JOINT AND SEVERAL OBLIGATIONS.................................................................    27
ARTICLE 2             LOANS.....................................................................................    27
     2.1          LOANS.........................................................................................    27
     2.2          OPTIONAL AND MANDATORY PREPAYMENTS; REDUCTION OF COMMITMENTS..................................    34
     2.3          PAYMENTS AND COMPUTATIONS.....................................................................    35
     2.4          MAINTENANCE OF ACCOUNT........................................................................    38
     2.5          STATEMENT OF ACCOUNT..........................................................................    39
     2.6          TAXES.........................................................................................    39
     2.7          SHARING OF PAYMENTS...........................................................................    40
     2.8          PRO RATA TREATMENT............................................................................    41
     2.9          EXTENSIONS AND CONVERSIONS....................................................................    41
     2.10         SWINGLINE LOAN SUBFACILITY....................................................................    42
ARTICLE 3             LETTERS OF CREDIT.........................................................................    43
     3.1          ISSUANCE......................................................................................    43
     3.2          NOTICE AND REPORTS............................................................................    44
     3.3          PARTICIPATION.................................................................................    44
     3.4          REIMBURSEMENT.................................................................................    44
     3.5          REPAYMENT WITH REVOLVING LOANS................................................................    45
     3.6          RENEWAL, EXTENSION............................................................................    46
     3.7          UNIFORM CUSTOMS AND PRACTICES.................................................................    46
     3.8          INDEMNIFICATION; NATURE OF DUTIES OF ISSUING BANKS............................................    46
     3.9          RESPONSIBILITY OF ISSUING BANKS...............................................................    47
     3.10         CONFLICT WITH LETTER OF CREDIT DOCUMENTS......................................................    47
ARTICLE 4             INTEREST AND FEES.........................................................................    47
     4.1          INTEREST ON LOANS.............................................................................    47
     4.2          INTEREST AFTER EVENT OF DEFAULT...............................................................    48
     4.3          UNUSED LINE FEE...............................................................................    48

                                TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
     4.4          LENDERS' FEES/ADMINISTRATIVE AGENT'S FEES.....................................................    48
     4.5          LETTER OF CREDIT FEES.........................................................................    48
     4.6          AUTHORIZATION TO CHARGE ACCOUNT...............................................................    49
     4.7          INDEMNIFICATION IN CERTAIN EVENTS.............................................................    49
     4.8          INABILITY TO DETERMINE INTEREST RATE..........................................................    49
     4.9          ILLEGALITY....................................................................................    50
     4.10         FUNDING INDEMNITY.............................................................................    50
ARTICLE 5             CONDITIONS PRECEDENT......................................................................    51
     5.1          CLOSING CONDITIONS............................................................................    51
     5.2          CONDITION TO ALL LOANS AND LETTERS OF CREDIT..................................................    54
ARTICLE 6             REPRESENTATIONS AND WARRANTIES............................................................    55
     6.1          ORGANIZATION AND QUALIFICATION................................................................    55
     6.2          SOLVENCY......................................................................................    55
     6.3          LIENS; INVENTORY..............................................................................    56
     6.4          NO CONFLICT...................................................................................    56
     6.5          ENFORCEABILITY................................................................................    56
     6.6          FINANCIAL DATA; MATERIAL ADVERSE CHANGE.......................................................    57
     6.7          LOCATIONS OF OFFICES, RECORDS AND INVENTORY...................................................    57
     6.8          FICTITIOUS BUSINESS NAMES.....................................................................    58
     6.9          SUBSIDIARIES..................................................................................    58
     6.10         NO JUDGMENTS OR LITIGATION....................................................................    58
     6.11         NO DEFAULTS...................................................................................    58
     6.12         NO EMPLOYEE DISPUTES..........................................................................    58
     6.13         COMPLIANCE WITH LAW...........................................................................    58
     6.14         ERISA.........................................................................................    59
     6.15         COMPLIANCE WITH ENVIRONMENTAL LAWS............................................................    59
     6.16         USE OF PROCEEDS...............................................................................    60
     6.17         INTELLECTUAL PROPERTY.........................................................................    60
     6.18         LICENSES AND PERMITS..........................................................................    60
     6.19         TITLE TO PROPERTY.............................................................................    61
     6.20         LABOR MATTERS.................................................................................    61
     6.21         INVESTMENT COMPANY............................................................................    61

                                TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
     6.22         MARGIN SECURITY...............................................................................    62
     6.23         NO EVENT OF DEFAULT...........................................................................    62
     6.24         TAXES AND TAX RETURNS.........................................................................    62
     6.25         NO OTHER INDEBTEDNESS.........................................................................    62
     6.26         STATUS OF ACCOUNTS............................................................................    62
     6.27         REPRESENTATIONS AND WARRANTIES................................................................    63
     6.28         SURVIVAL OF REPRESENTATIONS...................................................................    63
     6.29         AFFILIATE TRANSACTIONS........................................................................    63
     6.30         ACCURACY AND COMPLETENESS OF INFORMATION......................................................    63
     6.31         OFAC..........................................................................................    63
     6.32         PATRIOT ACT...................................................................................    63
ARTICLE 7             AFFIRMATIVE COVENANTS.....................................................................    64
     7.1          FINANCIAL INFORMATION.........................................................................    64
     7.2          INVENTORY.....................................................................................    66
     7.3          CORPORATE EXISTENCE...........................................................................    66
     7.4          ERISA.........................................................................................    66
     7.5          PROCEEDINGS OR ADVERSE CHANGES................................................................    67
     7.6          ENVIRONMENTAL MATTERS.........................................................................    67
     7.7          BOOKS AND RECORDS; INSPECTION.................................................................    68
     7.8          COLLATERAL RECORDS............................................................................    69
     7.9          SECURITY INTERESTS............................................................................    69
     7.10         INSURANCE; CASUALTY LOSS......................................................................    70
     7.11         TAXES.........................................................................................    71
     7.12         COMPLIANCE WITH LAWS..........................................................................    71
     7.13         USE OF PROCEEDS...............................................................................    71
     7.14         FISCAL YEAR...................................................................................    72
     7.15         NOTIFICATION OF CERTAIN EVENTS................................................................    72
     7.16         ADDITIONAL GUARANTORS.........................................................................    72
     7.17         SCHEDULES OF ACCOUNTS AND PURCHASE ORDERS.....................................................    72
     7.18         COLLECTION OF ACCOUNTS........................................................................    73
     7.19         NOTICE; CREDIT MEMORANDA; AND RETURNED GOODS..................................................    73
     7.20         ACKNOWLEDGMENT AGREEMENTS.....................................................................    73

                                TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
     7.21         TRADEMARKS....................................................................................    74
     7.22         MAINTENANCE OF PROPERTY.......................................................................    74
     7.23         REVISIONS OR UPDATES TO SCHEDULES.............................................................    74
     7.24         LETTERS OF CREDIT.............................................................................    74
     7.25         THIRD PARTY CONSENTS..........................................................................    74
ARTICLE 8             FINANCIAL COVENANTS.......................................................................    75
     8.1          FIXED CHARGE COVERAGE RATIO...................................................................    75
ARTICLE 9             NEGATIVE COVENANTS........................................................................    75
     9.1          RESTRICTIONS ON LIENS.........................................................................    75
     9.2          RESTRICTIONS ON ADDITIONAL INDEBTEDNESS.......................................................    75
     9.3          RESTRICTIONS ON SALE OF ASSETS................................................................    75
     9.4          NO CORPORATE CHANGES..........................................................................    76
     9.5          NO GUARANTEES.................................................................................    76
     9.6          NO RESTRICTED PAYMENTS........................................................................    76
     9.7          NO INVESTMENTS................................................................................    77
     9.8          NO AFFILIATE TRANSACTIONS.....................................................................    77
     9.9          NO PROHIBITED TRANSACTIONS UNDER ERISA........................................................    77
     9.10         NO ADDITIONAL BANK ACCOUNTS...................................................................    78
     9.11         NO EXCESS CASH................................................................................    78
     9.12         RESTRICTIONS ON SALE OF CAPITAL STOCK OF THE SUBSIDIARIES.....................................    78
     9.13         ISSUANCE OF STOCK BY SUBSIDIARIES.............................................................    78
     9.14         ADDITIONAL NEGATIVE PLEDGES...................................................................    78
     9.15         INDEBTEDNESS..................................................................................    79
     9.16         SALE AND LEASEBACK............................................................................    79
     9.17         LICENSES, ETC.................................................................................    79
     9.18         LIMITATIONS...................................................................................    79
ARTICLE 10            POWERS....................................................................................    79
     10.1         APPOINTMENT AS ATTORNEY-IN-FACT...............................................................    80
     10.2         LIMITATION ON EXERCISE OF POWER...............................................................    80
ARTICLE 11            EVENTS OF DEFAULT AND REMEDIES............................................................    80
     11.1         EVENTS OF DEFAULT.............................................................................    80
     11.2         ACCELERATION..................................................................................    82

                                TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
ARTICLE 12            TERMINATION...............................................................................    83
ARTICLE 13            THE ADMINISTRATIVE AGENT..................................................................    83
     13.1         APPOINTMENT AND AUTHORIZATION.................................................................    83
     13.2         ADMINISTRATIVE AGENT'S RIGHTS AS LENDER.......................................................    83
     13.3         DUTIES AS EXPRESSLY STATED....................................................................    83
     13.4         RELIANCE BY ADMINISTRATIVE AGENT..............................................................    84
     13.5         ACTION THROUGH SUB-ADMINISTRATIVE AGENTS......................................................    84
     13.6         RESIGNATION OF ADMINISTRATIVE AGENT AND APPOINTMENT OF SUCCESSOR
                  ADMINISTRATIVE AGENT..........................................................................    84
     13.7         LENDERS' INDEPENDENT DECISIONS................................................................    85
     13.8         INDEMNIFICATION...............................................................................    85
     13.9         CONSENTS UNDER OTHER LOAN DOCUMENTS...........................................................    86
     13.10        COLLATERAL MATTERS............................................................................    86
     13.11        ACTIONS WITH RESPECT TO DEFAULTS..............................................................    87
     13.12        SYNDICATION AGENT.............................................................................    87
ARTICLE 14            MISCELLANEOUS.............................................................................    87
     14.1         WAIVERS.......................................................................................    87
     14.2         JURY TRIAL....................................................................................    88
     14.3         GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE..............................................    88
     14.4         NOTICES.......................................................................................    88
     14.5         ASSIGNABILITY.................................................................................    89
     14.6         PAYMENT OF EXPENSES; INDEMNIFICATION..........................................................    92
     14.7         CONFIDENTIALITY...............................................................................    93
     14.8         ENTIRE AGREEMENT, SUCCESSORS AND ASSIGNS......................................................    93
     14.9         AMENDMENTS, ETC...............................................................................    93
     14.10        NONLIABILITY OF ADMINISTRATIVE AGENT AND LENDERS..............................................    94
     14.11        INDEPENDENT NATURE OF LENDERS' RIGHTS.........................................................    95
     14.12        COUNTERPARTS..................................................................................    95
     14.13        EFFECTIVENESS.................................................................................    95
     14.14        SEVERABILITY..................................................................................    95
     14.15        HEADINGS DESCRIPTIVE..........................................................................    95
     14.16        MAXIMUM RATE..................................................................................    95

                                TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
     14.17        RIGHT OF SETOFF...............................................................................    96
     14.18        APPOINTMENT OF PARENT AS AGENT AND ATTORNEY...................................................    96
     14.19        REPLACEMENT LENDERS...........................................................................    96
     14.20        LIMITATION ON ATTORNEYS FEES AND EXPENSES.....................................................    97
     14.21        SEALS.........................................................................................    97
     14.22        CONTINUED EFFECTIVENESS; NO NOVATION..........................................................    97
ARTICLE 15            AFFILIATE GUARANTY........................................................................    98
     15.1         THE GUARANTEE.................................................................................    98
     15.2         OBLIGATIONS UNCONDITIONAL.....................................................................    98
     15.3         REINSTATEMENT.................................................................................    98
     15.4         DEFERRAL OF SUBROGATION RIGHTS................................................................    99
     15.5         REMEDIES......................................................................................    99
     15.6         CONTINUING GUARANTY...........................................................................    99
     15.7         RIGHTS OF CONTRIBUTION........................................................................    99
     15.8         LIMITATION ON GUARANTEED OBLIGATIONS..........................................................   100
     15.9         SUBORDINATION.................................................................................   100

                      AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 18, 2005 among INDUSTRIAL DISTRIBUTION GROUP, INC., a Delaware corporation (the "Parent"), IDG USA, LLC, a Georgia limited liability company ("IDG", and together with the Parent, the "Borrowers" and each, a "Borrower"), those DOMESTIC SUBSIDIARIES of the Borrowers identified on the signature pages hereto as "Guarantors" and any other Subsidiaries of the Borrowers which may become Guarantors hereunder pursuant to Section 7.16 (collectively referred to as the "Guarantors" or individually referred to as a "Guarantor"; hereinafter, the Borrowers and the Guarantors are sometimes collectively referred to as the "Credit Parties" or individually referred to as an "Credit Party"); the LENDERS party hereto (together with each of their successors and assigns, referred to individually as a "Lender" and, collectively, as the "Lenders"); WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"),, as Syndication Agent, and BANK OF AMERICA, N.A. ("Bank of America"), a national banking association, as a Lender and as Administrative Agent.

                                   WITNESSETH:

      WHEREAS, the Credit Parties are parties to that certain Credit Agreement dated as of December 22, 2000 among the Parent, as "borrower" thereunder, each of the Subsidiaries of the Parent constituting "affiliate guarantors" thereunder, each of the financial institutions party thereto as "lenders" thereunder (the "Existing Lenders"), Fleet Capital Corporation, as Documentation Agent, Bank of America, N.A., as Syndication Agent, and Wachovia (formerly known as First Union National Bank), as "administrative agent" thereunder (the "Prior Administrative Agent") and as "swingline lender" thereunder (as heretofore amended, modified and supplemented and in effect on the date hereof immediately before giving effect to the amendment and restatement contemplated hereby, the "Existing Credit Agreement");

      WHEREAS, Wachovia desires to assign to, and Bank of America desires to succeed to and assume, the rights and obligations of Wachovia, as "administrative agent" and "swingline lender" under the Existing Credit Agreement;

      WHEREAS, Wachovia and Bank of America are entering into an Assignment and Assumption Agreement immediately prior to the execution of this Agreement, pursuant to which Wachovia is assigning and delegating to Bank of America, and Bank of America is assuming the rights and obligations of Wachovia as "administrative agent" and "swingline lender" under the Existing Credit Agreement;

      WHEREAS, the Credit Parties, the Existing Lenders, and Bank of America, desire to amend and restate the Existing Credit Agreement in its entirety; and

      WHEREAS, the Credit Parties and their Subsidiaries share an identity of interests as members of a consolidated group of companies engaged in similar or related businesses wherein the making available to the Parent and to IDG, as co-borrowers, of financial accommodations by the Lenders will facilitate and enhance the overall financial strength and stability of the consolidated group; and

      WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and advances (including Protective Advances and Overadvances under Section 2.1(f) below) to, and the Issuing Banks are willing to issue Letters of Credit for the benefit of, the Borrowers under this Agreement.

      NOW, THEREFORE, the Credit Parties, the Lenders and the Administrative Agent hereby agree that the Existing Credit Agreement be, and it hereby is, amended and restated in its entirety by this

Agreement, and the Credit Parties, the Lenders and the Administrative Agent hereby further agree as follows:

                                    ARTICLE 1

                                  DEFINITIONS

      1.1   GENERAL DEFINITIONS.

      As used herein, the following terms shall have the meanings herein specified:

      "Account Designation Letter" shall have the meaning given to such term in
Section 5.1(q).

      "Accounts" shall mean all of each Credit Party's "accounts" (as defined in the UCC), whether now existing or existing in the future, including all (i) accounts receivable (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of each Credit Party's sales of goods or rendition of services made under any of each Credit Party's trade names or styles, or through any of each Credit Party's divisions; (ii) unpaid seller's rights (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (iii) rights to any goods represented by any of the foregoing, including returned or repossessed goods; (iv) reserves and credit balances held by each Credit Party with respect to any such accounts receivable or account debtors; (v) guarantees or collateral for any of the foregoing; and (vi) insurance policies or rights relating to any of the foregoing.

      "Acknowledgment Agreements" shall mean: (i) Customer Agreements; and (ii) Landlord Agreements.

      "Acquisition" shall mean the acquisition by a Credit Party or any Subsidiary of: (a) all, or a controlling interest in, the voting stock or other equity securities of another Person; or (b) all, or substantially all, of assets or property of a Person, or assets or property constituting all, or substantially all assets or properties of a division or line of business of a Person.

      "Adjusted Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

      "Adjusted LIBO Rate" means, with respect to any LIBOR Borrowing for any LIBOR Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such LIBOR Interest Period multiplied by (b) the Statutory Reserve Rate.

      "Administrative Agent" shall mean Bank of America, as provided in the preamble of this Agreement, or any successor to Bank of America acting in such capacity.

      "Administrative Agent's Fees" shall mean the fees payable by the Borrowers to the Administrative Agent as described in the Fee Letter.

      "Affiliate" shall mean any entity which directly or indirectly Controls, is Controlled by, or is under common Control with, any Credit Party or any Subsidiary of any Credit Party.

      "Agent" means each of the Administrative Agent and the Syndication Agent.

      "Agreement" shall mean this Amended and Restated Credit Agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated or supplemented from time to time; together with all exhibits and schedules thereto.

      "Applicable Margin" shall mean, for LIBOR Loans and Base Rate Loans, the appropriate Applicable Margins corresponding to the Leverage Ratio in effect as of the most recent Calculation Date (as defined below) as shown below:

 Tier                             Applicable Margin    Applicable Margin for
Levels        Leverage Ratio       for LIBOR Loans        Base Rate Loans
------     -------------------    -----------------    ---------------------
  1        > = 4.75 to 1.0               1.75%                  0.00%

  2        > = 3.25 to 1.0 but           1.50%                  0.00%
           < 4.75 to 1.0

  3        > = 1.75 to 1.0 but           1.25%                  0.00%
           < 3.25 to 1.0

  4        < 1.75 to 1.0                 1.00%                  0.00%

provided that, even if the Leverage Ratio shall be less than 1.75 to 1.0, the Applicable Margins set forth above for Tier Level 4 shall only be available if the Average Excess Availability as of the end of the most recently ended fiscal month equals or exceeds $20,000,000 as set forth in the Compliance Certificate most recently delivered pursuant to Section 7.1(d). If, at any time when Tier Level 4 is in effect, the Average Excess Availability shall fall below $20,000,000, then the Applicable Margins shall automatically change to Applicable Margins set forth above for Tier Level 3 without further action or notice to any Credit Party. If the Applicable Margins set forth in Tier Level 3 are in effect as a consequence of the Average Excess Availability having fallen below $20,000,000 at any time, then the Applicable Margins shall not change to Tier Level 4 unless and until (1) the Credit Parties shall deliver a Compliance Certificate, demonstrating that the Leverage Ratio is less than 1.75 to 1.00 and
(2) the Average Excess Availability is, and has for the entire period of three consecutive months most recently ended, equaled or exceeded $20,000,000.

      The Applicable Margins shall be determined and adjusted quarterly on the fifth (5th) Business Day (each a "Calculation Date") after each date on which the Administrative Agent receives the Compliance Certificate for the fiscal quarter most recently ended in accordance with the provisions of Section 7.1(d); provided, however, that: (i) commencing on the Closing Date, the Applicable Margins shall be based on Tier Level 3 of the pricing grid shown above and shall remain at Tier Level 3 until the first Calculation Date subsequent to December 31, 2005; and, thereafter, the Tier Level shall be determined by the then current Leverage Ratio (and in accordance with the proviso in the immediately preceding paragraph, the Average Excess Availability); and (ii) if the Borrowers fail to deliver a Compliance Certificate to the Administrative Agent for any fiscal quarter as required by and within the time limits set forth in Section 7.1(d), each Applicable Margin from the applicable date of such delivery failure shall be based on Tier Level 1 until five (5) Business Days after a satisfactory Compliance Certificate is delivered, whereupon the Tier Level shall be determined by the then current Leverage Ratio. Except as set forth above, each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.

      "Applicable Percentage" shall mean, with respect to any Lender with Revolving Credit Commitments, the percentage of the Revolving Credit Committed Amount represented by such Lender's Revolving Credit Commitment and identified on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender acquired its Revolving Credit Commitment, in each case, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 14.5 or in connection with an increase in the Revolving Credit Commitment in accordance with Section 2.1(e).

      "Approved Banks" shall have the meaning given to such term in the definition of "Cash Equivalents" herein.

      "Asset Disposition" shall mean the disposition (other than (i) any disposition described in clauses (a) of Section 9.3 or (ii) a disposition described in clauses (b) or (c) of Section 9.3, so long as the proceeds thereof are used to repair existing assets or acquire other assets or property useful in the relevant Credit Party's business within one hundred twenty (120) days of such disposition) of any or all of the assets (including the Capital Stock of a Credit Party or Subsidiary of a Credit Party) of any Credit Party or its Subsidiaries, whether by sale, lease, transfer or otherwise, in a single transaction, or in a series of related transactions in any consecutive twelve
(12) month period (a) that have a fair market value in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (b) for Net Cash Proceeds in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000).

      "Assignment and Acceptance" shall mean an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by the Administrative Agent and, if applicable, the Parent, in accordance with Section 14.5(f), in the form of Exhibit A.

      "Authorized Officer," for each Credit Party, shall mean its chief executive officer, chief operating officer, vice president, chief financial officer, director of treasury, or Vice President of Finance (regardless of title).

      "Average Excess Availability" shall mean that amount, determined monthly, as of the last Business Day of each calendar month, by which (A) the lesser of
(1) the Revolving Credit Committed Amount in effect on the first day of such calendar month (or the Closing Date, for the initial such partial month), or (2) the Borrowing Base reported at the end of such calendar month or, as appropriate, at the end of the calendar week closest to such month end, pursuant to Section 7.1(e), exceeds (B) the greater of (1) the total amount of Loans and Letter of Credit Obligations outstanding at the end of such calendar month, or
(2) the daily mean average amount of Loans and Letter of Credit Obligations for such calendar month.

      "Bank of America" shall have the meaning given to such term in the first paragraph hereof and shall include its successors and assigns.

      "Bank of America Account" shall mean a deposit account to be established and maintained, if necessary, in the name of the Administrative Agent at Bank of America, for the benefit of the Lenders, in respect of the Borrowers for purposes of this Agreement.

      "Base Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted Base Rate.

      "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Borrower, any Subsidiary or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

      "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

      "Borrowers" shall have the meaning given to such term in the preamble of this Agreement.

      "Borrowing Base" shall mean, at the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent which is equal to the sum of:

      (1) an amount equal to eighty-five percent (85%) of Eligible Accounts Receivable; plus

      (2) an amount equal to the lesser of:

            (i) the sum of (x) the lesser of (A) fifteen percent (15%) of Qualified Inventory (as defined below) and (B) One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000) and (y) fifty-five percent (55%) of Qualified Inventory and Non-Qualified Inventory (as each term is hereinafter defined), and

            (ii) Fifty Million Dollars ($50,000,000);

      where "Qualified Inventory" shall mean Eligible Inventory meeting the following conditions: (1) it is located at an ISA Site pursuant to an existing ISA that is then in effect with a Customer whose credit quality has been approved by the Administrative Agent in its commercially reasonable judgment; (2) Acknowledgment Agreements in regard to such Inventory in form satisfactory to the Administrative Agent have been duly executed and are then in effect, and (3) the ISA or Customer Agreement contains "buyback" or "buyout" provisions with respect to such Inventory satisfactory to the Administrative Agent; and "Non-Qualified Inventory" shall mean any Eligible Inventory except Qualified Inventory, but including any Eligible Inventory at any ISA Site which fails to meet any one of the foregoing criteria for Qualified Inventory; plus

      (3) an amount equal to the lesser of:

            (i) an amount equal to fifty-five percent (55%) of Eligible In Transit Inventory for which a documentary Letter of Credit has been issued and remains outstanding; and

            (ii) One Million Eight Hundred Seventy-Five Thousand Dollars ($1,875,000); minus

      (4) reserves in respect of Eligible Accounts Receivable and Eligible Inventory consistent with the definitions thereof, and such other reserves as may be established by the Administrative Agent from time to time in its commercially reasonable judgment.

      In determining the Borrowing Base from time to time, the Administrative Agent may, but shall not be required to, rely upon reports or analyses generated by the Credit Parties (including Borrowing Base Certificates) and reports or analyses generated by or on behalf of the Administrative Agent or any Lender. Notwithstanding anything to the contrary set forth herein, the Administrative Agent may in its commercially reasonable judgment at any time and from time to time upon three (3) Business Days prior notice, adjust the percentage of Eligible Accounts Receivable and Eligible Inventory included in the Borrowing Base; provided that the Administrative Agent shall not increase any such percentages to a percentage greater than that in effect on the Closing Date without obtaining the consent of each Lender.

      "Borrowing Base Certificate" shall have the meaning given to such term in
Section 7.1(e).

      "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

      "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

      "Capital Stock" shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits or certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Services, Inc. (any such bank, an "Approved Bank"), with such deposits or certificates having maturities of not more than one (1) year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition, and (v) investments in money market funds that are registered under the Investment Company Act of 1940, as amended, which have net assets of at least $1,000,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above. All such Cash Equivalents must be denominated solely for payment in Dollars.

      "Cash Management Bank" shall mean either (a) Bank of America or (b) Wachovia, in each case, and its affiliates and successors, in its capacity as the provider of cash management services to the Borrowers.

      "Cash Management Obligations" shall mean all present and future liabilities, obligations and Indebtedness of the Credit Parties owing to the Administrative Agent, any Lender, the Cash Management Bank, or any Affiliate thereof under or in connection with any Cash Management Services or related services or products provided by the Administrative Agent, any Lender, the Cash Management Bank or any Affiliate thereof to or for the account of the Credit Parties, including liabilities, obligations or Indebtedness in respect of automated clearing house and other fund transfers, checks, money orders, drafts, instruments, funds, payments and other items and forms of remittances paid, deposited or otherwise credited to any deposit, disbursement or other account of any Credit Party, any overdraft or other extension of credit made to cover any funds transfer, check, draft, instrument or amount paid for the account or benefit of any Credit Party, and all fees, charges, indemnities, expenses and other amounts from time to time owing to the Administrative Agent, any Lender, the Cash Management Bank or any

Affiliate thereof in connection therewith (all whether accruing before or after the commencement of any bankruptcy proceeding by or against any Credit Party and regardless of whether allowed as a claim in any such proceeding).

      "Cash Management Services" shall mean all cash management services extended by any Lender, individually, to the Borrowers or any other Credit Party in furtherance of, pursuant to, in accordance with or otherwise arising from the transactions contemplated to occur in, this Agreement or any other Loan Document including any in respect of a Lockbox or as a Lockbox Bank.

      "Casualty Loss" shall have the meaning given to such term in Section 7.10.

      "Change of Control" shall mean the occurrence of either of the following:
(i) any Person (or group of Persons acting in concert), not in Control of the Parent on the Closing Date shall acquire Control of the Parent; (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period shall cease to constitute a majority of the board of directors of the Parent other than because of the replacement as a result of death or disability of one or more such directors or (iii) the Parent shall cease to own, directly or indirectly, all of the Capital Stock of IDG or the Guarantors (except Cardinal Machinery, Inc), unless otherwise permitted by this Agreement.

      "Closing" shall mean the consummation of the making of the initial Loan by the Lenders to the Borrowers under this Agreement.

      "Closing Date" shall mean the date on which the Closing occurs.

      "Collateral" shall mean all assets and rights and interests in or to property of the Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents.

      "Commitment" shall mean the Revolving Credit Commitment of each Lender, the Swingline Commitment of the Swingline Lender and the Letter of Credit Commitments of the Issuing Banks or each, as appropriate.

      "Compliance Certificate" shall mean a certificate signed by a Authorized Officer, in substantially the form of Exhibit S, (a) such officer has caused this Agreement to be reviewed and has no knowledge of any Default or Event of Default during such month or quarter or at the end of such year, or, if such officer has such knowledge, specifying each Default or Event of Default and the nature thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants contained in Article 8, if applicable,
(c) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in
Section 6.6 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (d) setting forth the Leverage Ratio as of the end of the applicable fiscal quarter and year for purposes of determining the Applicable Margin

      "Consolidated" or "consolidated" with reference to any term defined herein, shall mean that term as applied to the accounts of the Parent and all of its consolidated Subsidiaries, consolidated in accordance with GAAP.

      "Consolidated Capital Expenditures" shall mean, for any applicable period of computation, an amount equal to the consolidated aggregate expenditures of the Parent and its consolidated Subsidiaries during such fiscal period for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP.

      "Consolidated Cash Taxes" shall mean, for any applicable period of computation, the aggregate of all taxes of the Parent and its consolidated Subsidiaries on a consolidated basis determined in accordance with applicable law and GAAP applied on a consistent basis, to the extent the same are paid in cash during such period. The applicable period of computation shall be for the twelve (12) consecutive fiscal months of the Parent ending as of the date of determination.

      "Consolidated EBITDA" shall mean, for any applicable period of computation, Consolidated Net Income plus to the extent the following items are deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) Consolidated Cash Taxes for such period, and (iii) depreciation, amortization and other non-cash charges for such period.

      "Consolidated Fixed Charges" shall mean, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Interest Expense for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period plus (iii) Consolidated Cash Taxes for such period, plus (iv) Restricted Payments paid in cash by the Parent during such period.

      "Consolidated Funded Debt" shall mean, as of any date of determination, all Funded Indebtedness of the Parent and its consolidated Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP.

      "Consolidated Interest Expense" shall mean, for any applicable period of computation, interest expense, net of interest income, of the Parent and its consolidated Subsidiaries for such period, as determined in accordance with GAAP.

      "Consolidated Net Income" shall mean, for any applicable period of computation, the consolidated net income (or net deficit) of the Parent and its consolidated Subsidiaries for such period, after deduction of all expenses, taxes and other proper charges, all as determined in accordance with GAAP.

      "Consolidated Scheduled Funded Debt Payments" shall mean, for any applicable period of computation for the Parent and its consolidated Subsidiaries on a consolidated basis, the sum of all regularly scheduled payments of principal on Consolidated Funded Debt for such period (including the principal component of any payments due on Capital Leases).

      "Contractual Obligations" shall mean, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

      "Control" and its correlative components, "Controlled" and "Controlling" shall mean the possession, directly or indirectly, of the power to (i) vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors (or similar governing board) of such Person, or (ii) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

      "Credit Party" and "Credit Parties" shall have the meaning given to such term in the preamble of this Agreement.

      "Customer" shall mean a Person to whom any Credit Party sells goods or provides services pursuant to an ISA or other agreement and pursuant to which the Inventory of such Credit Party is situated on the Property of such Person.

      "Customer Agreement" shall mean a Customer Waiver and Consent Agreement, substantially in the form of Exhibit B (or such other form as shall be acceptable to the Administrative Agent in its commercially reasonable judgment), between a Customer and the Administrative Agent.

      "Default" shall mean an event, condition or default which, with the giving of notice, the passage of time or both, would become an Event of Default.

      "Default Rate" shall have the meaning given to such term in Section 4.2.

      "Defaulting Lender" shall have the meaning given to such term in Section 2.1(d)(iii).

      "DOL" shall mean the U.S. Department of Labor and any successor department or agency.

      "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

      "Domestic Subsidiaries" shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of the United States, any State of the United States or the District of Columbia.

      "Eligible Accounts Receivable" shall mean the aggregate face amount of the Credit Parties' Accounts that conform to the warranties contained herein and at all times continue to be acceptable to the Administrative Agent in its commercially reasonable judgment, less the aggregate amount of all returns, discounts, claims, credits, charges (including warehousemen's charges) and allowances of any nature (whether issued, owing, granted or outstanding); provided, however, that, subject to the succeeding paragraph hereof, no Account shall be deemed to be an Eligible Account Receivable if:

            (i) it arises out of a sale or lease made by any Credit Party to an Affiliate; or

            (ii) the Account is unpaid more than ninety (90) days after the original invoice date; or

            (iii) the invoice for such Account provides that payment is due more than sixty (60) days from the date of such invoice.

            (iv) the Account is from the same account debtor (or any affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from such account debtor (or any affiliate thereof) are unpaid more than ninety (90) days after the original invoice date; or

            (v) the amount of the Account, when aggregated with all other Accounts of the same account debtor, exceeds fifteen percent (15%) in face value of all Eligible Accounts Receivable of the Credit Parties then outstanding, to the extent of such excess; or

            (vi) (A) the account debtor is also a creditor of any Credit Party, to the extent of the amount owed by such Credit Party to the account debtor, (B) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Credit Party, which has not been resolved, to the extent of the amount of such dispute or claim,
      (C) the Account otherwise is or may become subject to any right of setoff by the account debtor, to the extent of the amount of such setoff; or

            (vii) unless otherwise agreed by the Administrative Agent in its commercially reasonable judgment, the Account is owing by an account debtor that has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to such account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if such account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

            (viii) the sale is to an account debtor outside the continental United States, unless the sale is (A) on letter of credit, guaranty or acceptance terms, or subject to credit insurance, in each case acceptable to the Administrative Agent in its commercially reasonable judgment, or
      (B) otherwise approved by and acceptable to the Administrative Agent in its commercially reasonable judgment; or

            (ix) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

            (x) the Administrative Agent believes, in its commercially reasonable judgment, that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor's financial inability to pay; or

            (xi) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. ss. 3727 et seq.); or

            (xii) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or its designee or the services giving rise to such Account have not been performed by or on behalf of the applicable Credit Party and accepted by the account debtor or its designee or the Account otherwise does not represent a final sale; or

            (xiii) the Accounts owing by a particular account debtor exceed a credit limit as to that account debtor determined by the Administrative Agent, in its commercially reasonable judgment, to the extent such Accounts owing by the particular account debtor exceed such limit; or

            (xiv) the Administrative Agent does not have a first priority, perfected security interest in the Account; or

            (xv) the Administrative Agent, in the exercise of its commercially reasonable judgment, determines it to be ineligible.

      In addition to the foregoing, Eligible Accounts Receivable shall include such Accounts as the Borrowers shall request and that the Administrative Agent approves in advance, in writing and in its commercially reasonable judgment.

      "Eligible In Transit Inventory" shall mean Inventory of any Credit Party recorded on the books and records of such Credit Party in the ordinary course of the business operations of such Credit Party valued on a first in first out basis at the lower of (a) the fair market value of such Inventory, or (b) the cost charged by suppliers which are not Affiliates of any Credit Party, which Inventory satisfies all of the requirements of Eligible Inventory other than items (i)(c) and (v) thereof, and which Inventory satisfies each of the following additional requirements:

      (i) the seller of such Inventory received a documentary Letter of Credit with respect to the invoiced cost of such inventory (including, where applicable, any related freight or insurance fees);

      (ii) title to such Inventory has passed from the seller of such Inventory to a Credit Party;

      (iii) such Inventory has been delivered into the possession of an industry recognized common carrier for shipment overseas and has left its country of origin;

      (iv) a bill of lading representing such Inventory that names the Administrative Agent (or such other Person as the Administrative Agent may require by notice to the Parent) as consignee has been received by or on behalf of the applicable Credit Party;

      (v) such Inventory is fully insured pursuant to policies of insurance that have been assigned to the Administrative Agent in accordance with the provisions of Section 7.10; and

      (vi) such Inventory has not been in transit for longer than ninety days;

provided, however, that (A) the aggregate amount of Eligible In Transit Inventory shall be computed net of such reserves for slow moving and other ineligible inventory as the Administrative Agent shall reasonably deem appropriate, (B) the Administrative Agent may in its reasonable credit judgment exclude particular items of Inventory from the definition of Eligible In Transit Inventory and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any item of Inventory to be deemed to be Eligible In Transit Inventory hereunder, and (C) such Inventory deemed to be Eligible In Transit Inventory at any one point in time but thereafter fails to satisfy the above requirements may be excluded or may otherwise be excluded by the Administrative Agent in its commercially reasonable judgment at a future point in time.

      "Eligible Inventory" shall mean

      (i) the aggregate gross amount of each Credit Party's Inventory consisting of raw materials and finished goods, valued at the lower of cost (on a FIFO basis) or market, which

            (A) is owned solely by such Credit Party and with respect to which such Credit Party has good, valid and marketable title (and , for avoidance of doubt, Eligible Inventory will not include any "Inventoried Customer Items" (as defined in any ISA),

            (B) is subject to a valid, enforceable and first priority Lien in favor of Administrative Agent;

            (C) is located in the United States; and

            (D) is not obsolete or slow moving and for which a markdown reserve has not been made, and which otherwise conforms to the warranties contained herein and which at all times continues to be acceptable to the Administrative Agent in its commercially reasonable judgment,

      (ii) less Inventory consisting of supplies,

      (iii) less markdown reserves,

      (iv) less any goods returned or rejected by such Credit Party's customers for which a credit has not yet been issued,

      (v) less goods in transit to third parties,

      (vi) less damaged Inventory;

      (vii) less a reserve equal to the amount of all sums owed or owing by such Credit Party to any of those vendors holding purchase money Liens on any Inventory of such Credit Party on the Closing Date, as more particularly described in Schedule 1.1C, unless the Borrowers have obtained an agreement of such vendor (a "Subordinating Vendor") that its Lien on such Inventory shall be subordinate to the Lien of the Administrative Agent thereon, in a form and substance satisfactory to the Administrative Agent in its commercially reasonable judgment (such agreements herein called "Vendor Subordination Agreements");

      (viii) less any reserves required by the Administrative Agent in its commercially reasonable judgment for special order goods and market value declines,

      (ix) less any Inventory which is held by any Credit Party pursuant to consignment, sale or return, sale on approval or similar arrangement, and

      (x) less any Inventory that the Administrative Agent determines in its commercially reasonable judgment to be ineligible.

      Without limitation of the foregoing, to the extent that any Inventory is at any time situated on real property that is not owned by a Credit Party, including, for this purpose any real property (A) rented or leased by a Credit Party from a third party, including a Customer or the landlord of a Customer,
(B) owned and operated by a warehouseman for use by a Credit Party (among others), (C) owned and operated by any filler, processor, packer or finisher of Inventory (the foregoing called, collectively, "Third Party Property"), then (1) with respect to Inventory located at Third Party Property on the Closing Date, such Inventory will be ineligible hereunder ninety (90) days after the Closing Date unless, within such period and (2) with respect to Inventory located at Third Party Property pursuant to a Customer Agreement, lease agreement, warehouseman agreement or filler, processor, packer or finisher agreement entered into on or after the Closing Date, such Inventory will be ineligible hereunder unless, either (A) the Credit Parties have obtained Acknowledgement Agreements, in form and substance satisfactory in the commercially reasonable judgment of the Administrative Agent in regard thereto, and for each Acknowledgement Agreement delivered to the Administrative Agent that was in effect under the Existing Credit Agreement (or any credit agreement prior to the Existing Credit Agreement), a letter, in form and substance satisfactory to the Administrative Agent, from the Customer or the landlord party to such Acknowledgement Agreement acknowledging that such Acknowledgement Agreement is still in effect with respect to the Loans and this Agreement, and, to the extent any such Inventory is on consignment (as defined in the UCC), such Credit Party has obtained the "consignment notice" UCC financing statements referenced
Section 5(h) of the Security Agreement in regard thereto; or, (B) in lieu of the foregoing, the Administrative Agent has imposed reserves on borrowing availability sufficient, in the commercially reasonable judgment of the Administrative Agent, to protect the interests of the Lenders in regard thereto (the foregoing called "Inventory Protective Measures"). In addition to the foregoing, Eligible Inventory shall include such items of such Credit Party's Inventory as such Credit Party shall request and that the Administrative Agent approves in advance, in writing and in its commercially reasonable judgment.

      "Equipment" shall mean all of each Credit Party's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers not subject to a certificate of title), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of a Credit Party in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

      "ERISA Affiliate" shall mean any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Credit Parties or any Subsidiary; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Credit Parties or any Subsidiary; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Parent or any of its Subsidiaries, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

      "Event of Default" shall have the meaning given to such term in Article
11.

      "Excess Availability", as of any day, shall mean that amount by which (A) the lesser of (1) the Revolving Credit Committed Amount on such day or (2) the Borrowing Base, as then most recently delivered pursuant to Section 7.1(e), exceeds (B) the total amount of Loans and Letter of Credit Obligations outstanding on such date.

      "Excess Funding Guarantor" shall have the meaning given o such term in
Section 15.7.

      "Excess Payment" shall have the meaning given o such term in Section 15.7.

      "Excluded Taxes" shall have the meaning given to such term in Section 2.6.

      "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "Fee Letter" shall mean the letter agreement, dated May 3, 2005, by and between the Administrative Agent and the Parent regarding the fees to be paid by the Parent to the Administrative Agent, as it may be supplemented, modified or amended from time to time.

      "Fees" shall mean, collectively, the Administrative Agent's Fees, the Lenders' Fees, the Unused Line Fee, the Letter of Credit Fees and the Issuing Bank Fees payable hereunder.

      "Financials" shall have the meaning given to such term in Section 6.6.

      "Fixed Charge Coverage Ratio" shall mean, as at any date, the ratio of
(i)(A) Consolidated EBITDA for the period of twelve consecutive fiscal months ending on or most recently ended prior to such date minus (B) Unfinanced Capital Expenditures made during such period to
(ii) Consolidated Fixed Charges for such period.

      "Foreign Lender" shall have the meaning given to such term in Section 2.6(a).

      "Foreign Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

      "Funded Indebtedness" shall mean, with respect to any Person, without duplication, (i)(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed) and (g) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, and (ii) all Indebtedness of another Person of the type referred to in clause (i) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (iii) all guaranties of such Person with respect to Indebtedness of the type referred to in clause (i) above of another Person and (iv) Indebtedness of the type referred to in clause (i) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto. Notwithstanding anything in this definition to the contrary, operating leases shall not be deemed to be Funded Indebtedness.

      "Funding Bank" shall have the meaning given to such term in Section 4.7.

      "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof and, in respect of the Credit Parties, applied on a consistent basis with the Financials.

      "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

      "Guaranteed Obligations" shall have the meaning given to such term in
Section 15.1.

      "Guarantor Subordinated Debt" shall have the meaning given to such term in
Section 15.9.

      "Guarantor" and "Guarantors" shall have the meanings given to such term in the preamble of this Agreement.

      "Hedging Agreements" shall mean any Interest Rate Protection Agreement or other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements.

      "Highest Lawful Rate" shall mean, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Agreement, under the laws of the Commonwealth of Massachusetts or the State of Georgia (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under Massachusetts, Georgia or such other jurisdiction's law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and any other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

      "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranties of such Person with respect to Indebtedness of the type referred in this definition of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Interest Rate Protection Agreements, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed),
(k) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (l) the principal portion of all obligations of such Person under off-balance sheet financing arrangements and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

      "Independent Accountant" shall mean a firm of independent public accountants of nationally recognized standing selected by the Board of Directors of the Parent, which is "independent" as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

      "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements between any Borrower and any Lender, or any affiliate of a Lender.

      "Internal Revenue" shall mean the Internal Revenue Service and any successor agency.

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all rules and regulations promulgated thereunder.

      "Inventory" shall mean all of each Credit Party's inventory, including (i) all raw materials, work in process, finished goods, parts, components, assemblies, supplies and materials sold, used or consumed in such Credit Party's business; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (iii) all goods returned to or repossessed by such Credit Party.

      "Investment" in any Person shall mean (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise, but exclusive of the acquisition of inventory, supplies, equipment and other property or assets used or consumed in the ordinary course of business of the applicable Credit Party or its Subsidiary and Consolidated Capital Expenditures not otherwise prohibited hereunder) of assets, shares of Capital Stock, bonds, notes, debentures, partnership interests, joint ventures or other ownership interests or other securities of such Person, (ii) any deposit (other than deposits constituting a Permitted Lien) with, or advance, loan or other extension of credit (other than sales of inventory on credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and sales on credit of the type described in clauses (c) or (d) of
Section 9.3) to, such Person or (iii) any other capital contribution to or investment in such Person, including any obligation incurred for the benefit of such Person. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a guaranty shall be taken at not less than the maximum principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof. Without limitation of the foregoing, the term "Investments" shall include Acquisitions.

      "ISA" shall mean an integrated supply agreement between a Credit Party, as supplier, and a Customer, as recipient, of certain goods and services.

      "ISA Site" shall mean the location of a Customer party to an ISA with a Credit Party at which Inventory identified to such ISA is located.

      "Issuing Banks" shall mean with respect to any Letters of Credit, Wachovia and Bank of America.

      "Issuing Bank Fees" shall have the meaning given to such term in Section 4.5(b).

      "Landlord Agreement" shall mean a Landlord Waiver and Consent Agreement, substantially in the form of Exhibit C (or such other form as shall be acceptable to the Administrative Agent in its commercially reasonable judgment), between a Credit Party's landlord and the Administrative Agent, acknowledging and agreeing, among other things, (i) that any Liens of such Landlord on any of the property of such Credit Party or any Subsidiary shall be subordinate to the Liens of the Administrative Agent thereon, on terms and conditions acceptable to the Administrative Agent, in its commercially reasonable judgment, and (ii) to permit the Administrative Agent access to the property for the purposes of exercising its remedies under the Security Agreement. The term "Landlord Agreement," when used in respect of fillers, processors, packers or finishers, shall mean a Landlord Waiver and Consent Agreement augmented as appropriate to accommodate the special and more limited interests of such third parties.

      "Leases" shall have the meaning given to such term in Section 6.19.

      "Lender" shall have the meaning given to such term in the preamble of this Agreement. The term "Lender" shall also include the Swingline Lender, as appropriate.

      "Lenders' Fees" shall mean the non-refundable fees payable to each of the Lenders as set forth in each of the Lender's respective fee letters with the Administrative Agent.

      "Letter of Credit Committed Amount" shall have the meaning given to such term in Section 3.1.

      "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

      "Letter of Credit Fee" shall have the meaning given to such term in
Section 4.5(a).

      "Letter of Credit Obligations" shall mean, at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus
(ii) the aggregate amount of all drawings under Letters of Credit for which the Issuing Banks have not at such time been reimbursed, plus (iii) without duplication, the aggregate amount of all payments made by each Lender to the Issuing Banks with respect to such Lender's participation in Letters of Credit as provided in Section 3.3 for which the Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

      "Letters of Credit" shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by the Issuing Banks for the account of the Borrowers pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.

      "Leverage Ratio" shall mean as of the last day of any fiscal quarter, the ratio of (i) Consolidated Funded Debt as of such day to (ii) Consolidated EBITDA for the period of twelve (12) consecutive fiscal months ending on or most recently ended prior to such day.

      "LIBO Rate" shall mean, with respect to any LIBOR Borrowing for any LIBOR Interest Period, the rate per annum (rounded upwards, as necessary, to the nearest 1/100 of 1%), equal to the British Bankers Association LIBOR Rate ("BBA LIBOR") as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such LIBOR Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such LIBOR Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such LIBOR Borrowing for such LIBOR Interest Period shall be the average of the rates at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such LIBOR Interest Period, are offered by four major banks in the London interbank market as selected by the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such LIBOR Interest Period.

      "LIBOR" when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

      "LIBOR Interest Period" shall mean with respect to any LIBOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Parent may elect; provided, that (i) if any LIBOR Interest Period would end on a day other than a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day and (ii) any LIBOR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such LIBOR Interest Period) shall end on the last Business Day of the last calendar month of such LIBOR Interest Period. For purposes hereof, the date of an advance initially shall be the date on which such advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such advance. Notwithstanding the foregoing, if any LIBOR Interest Period for any advance would otherwise end after the Maturity Date, such LIBOR Interest Period shall end on the Maturity Date.

      "LIBOR Loan" shall mean a Loan bearing interest based at a rate determined by reference to the Adjusted LIBO Rate.

      "Lien(s)" shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage, or other encumbrance.

      "Loan" or "Loans" shall mean the Revolving Loans (or a portion of any Revolving Loan), the Swingline Loans, individually or collectively, as appropriate.

      "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Letter of Credit Documents, the Security Documents and all other documents, agreements, instruments and certificates executed and delivered by any Credit Party in connection herewith or therewith, as the same may be modified, amended, extended, restated or supplemented from time to time. The term "Loan Documents" shall not include, however, Interest Rate Protection Agreements.

      "Lockbox" shall have the meaning given to such term in Section 2.3(b)(i).

      "Lockbox Account" shall have the meaning given to such term in Section 2.3(b)(ii)(A).

      "Lockbox Agreement" shall have the meaning given to such term in Section 2.3(b)(ii).

      "Lockbox Bank" shall have the meaning given to such term in Section 2.3(b)(i).

      "Material Adverse Change" shall mean a material adverse change in (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the Collateral, (c) the ability of either Borrower, individually, or the Credit Parties, taken as a whole, to perform its or their respective obligations under the Loan Documents, or (d) the rights and remedies of the Lenders hereunder; in each case, as determined by the Administrative Agent in its commercially reasonable judgment.

      "Material Adverse Effect" shall mean a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the Collateral, (c) the ability of either Borrower, individually, or the Credit Parties, taken as a whole, to perform its or their respective obligations under the Loan Documents, or (d) the rights and remedies of the Lenders hereunder; in each case, as determined by the Administrative Agent in its commercially reasonable judgment.

      "Maturity Date" shall mean July 18, 2010.

      "Merchandise Returns" shall mean any of the products sold by the Credit Parties or any of their Subsidiaries that are returned.

      "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by any Credit Party, any Subsidiary or any ERISA Affiliate or (ii) with respect to which any Credit Party or any Subsidiary may incur any liability.

      "Net Cash Proceeds" shall mean the aggregate cash proceeds received by any Credit Party in respect of any Asset Disposition, net of (a) direct costs (including legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include any cash received upon the sale or other disposition of any non-cash consideration received by a Credit Party in any Asset Disposition.

      "Note" or "Notes" shall mean the Revolving Notes and the Swingline Note, individually or collectively, as appropriate.

      "Notice of Borrowing" shall have the meaning given to such term in Section 2.1(d)(i).

      "Notice of Extension/Conversion" shall mean a written request signed by a Authorized Officer for the conversion of Base Rate Loans into LIBOR Loans or for the continuation of an existing LIBOR Loan for an additional LIBOR Interest Period in accordance with Section 2.9, in substantially the form of Exhibit I.

      "Obligations" shall mean the Loans, any other loans and advances or extensions of credit made or to be made by any Lender to any Credit Party, or to others for any Credit Party's account in each case pursuant to the terms and provisions of this Agreement, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and, including any reimbursement obligation or indemnity of the Credit Parties on account of Letters of Credit and all other Letter of Credit Obligations, all Cash Management Obligations, and all indebtedness, fees, liabilities and obligations which may at any time be owing by any Credit Party to any Lender, the Issuing Banks, the Cash Management Bank, the Administrative Agent or any of their Affiliates, in each case, pursuant to this Agreement or any other Loan Document, whether now in existence or incurred by a Credit Party from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of a Credit Party's assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether such Credit Party is liable to such Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise. "Obligations" shall also include any other Indebtedness owing to any Lender by any Credit Party under this Agreement and the other Loan Documents, any Credit Party's liability to any Lender pursuant to this Agreement as maker or endorser of any promissory note or other instrument for the payment of money, any Borrower's liability to any Lender pursuant to this Agreement or any other Loan Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender may make or issue to others for any such Credit Party's account pursuant to this Agreement, including any accommodation extended with respect to applications for Letters of Credit, and all liabilities and obligations owing from any Borrower to any Lender, or any affiliate of a Lender, arising under Interest Rate Protection Agreements entered into for the purpose of hedging interest rate risk under this Agreement and the other Loan Documents. "Obligations" shall also include, to the extent not otherwise expressly provided above and in any event, any indebtedness arising hereunder or under any Loan

Document to the Administrative Agent, the Swingline Lender or Bank of America, individually, including all indebtedness arising under or in respect of the provision of any Cash Management Services.

      "Other Taxes" shall have the meaning given to such term in Section 2.6(c).

      "Overadvances" shall have the meaning given to such term in Section
2.1(f).

      "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

      "Permitted Acquisition" shall mean:

      (a) any Acquisition which is approved for consideration hereunder as a "Permitted Acquisition" by Administrative Agent and which meets each of the following conditions:

            (i) at least fifteen (15) days prior to the intended closing date of such Acquisition, the Administrative Agent shall have received a report from the Parent setting forth all financial and related information concerning the Acquisition, in such form, manner and detail as then reasonably requested;

            (ii) on or prior to the date of the closing of the Acquisition, the board of directors of the Acquisition Target (as hereinafter defined) shall have approved the Acquisition; i.e., it is not a "hostile" Acquisition;

            (iii) the Person, operating assets or line of business acquired (herein, the "Acquisition Target"), must be in substantially similar line of business as conducted (or proposed to be conducted) by the Parent and its Domestic Subsidiaries as of the Closing Date or a business reasonably related thereto;

            (iv) no Event of Default or Default shall exist at the time of such Acquisition or shall result from, or be caused by, its consummation;

            (v) the Administrative Agent shall have received at least three (3) Business Days prior to the intended closing date of such Acquisition or the date of their intended execution (if required or permitted to be executed prior to such Acquisition being consummated, whichever is the earlier), copies of all documents, instruments and agreements to be executed by the Parent or any of its Subsidiaries evidencing, governing or relating to such Acquisition (the "Acquisition Documents"), and the Administrative Agent, in the exercise of its commercially reasonable judgment, shall be satisfied therewith and with any change in the organization structure of the Parent and its Subsidiaries resulting therefrom;

            (vi) contemporaneously with the closing of such Acquisition, the Administrative Agent shall have received (A) such documents and instruments as may be necessary to grant or confirm to the Administrative Agent a Lien on or security interest in the equity interests, operating assets or line of business so acquired subject to no other Liens, except Permitted Liens, and (B) if the Person is acquired by, and not merged into, a Credit Party, and the Person is a Domestic Subsidiary, the joinder of such Person as an Guarantor pursuant to Section 7.16;

            (vii) at the time of the closing of such Acquisition, the Parent shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating to the satisfaction of the Administrative Agent the Credit Parties' compliance with all financial covenants set forth in

      Article 8 then in effect, if any, on a pro forma basis, giving effect to such Acquisition as of the last day of the then most recently ended fiscal quarter of the Parent for which financial reports are then available, on an historical basis, for the four (4) consecutive fiscal quarters then ending, as reflected on restated financial statements (including income statements, balance sheets and cash flow summaries) for such fiscal period;

            (viii) at the time of closing of such Acquisition, the Parent must also be able to demonstrate to the Administrative Agent's satisfaction that, on a pro forma basis, (A) subject to clause (x) below, after giving effect to such Acquisition and any Loans or Letters of Credit associated therewith, Average Excess Availability shall be at least Ten Million Dollars ($10,000,000) and (B) after factoring in the Acquisition Target's share as a Subsidiary of the Parent of historical overhead, debt service and similar costs allocated to the Parent's Subsidiaries over the period of four (4) consecutive fiscal quarters of the Parent most recently ended prior to the Acquisition for which financial statements are available, the Parent and its consolidated Subsidiaries have a Leverage Ratio of not more than 4.75:1;

            (ix) the aggregate amount of Revolving Loans applied to the consideration paid by the Parent or any Subsidiary for such Acquisition, (the "Total Acquisition Loans") shall not exceed for all Permitted Acquisitions Fifteen Million Dollars ($15,000,000) during any fiscal year; provided that there shall be no limit on Total Acquisition Loans if, on a pro forma basis, after giving effect to such Acquisition and any Loans or Letters of Credit associated therewith and subject to clause (x) below, Average Excess Availability shall be at least Twenty Million Dollars ($20,000,000); and

            (x) no Accounts or Inventory of any Acquisition Target shall be included as Eligible Accounts Receivable or Eligible Inventory hereunder unless approved by the Administrative Agent following such field audit and other diligence as it shall deem appropriate; or

      (b) any other Acquisition which has been approved by the Required Lenders.

      "Permitted Indebtedness" shall mean:

            (i) Indebtedness to the Lenders with respect to the Loans, the Letters of Credit or otherwise, pursuant to the Loan Documents;

            (ii) trade payables incurred in the ordinary course of a Credit Party's business;

            (iii) purchase money Indebtedness (including Capital Leases) hereafter incurred by the Credit Parties or any of their Subsidiaries to finance the purchase of Equipment; provided that (A) the total of all such Indebtedness for all such Persons, taken together, shall not exceed an aggregate principal amount of Five Million Dollars ($5,000,000) at any one time outstanding (including any purchase money Indebtedness incurred to finance Equipment existing on Closing Date and referred to in clause (v) immediately below); (B) such Indebtedness when incurred shall not exceed the purchase price of the Equipment so financed; and (C) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

            (iv) obligations of a Credit Party in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

            (v) Indebtedness described on Schedule 1.1C and any refinancings of such Indebtedness; provided that the aggregate principal amount of such Indebtedness is not increased, the scheduled maturity dates of such Indebtedness are not shortened and such refinancing is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness being refinanced;

            (vi) Indebtedness acquired or incurred in connection with any Permitted Acquisition; and

            (vii) other, unsecured Indebtedness, not otherwise permitted in clauses (i) through (vi) above, not to exceed, however, in aggregate amount outstanding at any one time, the sum of Five Million Dollars ($5,000,000).

      "Permitted Investments" shall mean:

            (i) Cash Equivalents;

            (ii) interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program; provided, however, that the Credit Parties may, in the ordinary course of their respective businesses, maintain in their disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits;

            (iii) Investments existing on the Closing Date and set forth on
      Schedule 1.1D;

            (iv) advances to officers, directors and employees for expenses incurred or anticipated to be incurred in the ordinary course in an aggregate amount outstanding not in excess of $50,000 at any time;

            (v) loans and Investments by any Credit Party in any other Credit Party;

            (vi) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (vii) Permitted Acquisitions; and

            (viii) other investments, not described in clauses (i) through (vii) above, which may be made at any time that no Default or Event of Default exists, not to exceed, however, in aggregate amount subsequent to the Closing Date, Five Hundred Thousand Dollars ($500,000).

      "Permitted Liens" shall mean:

            (i) Liens granted to the Administrative Agent or any Lender by the Credit Party pursuant to any Security Document;

            (ii) Liens on fixed assets securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 9.2; provided that any such Lien attaches to such assets concurrently with or within thirty (30) days after the acquisition thereof and only to the assets to be acquired or to other fixed assets (but, in the latter case, any such Lien shall be subject and subordinate to the Lien of the Administrative Agent thereon);

            (iii) Liens of warehousemen, mechanics, materialmen, workers, repairmen, fillers, packagers, processors, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or which are being diligently contested in good faith by the relevant Credit Party by appropriate proceedings; provided that in any such case an adequate reserve is being maintained by such Credit Party for the payment of same;

            (iv) attachment or judgment Liens which individually or in the aggregate would not result in an Event of Default;

            (v) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being diligently contested in good faith by a Credit Party by appropriate proceedings; provided that in any such case an adequate reserve is being maintained by such Credit Party for the payment of same in accordance with GAAP;

            (vi) zoning ordinances, easements, covenants and other customary restrictions on the use of real property and other title exceptions that do not interfere in any material respect with the ordinary course of business;

            (vii) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance;

            (viii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, regulatory or statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

            (ix) Liens on inventory securing purchase money Indebtedness, to the extent existing on the Closing Date and disclosed on Schedule 1.1C; and

            (x) other Liens (if any) listed on Schedule 1.1B.

      "Person" shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

      "Plan" shall mean any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Credit Party or any Subsidiary, or with respect to which any Credit Party or any such Subsidiary may incur liability.

      "Pledge Agreement" shall mean the Amended and Restated Pledge Agreement, of even date herewith, between the Administrative Agent and the Credit Parties, in the form of Exhibit D.

      "Pledged Collateral" shall have the meaning given to such term in the Pledge Agreement.

      "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Bank of America, N.A., as its prime rate for commercial loans in effect at its principal office in Boston, Massachusetts, which rate is not necessarily the lowest rate charged by Bank of America, N.A. to its most preferred customers; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

      "Proprietary Rights" shall have the meaning given to such term in Section 6.17.

      "Pro Rata Share" shall have the meaning given to such term in Section
15.7.

      "Protective Advances" shall have the meaning given to such term in Section 2.1(f).

      "Real Estate" shall mean any real property owned or leased by the Credit Parties described in Schedule 6.19, together with all Structures thereon.

      "Reportable Event" shall mean any of the events described in Section 4043 of ERISA and the regulations thereunder.

      "Required Lenders" shall mean those Lenders having Revolving Loans, Letter of Credit Obligations and unused Revolving Credit Commitments representing more than 50% of the sum of the aggregate Revolving Loans, Letter of Credit Obligations and unused Revolving Credit Commitments of all Lenders at such time; provided that if there is more than one Lender, "Required Lenders" shall consist of at least two Lenders.

      "Restricted Payment" shall mean (i) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any Subsidiary, as the case may be, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any Subsidiary now or hereafter outstanding by such Credit Party or any Subsidiary, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, (iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of any Credit Party or any Subsidiary now or hereafter outstanding, or (iv) any payment to any Affiliate of any Credit Party, except to the extent otherwise expressly permitted in this Agreement.

      "Retiree Health Plan" shall mean an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

      "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Revolving Loans in a principal amount up to such Lender's Applicable Percentage of the Revolving Credit Committed Amount.

      "Revolving Credit Committed Amount" shall mean the aggregate revolving credit line extended by the Lenders to the Borrowers for Revolving Loans, Swingline Loans and Letters of Credit pursuant to and in accordance with the terms of this Agreement, in an amount up to Seventy-Five Million Dollars ($75,000,000), as such revolving credit line may be increased in accordance with
Section 2.1(e) or reduced in accordance with Section 2.2(c).

      "Revolving Loans" shall have the meaning given to such term in Section 2.1(b)(i)) and shall include Revolving Loans made as Base Rate Loans (including Overadvances and Protective Advances) and Revolving Loans made as LIBOR Loans.

      "Revolving Notes" shall have the meaning given to such term in Section 2.1(c).

      "Security Agreement" shall mean the Amended and Restated Security Agreement, of even date herewith, between the Administrative Agent and the Credit Parties, in the form of Exhibit E.

      "Security Documents" shall mean, collectively, the Pledge Agreement, the Security Agreement, Trademark Security Agreement, any Acknowledgment Agreement and any Lockbox Agreement.

      "Sole Lead Arranger" shall mean Banc of America Securities, LLC.

      "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which any Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

      "Structures" shall mean all plants, offices, manufacturing facilities, warehouses, administration buildings and related facilities of the Credit Parties located on the Real Estate described on Schedule 6.19.

      "Subsidiary" shall mean, as to any Person, (a) any corporation more than fifty percent (50%) of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time. Without limitation of the foregoing, unless otherwise provided herein, the term "Subsidiary" when used herein shall mean and refer to each Subsidiary of any Credit Party or each Credit Party, as appropriate.

      "Swingline Committed Amount" shall have the meaning given to such term in
Section 2.10(a).

      "Swingline Commitment" shall mean the commitment of the Swingline Lender to make Swingline Loans in up to the Swingline Committed Amount in accordance with Section 2.10.

      "Swingline Lender" shall mean Bank of America, acting in such capacity pursuant to Section 2.10, or any successor to Bank of America acting in such capacity.

      "Swingline Loan" shall have the meaning given to such term in Section 2.10(a).

      "Swingline Note" shall have the meaning given to such term in Section 2.10(d).

      "Syndication Agent" means Wachovia, in its capacity as Syndication Agent for the Lenders hereunder.

      "Taxes" shall mean any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon.

      "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Credit Party, any Subsidiary or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan.

      "Total Gross Availability" shall mean, at any time, the lesser of (i) the Borrowing Base at such time and (ii) the Revolving Credit Committed Amount at such time.

      "Trademark Security Agreement" shall have the meaning given to such term in Section 5.1(u).

      "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts.

      "Unfinanced Capital Expenditures" shall mean, for any applicable period of computation, capital expenditures made during such period and not financed from the proceeds of Funded Indebtedness (excluding the Loans).

      "Unused Line Fee" shall mean the fee payable to the Administrative Agent for the account of each Lender in respect of the Revolving Credit Committed Amount in an aggregate amount equal to (i) the positive difference, if any, between (A) the Revolving Credit Committed Amount in effect at such time and (B) the average daily Loans and the Letter of Credit Obligations outstanding during such calendar month, multiplied by (ii) 0.25% for the number of days in said calendar month.

      "Wachovia" shall have the meaning given to such term in the first paragraph hereof and shall include its successors and assigns.

      "Voting Stock" shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

      1.2   ACCOUNTING TERMS AND DETERMINATIONS.

      Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Article 8 hereof and otherwise to be made under this Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the Financials. All financial statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the Financials, the Compliance Certificate required to be delivered pursuant to Section 7.1(d) shall include calculations setting forth the adjustments necessary to demonstrate how the Parent and its Subsidiaries are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If the Credit Parties shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

      The Parent shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual financial statements required to be delivered pursuant to Section 7.1(a), (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

      1.3   OTHER DEFINITIONAL TERMS.

      Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided. References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. References to any times herein shall refer to Eastern Standard or Day Light time, as applicable, in Boston, Massachusetts.

      1.4   JOINT AND SEVERAL OBLIGATIONS.

      The term "Borrowers" refers to both the Parent and IDG. All Obligations are joint and several between the Parent and IDG. All representations and covenants shall apply and be applied to each of the Parent and IDG separately as well as jointly and are made by each of the Parent and IDG. A breach of this Agreement by, or the occurrence of an Event of Default with respect to, any one Borrower shall be deemed to be a breach or an Event of Default (as the case may be) as to both.

                                    ARTICLE 2

                                      LOANS

      2.1   LOANS.

            (a) Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to lend to the Borrowers at any time or from time to time on or after the Closing Date and before the Maturity Date, such Lender's Applicable Percentage of the Revolving Loans as may be requested or deemed requested by the Borrowers in accordance with the terms and conditions of this Agreement. To the extent that any Lender's Applicable Percentage of the Revolving Credit Committed Amount is different from its Revolving Credit Commitment Percentage (under and as defined in the Existing Credit Agreement), the Lenders will be deemed to have assigned Revolving Credit Commitments to each other such that after such assignments the Applicable Percentages are as set forth in Schedule 1.1A on the Closing Date.

            (b) Determination of Borrowing Base.

                  (i) The Lenders agree severally and not jointly, subject to the terms and conditions of this Agreement, from time to time, to make loans and advances to the Borrowers hereunder on a revolving basis. The aggregate amount of such loans and advances to the Borrowers (each, a "Revolving Loan"; and collectively, the "Revolving Loans") together with the Letter of Credit Obligations outstanding with respect to the Letters of Credit shall not in the aggregate exceed the lesser of:

                        (A) the Revolving Credit Committed Amount then in
                  effect; or

                        (B) the Borrowing Base.

                  (ii) No Lender shall be obligated at any time to make
            available to the Borrowers its Applicable Percentage of any requested Revolving Loan if such amount plus its Applicable Percentage of all Revolving Loans and its Applicable Percentage of all Letter of Credit Obligations then outstanding would exceed such Lender's Revolving Credit Commitment at such time. The aggregate balance of Revolving Loans plus the aggregate amount of all Letter of Credit Obligations outstanding shall not at any time exceed the Revolving Credit Committed Amount. No Lender shall be obligated to make available, nor shall the Administrative Agent make available, any Revolving Loans to any of the Borrowers to the extent such Revolving Loan when added to the then outstanding Revolving Loans and all Letter of Credit Obligations would cause the aggregate outstanding Revolving Loans and all Letter of Credit Obligations to exceed the Borrowing Base (except for Overadvances). The Borrowers shall promptly repay to the Administrative Agent for the account of the Lenders from time to time the full amount of the excess, if any of (A) the amount of all Revolving Loans and Letter of Credit Obligations outstanding over (B) the lesser of (1) the Revolving Credit Committed Amount and (2) the Borrowing Base subject to the Administrative Agent's authority, in its sole discretion, to make Overadvances pursuant to the terms of Section 2.1(f). Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

            (c) Revolving Notes. The obligations of the Borrowers to repay the Revolving Loans and to pay interest thereon shall be evidenced by separate promissory notes of the Borrowers to each Lender in substantially the form of Exhibit F-1 (the "Revolving Notes"), with appropriate insertions, with one (1) Revolving Note being payable to the order of each Lender in a principal amount equal to such Lender's Revolving Credit Commitment and representing the joint and several obligations of the Borrowers to pay such Lender the amount of such Lender's Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein. The Borrowers irrevocably authorize each Lender to make or cause to be made appropriate notations on its Revolving Note, or on a record pertaining thereto, reflecting Revolving Loans and repayments thereof. The outstanding amount of the Revolving Loans set forth on such Lender's Revolving Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due.

            (d) Borrowings.

                  (i) Each request for a borrowing hereunder shall be made by a notice in the form of Exhibit G from the Parent to the Administrative Agent (a "Notice of Borrowing"), setting forth all of the information required to be set forth therein including the Total Gross Availability as set forth in the most recent Borrowing Base Certificate delivered to the Administrative Agent, and the amount of the advance requested, and shall be given not later than 1:00 P.M., Boston, Massachusetts time (A) on the Business Day on which the proposed borrowing is requested to be made, for Revolving Loans that will be Base Rate Loans and (B) three (3) Business Days prior to the date of the requested borrowing, for Loans that will be LIBOR Loans. Each Notice of Borrowing shall be given by telecopy, setting forth
            (1) the requested date of such borrowing, (2) the aggregate amount of such requested borrowing, (3) whether such Loans will be Base Rate Loans or LIBOR Loans, and if appropriate, the applicable LIBOR Interest Period, (4) certification by the Parent that the Credit Parties have complied in all material respects with Article 5, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder (including availability under the Borrowing Base) and (5) the account at which such requested funds should be made available. Each Notice of Borrowing shall be irrevocable by and binding on the Borrowers. Loans made as LIBOR Loans shall be made in a minimum principal amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof; provided, that no more than five (5) LIBOR Loans shall be outstanding hereunder at any one time.

                  The Administrative Agent shall give to each Lender prompt
            notice (but in no event later than 2:00 P.M. Boston, Massachusetts time. on the date of the Administrative Agent's receipt of notice from the Parent) of each Notice of Borrowing by telecopy, telex or cable (other than any Notice of Borrowing which will be funded by the Administrative Agent in accordance with subsection (d)(ii) below). No later than 3:00 P.M. Boston, Massachusetts time on the date on which a borrowing is requested to be made pursuant to the applicable Notice of Borrowing, each Lender will make available to the Administrative Agent at the address of the Administrative Agent set forth on the signature pages hereto, in immediately available funds, its Applicable Percentage of such borrowing requested to be made. Unless the Administrative Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the borrowing to be made on such date, the Administrative Agent may assume that such Lender will make such amount available to the Administrative Agent as required above and the Administrative Agent may, in reliance upon such assumption, make available the amount of the borrowing to be provided by such Lender. Upon fulfillment of the conditions set forth in Article 5 for such borrowing, the Administrative Agent will make such funds available to the Borrowers at the account specified by the Parent in such Notice of Borrowing.

                  (ii) Because the Borrowers anticipate the possibility of
            requesting borrowings of Revolving Loans on a daily basis and repaying Revolving Loans on a daily basis through the collection of Accounts and the proceeds of other Collateral, resulting in the amount of outstanding Revolving Loans fluctuating from day to day, in order to administer the Revolving Loans in an efficient manner and to minimize the transfer of funds between the Administrative Agent and the Lenders, with the Lenders' consent, the Swingline Lender has agreed, subject to the terms and conditions set forth in Section 2.10, to make Swingline Loans available to the Borrowers from time to time; without necessity of giving each Lender prior notice of the proposed Swingline Loan borrowing, of such Lender's Applicable Percentage of any resulting Revolving Loan and the other matters covered by the Notice of Borrowing; provided, however, that the Swingline Lender shall not make any such Swingline Loan if, prior to the making thereof, the Swingline Lender has received, either directly or from the Administrative Agent (if the Swingline Lender is not then the Administrative Agent) (1) an officer's certificate from the Parent or any other Borrower pursuant to and in accordance with Section 7.1(i) that a Default or Event of Default is in existence or (2) a Notice of Borrowing from the Parent wherein the certification provided therein states that the conditions to the making of the requested Swingline Loan have not been satisfied or (3) a written notice from the Administrative Agent that the conditions to such borrowing specified in Section 5.2 have not been satisfied, which officer's certificate, Notice of Borrowing or notice, in each case, shall not have been rescinded; provided that if the Swingline Lender is the Administrative Agent, the notice specified in subclause (3) shall be presumed if the Administrative Agent has made such determination. If the Swingline Lender makes any Swingline Loans, as provided in the immediately preceding sentence, the amount of outstanding Revolving Loans and each Lender's Applicable Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 P.M. on the Business Day immediately preceding the date of each computation, determined in the manner prescribed below; provided, however, that the Administrative Agent retains the absolute right at any time or from time to time to make the aforedescribed adjustments at intervals more frequently than weekly. The Administrative Agent shall deliver to each of the Lenders after the end of each week, or such lesser period or periods as the Administrative Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period after giving effect to the conversion of then outstanding Swingline Loans into Revolving Loans in accordance with
            Section 2.10 (such week or lesser period or periods being hereafter referred to as a "Settlement Period"). If the summary statement is sent by the Administrative Agent and received by the Lenders prior to 12:00 Noon on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 P.M. Boston, Massachusetts time on the day such summary statement was sent; and if such summary statement is sent by the Administrative Agent and received by the Lenders after 12:00 Noon Boston, Massachusetts time on any Business Day, each Lender shall make such transfers no later than 3:00 P.M. Boston, Massachusetts time on the next succeeding Business Day. If in any Settlement Period, the amount of a Lender's Applicable Percentage of the Revolving Loans is in excess of the amount of Revolving Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to the Administrative Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender's Applicable Percentage of the Revolving Loans in any Settlement Period is less than the amount of Revolving Loans actually funded by such Lender, the Administrative Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Administrative Agent. Each of the Administrative Agent and the Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Applicable Percentages of the outstanding

            Revolving Loans. All Revolving Loans under this Section 2.1(d)(ii) shall be made as Base Rate Loans.

                  (iii) If the amounts described in subsection (d)(i) or (d)(ii)
            of this Section 2.1 are not in fact made available to the Administrative Agent by a Lender (such Lender being hereinafter referred to as a "Defaulting Lender") and the Administrative Agent has made such amount available to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Parent and the Borrowers shall immediately (but in no event later than five (5) Business Days after such demand) pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Defaulting Lender and the Borrowers, (A) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to either (1) if paid by such Defaulting Lender, the overnight Federal Funds Effective Rate or (2) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 4.1, plus (B) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder, including the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under clause (B) above on account of such Defaulting Lender's default.

                  (iv) The failure of any Lender to make the Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

                  (v) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article 4, on outstanding Revolving Loans which it has funded to the Administrative Agent from the date such Lender funded such Revolving Loan to, but excluding, the date on which such Lender is repaid with respect to such Revolving Loan.

                  (vi) In the event of any conflict between any terms of this
            Section 2.1(d) and those of Section 2.10, the terms of Section 2.10 shall be controlling.

            (e) Increase in Revolving Credit Committed Amount.

                  (i) At any time and from time to time, the Parent may request that the Lenders (or other financial institutions agreed to by the Parent and the Administrative Agent) increase the Revolving Credit Committed Amount to an aggregate amount (the "Total Requested Revolving Credit Committed Amount") not to exceed One Hundred Ten Million Dollars ($110,000,000). In connection with any request by the Parent for an increase in the Revolving Credit Committed Amount:
            (i) the Borrowers shall offer each
            existing Lender the right to increase its Revolving Credit Commitment in an aggregate amount equal to such existing Lender's Applicable Percentage of the Total Requested Revolving Credit Committed Amount, (ii) if any one or more existing Lenders decline to increase their respective Revolving Credit Commitments in an aggregate amount equal to the full amount of their respective Applicable Percentages of the Total Requested Revolving Credit Committed Amount, the portion of the Total Requested Revolving Credit Committed Amount for which such existing Lenders decline to commit (the "Declined Incremental Portion") shall be offered to all other existing Lenders that have committed to increase their Revolving Credit Commitments in the full amount of their respective Applicable Percentages of the Total Requested Revolving Credit Committed Amount (such Lenders are referred to herein as "100% Participating Lenders"), and (iii) in the event that the 100% Participating Lenders decline to commit to make their respective Applicable Percentages of the Declined Incremental Portion, the Borrowers shall have the right to offer the uncommitted amount of the Declined Incremental Portion to one or more other financial institutions that are not existing Lenders and are reasonably acceptable to the Parent and the Administrative Agent. Nothing contained in this paragraph shall constitute an obligation on the part of any Lender to increase its Revolving Credit Commitment.

                  (ii) In the event that one or more of the existing Lenders agree, in their sole discretion, to increase their respective Revolving Credit Commitments (or if any new financial institution shall agree to a new Revolving Credit Commitment), and such existing Lenders (or new financial institutions) and the Parent agree as to the final amount and allocation of the aggregate increase in the Revolving Credit Commitment among the respective existing Lenders that have elected to increase their Revolving Credit Commitments (or new financial institutions that have agreed to new Revolving Credit Commitments), the Revolving Credit Committed Amount shall be so increased, and the Revolving Credit Commitments of the Lenders electing to participate in such increase (or new financial institutions electing to make new Revolving Credit Commitments) shall become effective on the date determined by the Administrative Agent, and the respective Revolving Credit Commitments and Applicable Percentages of all Lenders (and new financial institutions) shall be adjusted on such date to reflect such increase in the Revolving Credit Committed Amount. Anything herein to the contrary notwithstanding, the aggregate principal amount of any increase in the Revolving Credit Committed Amount shall be equal to at least $5,000,000 or any greater integral multiple of $5,000,000 and (ii) the aggregate principal amount of all Revolving Credit Commitments of all Lenders after giving effect to such increase shall not exceed $110,000,000. In connection with any increase in the Revolving Credit Commitment Amount pursuant to this
            Section 2.1(e), the Borrowers shall pay to the existing Lenders (and if applicable, any financial institutions) that have assumed any portion of the Revolving Credit Commitment increase, such fees as may be agreed upon by the Administrative Agent, the Parent and each respective Lender and financial institution.

            (f) Protective Advances and Overadvances.

                  (i) Protective Advances. Subject to the limitations set forth below, if an Event of Default has occurred and is continuing, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent's sole discretion (but shall have absolutely no obligation to), to make advances to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion

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

            thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by any Borrower pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 14.6 (any of such advances are herein referred to as "Protective Advances"). Protective Advances may be made even if the conditions precedent set forth in Section 5.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Loans, shall bear interest at the default rate set forth in Section
            4.2 and shall be payable on the earlier of ninety days after the date of such advance or the Maturity Date. At any time that there is sufficient Excess Availability and the conditions precedent set forth in Section 5.2 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in
            Section 2.7.

                  (ii) Overadvances. Any provision of this Agreement to the
            contrary notwithstanding, at the request of the Borrower, the Administrative Agent may in its sole discretion (but shall have absolutely no obligation to), make advances to the Borrowers, on behalf of the Lenders, in amounts that exceed Excess Availability (any such excess advances are herein referred to collectively as "Overadvances"); provided that, (i) no such event or occurrence shall cause or constitute a waiver of the Administrative Agent's or the Lenders' right to refuse to make any further Overadvances or Revolving Loans, or issue Letters of Credit, as the case may be, at any time that an Overadvance exists, and (ii) no Overadvance shall result in a Default or Event of Default due to Borrower's failure to comply with Section 2.1(b) (a) for so long as the Administrative Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. All Overadvances shall constitute Base Rate Loans , shall bear interest at the default rate set forth in Section 4.2, shall be payable on the earlier of ninety days after the date of such advance or the Maturity Date. No Overadvance shall cause any Lender's Revolving Loans and Letter of Credit Obligations to exceed its Revolving Credit Commitment or the aggregate Revolving Credit Loans and Letter of Credit Obligations to exceed the Revolving Credit Committed Amount.

                  (iii) The authority of the Administrative Agent to make
            Protective Advances and Overadvances hereunder is limited to an aggregate amount not to exceed $2,500,000 at any time, and no Protective Advance or Overadvance may remain outstanding for more than ninety days.

            (g) Treatment of Loans and Letters of Credit Outstanding under Existing Credit Agreement. In the event that any Revolving Loans made under (and as defined in) the Existing Credit Agreement and/or any Letters of Credit issued under (and as defined in) the Existing Credit Agreement shall remain outstanding on the Closing Date, then such "Revolving Loans" and "Letters of Credit" shall be continued as Revolving Loans and Letters of Credit hereunder, and the Lenders hereunder shall, on the Closing Date, take such actions, and make such adjustments among themselves, as shall be necessary so that such "Revolving Loans" and obligations to purchase risk participations in respect of such "Letters of Credit" are held hereunder pro rata in accordance with their Applicable Percentages, including by purchasing the "Revolving Loans" under the Existing Credit Agreement of any "Lenders" under the Existing Credit Agreement that are not becoming Lenders hereunder. On the Closing Date, the Borrowers shall cause to be paid to each "Lender" party to the Existing Credit Agreement, all amounts that would be owing to such Lender under Section 4.10 of the Existing Credit Agreement as if the "Loans" of such Lender under the Existing Credit Agreement were being repaid on the Closing Date, whether or not any such "Loans" are actually repaid at the Closing Date.

      2.2 OPTIONAL AND MANDATORY PREPAYMENTS; REDUCTION OF COMMITMENTS.

            (a) Voluntary Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time, but otherwise without premium or penalty; provided, however, that (i) Loans that are LIBOR Loans may only be prepaid on three (3) Business Days' prior written notice to the Administrative Agent specifying the applicable Loans to be prepaid;
      (ii) any prepayment of Loans that are LIBOR Loans will be subject to
      Section 4.10; (iii) each such partial prepayment of Loans (other than Swingline Loans) shall be in a minimum principal amount of One Hundred Thousand Dollars ($100,000) and integral multiples of One Hundred Thousand Dollars ($100,000). Subject to the foregoing terms, amounts prepaid under this Section 2.2(a) shall be applied, first, to Swingline Loans, and, then, to the Revolving Loans. Prepayments on Loans shall be applied first to Base Rate Loans and then to LIBOR Loans in direct order of LIBOR Interest Period maturities.

            (b) Mandatory Prepayments.

                  (i) Revolving Credit Committed Amount. Except for Overadvances
            permitted pursuant to Section 2.1(f), if at any time, the sum of the aggregate principal amount of outstanding Loans plus all Letter of Credit Obligations then outstanding shall exceed the lesser of (A) the Revolving Credit Committed Amount and (B) the Borrowing Base, the Borrowers immediately shall prepay the Loans (with Swingline Loans to be paid first) and (after all Loans have been repaid) cash collateralize the Letter of Credit Obligations, in an amount sufficient to eliminate such excess.

                  (ii) Casualty Loss. To the extent of cash proceeds received by any Credit Party in connection with a Casualty Loss, the Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such cash proceeds if the Administrative Agent shall have elected to apply the proceeds realized from such Casualty Loss to the prepayment of the Loans pursuant to Section 7.10 (such prepayment to be applied as set forth in clause (iv) below).

                  (iii) Asset Dispositions. Promptly and in any event within five (5) days following the occurrence of any Asset Disposition by any Credit Party, the Borrowers shall prepay the Loans in an aggregate amount equal to the Net Cash Proceeds of the related Asset Disposition. Such prepayment shall be applied as set forth in clause
            (iv) below.

                  (iv) Application of Mandatory Prepayments. All amounts
            required to be paid pursuant to this Section 2.2(b) shall be applied to Loans pro rata (with Swingline Loans, Overadvances and Protective Advances to be paid first) and (after all Loans have been repaid) to a cash collateral account held by the Administrative Agent in respect of Letter of Credit Obligations. Within the parameters of the applications set forth above for Loans, prepayments shall be applied first to Base Rate Loans and then to LIBOR Loans in direct order of LIBOR Interest Period maturities. All prepayments under this Section 2.2(b) shall be subject to Section 4.10.

            (c) Reductions of Commitments. The Borrowers may from time to time permanently reduce or terminate the Revolving Credit Committed Amount in whole or in part in minimum aggregate amounts of Five Million Dollars ($5,000,000) or in integral multiples of One Million Dollars ($1,000,000) in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Credit Committed Amount) upon three (3) Business Days' prior written notice delivered by the Parent to the Administrative Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Loans plus Letter of Credit Obligations outstanding to exceed the lesser of (A) the Revolving Credit Committed Amount and (B) the Borrowing Base, unless, concurrently with such termination or reduction, the Loans are repaid to the extent necessary to eliminate such excess (with Swingline Loans to be paid first). The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Parent pursuant to this Section 2.2(c).

            (d) Maturity Date. The Revolving Credit Commitment of the Lenders, the Swingline Commitment of the Swingline Lender, and the Letter of Credit Commitment of the Issuing Banks shall automatically terminate on the Maturity Date.

            (e) General. The Borrowers shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 4.3, on the date of each termination or reduction of the Revolving Credit Committed Amount, the Unused Line Fee accrued through the date of such termination or reduction on the amount of the Revolving Credit Committed Amount so terminated or reduced.

      2.3   PAYMENTS AND COMPUTATIONS.

            (a) The Borrowers shall make each payment hereunder and under the Notes not later than 1:00 P.M. Boston, Massachusetts time on the day when due. Payments made by the Borrowers shall be in Dollars to the Administrative Agent at its address referred to in Section 14.4 hereof in immediately available funds without deduction, withholding, setoff or counterclaim. Payments shall be applied, first, with respect to outstanding Swingline Loans and, then, with respect to Revolving Loans. Payments made with respect to the Revolving Loans shall be applied to repay Revolving Loans consisting of Base Rate Loans first and then Revolving Loans consisting of LIBOR Loans. As soon as practicable after the Administrative Agent receives payment from the Borrowers, but in no event later than one (1) Business Day after such payment has been made, subject to Section 2.1(d)(ii), the Administrative Agent will cause to be distributed like funds relating to the payment of principal, interest, or Fees (other than amounts payable to the Administrative Agent to reimburse the Administrative Agent and the Issuing Banks for fees and expenses payable solely to them pursuant to Article 4 hereof and Swingline Loans, together with accrued interest thereon, which shall be distributed solely to the Swingline Lender) or expenses payable to the Administrative Agent and the Lenders in accordance with Section 14.6 hereof ratably to the Lenders, and like funds relating to the payment of any other amounts payable to such Lender. The Borrowers' obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Administrative Agent pursuant to this Section 2.3(a) or if not timely paid or any Event of Default then exists, may be added to the principal amount of the Revolving Loans outstanding.

            (b) (i) The Credit Parties, either individually or through the Borrowers, shall have each established as of the Closing Date and thereafter shall maintain one or more lockboxes (each a "Lockbox") with financial institutions, including Bank of America, selected by the Parent and acceptable to the Administrative Agent in its commercially reasonable judgment (each a

      "Lockbox Bank") and shall instruct all account debtors on the Accounts of each Credit Party to remit all payments to its respective Lockboxes. All amounts received by the Credit Parties from any account debtor, in addition to all other cash received from any other source including but not limited to proceeds from asset sales and judgments, shall be promptly deposited into the applicable Lockbox Account (as defined below).

                  (ii) Each Credit Party, individually or through the Borrowers, the Administrative Agent and each Lockbox Bank shall enter into three party agreements substantially in the form of Exhibit H or in such other form as the Administrative Agent, in its commercially reasonable judgment, may request or approve from time to time (each a "Lockbox Agreement"), providing, among other things, for the following:

                        (A) The Credit Parties, individually or through the
                  Parent, will open and establish for the benefit of the Administrative Agent on behalf of the Lenders an account at each Lockbox Bank (each a "Lockbox Account"). Notwithstanding the foregoing, in lieu of establishing a Lockbox Account with Bank of America, the Bank of America Account will serve as the Credit Parties' Lockbox Account with respect to the Lockboxes opened with Bank of America.

                        (B) All receipts held in the Lockboxes shall be remitted
                  daily to the appropriate Lockbox Account. All funds deposited into the Lockbox Accounts on any Business Day shall be transferred to the Bank of America Account. All funds deposited on any Business Day to the Bank of America Account shall be applied by the Administrative Agent on the following Business Day to reduce the then outstanding balance of the Loans and to pay accrued interest thereon and to pay any other outstanding Obligations which are then due and payable hereunder; provided that for the purpose of determining the availability of Loans hereunder, such funds deposited into the Bank of America Account shall be deemed to have reduced the outstanding Loans on the Business Day such funds were deposited into such account; and; provided, further, that all electronic payments made to, or other immediately available funds deposited into the Bank of America Account shall be applied by the Administrative Agent on the date received in such account, if received before 2:00 P.M. on such day. All amounts received directly by the Credit Parties from any account debtor, in addition to all other cash received from any other source including but not limited to proceeds from asset sales and judgments, shall be held in trust by the applicable Credit Party and promptly deposited into the applicable Lockbox Account or, if made by wire transfer, directly to the Bank of America Account.

                        (C) Notwithstanding any terms of subsection (B) above to
                  the contrary, so long as (i) no Event of Default or Default exists, and (ii) Average Excess Availability exceeds Ten Million Dollars ($10,000,000), all or portions of any funds deposited into the Lockbox Accounts on any Business Day may, at the Parent's option, be transferred to an account of any Credit Party other than the Bank of America Account, thereafter to be used by such Credit Party in a manner consistent with the terms of this Agreement. Should the Administrative Agent at any time determine that either of the foregoing conditions is not being met, then, the Administrative Agent may, or at the direction of the Required Lenders, the Administrative Agent shall, notify the Parent and the Lockbox Banks accordingly and the special permission granted herein to the Credit Parties shall cease to be effective until such time as the Administrative Agent, by subsequent notice to the

                  Parent and the Lockbox Banks, determines that each of the foregoing conditions is being met and that the special permission granted herein to the Credit Parties may be restored.

                  (iii) All funds deposited into the Bank of America Account shall immediately become the property of the Administrative Agent and the Credit Parties shall obtain the agreement by the Lockbox Banks to waive any offset rights against the funds so deposited. The Administrative Agent assumes no responsibility for the Lockbox arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by the Lockbox Banks thereunder.

                  (iv) The Credit Parties may close Lockboxes and/or open new
            Lockboxes with the prior written consent of the Administrative Agent and subject to prior execution and delivery to the Administrative Agent of Lockbox Agreements consistent with the provisions of this
            Section 2.3(b) and in form and substance satisfactory to the Administrative Agent and its counsel.

            (c) The Credit Parties hereby authorize each Lender to charge from time to time against any or all of the Credit Parties' accounts with such Lender any of the Obligations which are then due and payable by such Credit Party. Each Lender receiving any payment as a result of charging any such account shall promptly notify the Administrative Agent thereof and make such arrangements as the Administrative Agent shall request to share the benefit thereof in accordance with Section 2.7.

            (d) Except as otherwise provided herein with respect to LIBOR Loans, any payments falling due under this Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Agreement to but excluding such Business Day. Except as otherwise provided herein, computation of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a 360 day year.

            (e) All monies to be applied to the Obligations, whether such monies represent voluntary payments by the Borrowers or are received pursuant to acceleration of the Obligations or realized from any disposition of Collateral, shall be allocated among the Administrative Agent, the Issuing Banks and such of the Lenders as are entitled thereto (and, with respect to monies allocated to the Lenders, on a pro rata basis unless and except to the extent otherwise expressly provided herein), as follows:

                  (i) to the Issuing Banks, to pay any Issuing Bank Fees then due and payable;

                  (ii) to the Issuing Banks, to pay the amount of any drawings on any portion of the Letters of Credit which the Issuing Banks have honored then due and payable and for which the Issuing Banks have not been reimbursed by the Administrative Agent or the Lenders in accordance with Section 3.4;

                  (iii) to the Administrative Agent, to fund any depositing of cash in respect of Letters of Credit then required pursuant to
            Section 11.2;

                  (iv) to the Administrative Agent, to pay principal and accrued interest on any portion of the Swingline Loans then due and payable and for which the Administrative Agent has not been reimbursed by the Lenders in accordance with Section 2.10(b)(ii);

                  (v) to the Administrative Agent, to pay principal and accrued interest on any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lenders (including Protective Advances and Overadvances) and for which the Administrative Agent has not been reimbursed by such Lender or the Borrowers, in accordance with Section 2.1(d),

                  (vi) to the Administrative Agent, first, and then to the
            Lenders, to pay the amount of expenses that have not been reimbursed, respectively, to the Administrative Agent or the Lenders by the Borrowers (or the other Lenders, as applicable) in accordance with the terms of this Agreement, together with any interest accrued thereon;

                  (vii) to the Administrative Agent, to pay any amounts owed under indemnification obligations that have not been paid to the Administrative Agent by the Lenders or the Borrowers, together with interest accrued thereon;

                  (viii) to the Lenders for any amounts owed under
            indemnification obligations that they have paid to the Administrative Agent and for any expenses that they have reimbursed to the Administrative Agent;

                  (ix) to the Administrative Agent, to pay any Administrative
            Agent's Fees due and payable;

                  (x) to the Lenders, to pay any Lenders' Fees and any Unused
            Line Fees then due and payable;

                  (xi) to the Lenders, to pay accrued interest on the Revolving
            Loans then due and payable;

                  (xii) to the Lenders, to pay Revolving Loans then due and
            payable;

                  (xiii) to the Lenders, to pay any other Obligations then due and payable, excluding, however, any arising in respect of Cash Management Services or Interest Rate Protection Agreements;

                  (xiv) to any Lender party to any agreement respecting Cash
            Management Services, to pay any Obligations then owing thereunder;
            and

                  (xv) to any Lender party to an Interest Rate Protection
            Agreement, to pay any Obligations then owing thereunder.

      The allocations set forth in this subsection (e) are solely to determine the rights and priorities of the Issuing Banks, the Administrative Agent and Lenders as among themselves and may be changed by the Issuing Banks, the Administrative Agent and Lenders in accordance with Section 14.9 at any time or from time to time without notice to or the consent or approval of any Credit Party.

      2.4   MAINTENANCE OF ACCOUNT.

      The Administrative Agent shall maintain an account on its books in the name of the Borrowers in which the Borrowers will be charged with all Loans and advances made by the Lenders to the Borrowers or for the Borrowers' account, including the Revolving Loans, the Letter of Credit Obligations and any other Obligations, including any and all costs, expenses and attorney's fees which the Administrative

Agent may incur, including in connection with the exercise by or for the Lenders of any of the rights or powers herein conferred upon the Administrative Agent (other than in connection with any assignments or participations by any Lender) or in the prosecution or defense of any action or proceeding by or against any Borrowers or the Lenders concerning any matter arising out of, connected with, or relating to this Agreement or the Accounts, or any Obligations owing to the Lenders by the Borrowers. The Borrowers will be credited in accordance with
Section 2.3(b)(ii)(B) above, with all amounts received by the Lenders from the Borrowers' or from others for the Borrowers' account, including, as above set forth, all amounts received by the Administrative Agent in payment of Accounts. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent's right to demand payment of any Obligation upon its maturity. Further, it is understood that the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers' contracts or obligations relating to the Accounts.

      2.5   STATEMENT OF ACCOUNT.

      Within fifteen (15) days after the end of each calendar month, the Administrative Agent shall send the Parent a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lenders and the Borrowers during that calendar month. Absent manifest error, the monthly statements shall be deemed correct and binding upon the Borrowers and shall constitute an account stated between the Borrowers and the Lenders unless the Administrative Agent receives a written statement of the Parent's exceptions within thirty (30) days after same is mailed to the Parent.

      2.6   TAXES.

            (a) Any and all payments by the Borrowers hereunder or under the Notes to or for the benefit of any Lender shall be made, in accordance with Section 2.3, free and clear of and without deduction for any and all present or future Taxes, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of each such Lender and the Administrative Agent, Taxes imposed on or measured by the Administrative Agent's or any Lender's net income or receipts (any such excluded Taxes, collectively, "Excluded Taxes"). If the Borrowers shall be required by law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder or under any Note to or for the benefit of any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 2.6) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the Borrowers shall be under no obligation to increase the sum payable to any Lender not organized under the laws of the United States or a state thereof (a "Foreign Lender") by an amount equal to the amount of the U.S. Tax required to be withheld under United States law from the sums paid to such Foreign Lender, if such withholding is caused by the failure of such Foreign Lender to be engaged in the active conduct of a trade or business in the United States or all amounts of interest and fees to be paid to such Foreign Lender hereunder are not effectively connected with such trade or business within the meaning of U.S. Treasury Regulation 1.1441-4(a).

            (b) Each Foreign Lender agrees that it will deliver to the Parent and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or successor applicable form(s), as the case may be, and (ii) an

      Internal Revenue Service Form W-8 or W-9 or successor applicable form, together with any other certificate or statement of exemption required under the Internal Revenue Code or regulations issued thereunder. Each such Lender also agrees to deliver to the Parent and the Administrative Agent two (2) further copies of the said Form W-8 BEN or W-8 ECI and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Parent, and such extensions or renewals thereof as may reasonably be requested by the Parent or the Administrative Agent, unless in any such case an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Parent and the Administrative Agent. Such Lender shall certify (A) in the case of a Form W-8 BEN or W-8 ECI, that it is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes and (B) in the case of a Form W-8 or W-9, that it is entitled to an exemption from U.S. backup withholding tax.

            (c) In addition, the Borrowers agree to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Loan Documents, (ii) from the transfer of the rights of any Lender under any Loan Documents to any other Lender or Lenders or
      (iii) from the execution or delivery by the Parent of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Loan Documents (hereinafter referred to as "Other Taxes").

            (d) The Credit Parties will indemnify each Lender and the Administrative Agent for the full amount of Taxes (including and without duplication, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.6), subject to (i) the exclusion set out in the first sentence of Section 2.6(a), (ii) the provisions of Section 2.6(b), and
      (iii) the provisions of the proviso set forth in Section 2.6(a), and will indemnify each Lender and the Administrative Agent for the full amount of Other Taxes (including and without duplication, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.6) paid by such Lender or the Administrative Agent (on its own behalf or on behalf of any Lender), as the case may be, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment of this indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor, with a description of the applicable Taxes or Other Taxes.

            (e) Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Parent shall furnish to the Administrative Agent, at its address referred to in Section 14.4, the original or certified copy of a receipt evidencing payment thereof.

            (f) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 2.6 shall survive the payment in full of all Obligations hereunder and under the Revolving Notes.

      2.7   SHARING OF PAYMENTS.

      If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Revolving Loans made by it or its participation in

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

Letters of Credit in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.7 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of a Borrower in the amount of such participation.

      2.8   PRO RATA TREATMENT.

      Each Loan, each payment or prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans, each payment of the Unused Line Fee, each payment of the Letter of Credit Fee, each reduction of the Commitments and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans and their participation interests in the Letters of Credit; provided, however, that the foregoing fees payable hereunder to the Lenders shall be allocated to each Lender based on such Lender's Applicable Percentage. Upon the making of an Overadvance or a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), the Administrative Agent shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Overadvance or Protective Advance, as applicable, in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Overadvance or Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

      2.9   EXTENSIONS AND CONVERSIONS.

      Subject to the terms of Article 5, the Parent shall have the option, on any Business Day, to extend existing LIBOR Loans into a subsequent permissible LIBOR Interest Period, to convert Base Rate Loans into LIBOR Loans, or to convert LIBOR Loans into Base Rate Loans; provided, however, that (i) except as provided in Section 4.10, LIBOR Loans may be converted into Base Rate Loans only on the last day of the LIBOR Interest Period applicable thereto, (ii) LIBOR Loans may be extended, and Base Rate Loans may be converted into LIBOR Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, LIBOR Loans shall be subject to the terms of the definition of "LIBOR Interest Period" and shall be in such minimum amounts as provided in Section 2.1(d)(i) with respect to Revolving Loans, and (iv) no more than five (5) separate LIBOR Loans shall be outstanding hereunder at any time. Each such extension or conversion shall be effected by the Parent by delivering a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a LIBOR Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Loan as, or conversion of a Base Rate Loan into, a LIBOR Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable LIBOR Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrowers of the matters specified in Article 5. In the event the Parent fails to request extension or conversion of any LIBOR Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the LIBOR Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

      2.10  SWINGLINE LOAN SUBFACILITY.

            (a) Swingline Commitment. During the period that the Revolving Credit Commitments are in effect, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain Revolving Loans to the Borrowers (each, a "Swingline Loan" and, collectively, the "Swingline Loans") for the purposes hereinafter set forth; provided, however, that: (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Swingline Committed Amount"), and (ii) the sum of the aggregate amount of outstanding Revolving Loans plus Swingline Loans plus Letter of Credit Obligations shall not exceed the lesser of: (A) the Revolving Credit Committed Amount then in effect; or
      (B) the Borrowing Base. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

            (b) Swingline Loan Borrowings.

                  (i) Notice of Borrowing and Disbursement. The Swingline Lender
            will make Swingline Loans available to the Borrowers on any Business Day upon request made by the Borrowers not later than 2:00 P.M. Boston, Massachusetts time on such Business Day. A notice of request for Swingline Loan borrowing shall be made in the form of a Notice of Borrowing, with appropriate modifications. Swingline Loans hereunder shall be made in minimum amounts of One Hundred Thousand Dollars ($100,000) and in integral amounts of Fifty Thousand Dollars ($50,000) in excess thereof.

                  (ii) Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the Maturity Date, if not sooner due and payable in accordance with the terms set forth hereinbelow. Upon each Business Day set by the Administrative Agent for settlement among Lenders in respect of Revolving Loans, as prescribed in
            Section 2.1(d)(ii) or earlier, on any Business Day on which Swingline Loans are outstanding, if the Swingline Lender shall so request, by written notice to the Parent and the Administrative Agent, the Borrowers shall be deemed to have requested a Revolving Loan comprised entirely of Base Rate Loans in the amount of such Swingline Loans on such Business Day; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one (1) Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Event of Default described in Section 11.1(f), (C) upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in
            Section 11.1(f) or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 11.2 hereof (each such Revolving Loan made on account of any such deemed request therefor as provided herein being hereinafter referred to as a "Mandatory Borrowing"). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing then may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(d), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Credit Committed Amount or termination of the Revolving Credit Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrowers), then, each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Applicable Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 11.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Adjusted Base Rate.

            (c) Interest on Swingline Loans. Subject to the provisions of
      Section 4.2, Swingline Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin for Revolving Loans that are Base Rate Loans. Interest on Swingline Loans shall be payable in arrears at the same time or times as prescribed herein for Base Rate Loans.

            (d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrowers to the Swingline Lender (the "Swingline Note") in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit F-2.

                                    ARTICLE 3

                                LETTERS OF CREDIT

      3.1   ISSUANCE.

      Subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Banks may reasonably require, the Lenders will participate in the issuance by the Issuing Banks from time to time of such Letters of Credit in Dollars from the Closing Date until the Maturity Date as the Parent may request, in a form acceptable to the Issuing Banks; provided, however, that (a) the Letter of Credit Obligations outstanding shall not at any time exceed Ten Million Dollars ($10,000,000) (the "Letter of Credit Committed Amount") and (b) the sum of the aggregate principal amount of outstanding Revolving Loans plus Letter of Credit Obligations outstanding

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

shall not at any time exceed the lesser of (i) the Revolving Credit Committed Amount and (ii) the Borrowing Base. No Letter of Credit shall (x) have an original expiry date more than one (1) year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the Maturity Date. Each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day.

      3.2   NOTICE AND REPORTS.

      The request for the issuance of a Letter of Credit shall be submitted by the Parent to the Administrative Agent for delivery to the Issuing Banks at least three (3) Business Days prior to the requested date of issuance. The Issuing Banks will, upon request, disseminate to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date as well as any payment or expirations which may have occurred.

      3.3   PARTICIPATION.

      Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased from the respective Issuing Bank that issued such Letter of Credit without recourse a risk participation in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Applicable Percentage of such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary Credit Party and not as surety, and be obligated to pay to such Issuing Bank therefor and discharge when due, such Lender's Applicable Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the respective Issuing Bank that issued such Letter of Credit, has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to such Issuing Bank its Applicable Percentage of such unreimbursed drawing pursuant to the provisions of Section 3.4. The obligation of each Lender to so reimburse the Issuing Banks shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Banks under any Letter of Credit, together with interest as hereinafter provided.

      3.4   REIMBURSEMENT.

      In the event of any drawing under any Letter of Credit, the Issuing Bank that issued such Letter of Credit will promptly notify the Parent. Unless the Parent shall immediately notify such Issuing Bank that the Borrowers intend to otherwise reimburse such Issuing Bank for such drawing, the Borrowers shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 3.5 on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrowers promise to reimburse the Issuing Banks on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrowers shall fail to reimburse the Issuing Banks as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at the Default Rate. The Borrowers' reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrowers may claim or have against the Issuing Banks, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including any defense based on any failure of the Borrowers to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Banks will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Banks in Dollars and in immediately available funds, the amount of such Lender's Applicable Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Lender from any Issuing Bank if such notice is received at or before 2:00 P.M. Boston, Massachusetts time; otherwise, such payment shall be made at or before 12:00 Noon Boston, Massachusetts time on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to such Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of such Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to such Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Effective Rate and thereafter at a rate equal to the Adjusted Base Rate. Each Lender's obligation to make such payment to the Issuing Banks, and the rights of the Issuing Banks to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrowers hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Banks, such Lender shall, automatically and without any further action on the part of the Issuing Banks or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Banks) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against the Borrowers with respect thereto.

      3.5   REPAYMENT WITH REVOLVING LOANS.

      On any day on which the Borrowers shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrowers to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or LIBOR Loans to the extent the Borrowers have complied with the procedures of Section 2.1(d)(i) with respect thereto) shall be immediately made to the Borrowers by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 11.2) pro rata based on the respective Applicable Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 11.2) and the proceeds thereof shall be paid directly by the Administrative Agent to the Issuing Banks for application to the respective Letter of Credit Obligations. Each such Lender hereby irrevocably agrees to make its Applicable Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article 5 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or
(vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a bankruptcy or insolvency proceeding with respect to any Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Issuing Banks such participations in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Applicable Percentages of the

Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 11.2)); provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the applicable Issuing Bank, to the extent not paid to such Issuing Bank by the Borrowers in accordance with the terms of Section 3.4, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Effective Rate, and thereafter at a rate equal to the Adjusted Base Rate.

      3.6   RENEWAL, EXTENSION.

      The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

      3.7   UNIFORM CUSTOMS AND PRACTICES.

      The Issuing Banks may provide that the Letters of Credit shall be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated by reference therein and deemed in all respects to be a part thereof.

      3.8   INDEMNIFICATION; NATURE OF DUTIES OF ISSUING BANKS.

            (a) In addition to its other obligations under this Article 3, the Borrowers agree to protect, indemnify, pay and save the Issuing Banks harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Banks may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of any Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

            (b) As among the Borrowers and the Issuing Banks, the Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Banks shall not be responsible, in the absence of gross negligence or willful misconduct: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (v) for any consequences arising from causes beyond the control of the Issuing Banks, including any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Banks' rights or powers hereunder.

            (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Banks, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to any Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Banks against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers, including any and all Government Acts. The Issuing Banks shall not, in any way, be liable for any failure by the Issuing Banks or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Banks.

            (d) Nothing in this Section 3.8 is intended to limit the reimbursement obligations of the Borrowers contained in Section 3.4 above. The obligations of the Borrowers under this Section 3.8 shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Banks to enforce any right, power or benefit under this Agreement.

            (e) Notwithstanding anything to the contrary contained in this
      Section 3.8, the Borrowers shall have no obligation to indemnify any Issuing Bank in respect of any liability incurred by such Issuing Bank (i) to the extent arising out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a court of competent jurisdiction, or
      (ii) caused by such Issuing Bank's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

      3.9   RESPONSIBILITY OF ISSUING BANKS.

      It is expressly understood and agreed that the obligations of the Issuing Banks hereunder to the Lenders are only those expressly set forth in this Agreement and that the Issuing Banks shall be entitled to assume that the conditions precedent set forth in Article 3 or 5 have been satisfied unless the Issuing Banks shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Article 3 shall be deemed to prejudice the right of any Lender to recover from any Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Article 3 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of such Issuing Bank.

      3.10  CONFLICT WITH LETTER OF CREDIT DOCUMENTS.

      In the event of any conflict between this Agreement and any Letter of Credit Document (including any letter of credit application), this Agreement shall control.

                                    ARTICLE 4

                                INTEREST AND FEES

      4.1   INTEREST ON LOANS.

      Subject to the provisions of Section 4.2, interest on the Loans shall be payable (a) for Swingline Loans (all of which shall be Base Rate Loans) and Revolving Loans that are Base Rate Loans, monthly in arrears on the first day of each calendar month and the interest rate shall be equal to the Adjusted Base Rate plus the Applicable Margin on the outstanding amount of each such Base Rate Loan, and (b) for

Revolving Loans that are LIBOR Loans, on the last day of the applicable LIBOR Interest Period (unless the LIBOR Interest Period is greater than three months, then, also on the last day of each three-month period during such LIBOR Interest Period), and the interest rate shall be equal to the Adjusted LIBO Rate plus the Applicable Margin on the outstanding amount of each such LIBOR Loan. In the event of any change in the Adjusted Base Rate, the rate hereunder shall change, effective as of the day the Adjusted Base Rate changes. All interest rates and fees hereunder shall be calculated based on a 365 day year for the actual number of days elapsed, unless and except to the extent otherwise expressly provided herein. If an interest payment date falls on a date which is not a Business Day, then, such interest payment date shall be deemed to be the next succeeding Business Day, except that, in the case of LIBOR Loans, where the next succeeding Business Day falls in the next succeeding calendar month, then, such interest payment date shall be deemed to be the next preceding Business Day.

      4.2   INTEREST AFTER EVENT OF DEFAULT.

      Interest on any amount of matured principal under the Loans, and interest on the amount of principal under the Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to the Adjusted Base Rate, plus the highest Applicable Margin, plus two percent (2%) (the "Default Rate"). Interest shall be payable on any other amount due hereunder and shall accrue at the Default Rate, from the date due and payable until paid in full.

      4.3   UNUSED LINE FEE.

      On the last day of each calendar month, the Borrowers shall pay to the Administrative Agent for the account of the Lenders the Unused Line Fee due in respect of such calendar month.

      4.4   LENDERS' FEES/ADMINISTRATIVE AGENT'S FEES.

      On the Closing Date, the Administrative Agent shall pay to each Lender its respective Lender's Fees that are required to be paid on the Closing Date pursuant to the terms of such Lender's fee letter with the Administrative Agent. The Borrowers shall pay all fees required to be paid to the Administrative Agent under the Fee Letter at the times and in the amounts set forth therein.

      4.5   LETTER OF CREDIT FEES.

            (a) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrowers shall pay to the Administrative Agent for the account of each Lender a fee (the "Letter of Credit Fee") on such Lender's Applicable Percentage of the average daily maximum amount available to be drawn under each such standby Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin for LIBOR Loans in effect at such time; provided that as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, the per annum rate shall be equal to the Applicable Margin for LIBOR Loans plus two percent (2%).

            (b) Issuing Bank Fees. In addition to the Letter of Credit Fee payable pursuant to clause (a) above, the Borrowers shall pay to each Issuing Bank for its own account without sharing by the other Lenders a letter of credit fronting fee equal to 0.125% per annum of the faces amount of each Letter of Credit issued by such Issuing Bank and any other fees agreed to by the

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

      Borrowers and such Issuing Bank from time to time and the customary charges from time to time of such Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Bank Fees").

            (c) General. Accrued fees for Letters of Credit shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day), and shall be payable monthly in arrears on the first day of each month and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.

      4.6   AUTHORIZATION TO CHARGE ACCOUNT.

      The Borrowers hereby authorize the Administrative Agent to charge the Borrowers' Loan accounts with the amount of all payments and fees due hereunder to the Lenders, the Swingline Lender, the Administrative Agent and the Issuing Banks as and when such payments become due. The Borrowers confirm that any charges which the Administrative Agent may so make to the Borrowers' Loan accounts as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion.

      4.7   INDEMNIFICATION IN CERTAIN EVENTS.

      If, after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including with respect to reserve requirements, applicable to Bank of America or any other banking or financial institution from whom any of the Lenders borrow funds or obtain credit (a "Funding Bank") or any of the Lenders, or (b) a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (c) a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lenders' policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (a), (b) or (c) is or results in an increase in the cost to any of the Lenders of funding or maintaining the Revolving Credit Committed Amount, the Revolving Loans or the Letters of Credit, then, the Borrowers shall from time to time upon demand by the Administrative Agent, pay to the Administrative Agent additional amounts sufficient to indemnify the Lenders against such increased cost (without duplication, however, of any costs included in the definition of "LIBO Rate"). A certificate as to the amount of such increased cost shall be submitted to the Parent by the Administrative Agent and shall be conclusive and binding absent manifest error.

      4.8   INABILITY TO DETERMINE INTEREST RATE.

      If prior to the first day of any LIBOR Interest Period, (a) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such LIBOR Interest Period, (b) the Administrative Agent has received notice from the Required Lenders that the LIBOR Rate determined or to be determined for such LIBOR Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their LIBOR Loans during such LIBOR Interest Period, or (c) Dollar deposits in the principal amounts of the LIBOR Loans to which such LIBOR Interest Period is to be applicable are not generally available in the London interbank market, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Parent when such conditions no longer exist. If such notice is given (i) any LIBOR Loans requested to be made on the first day of such LIBOR Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such LIBOR Interest Period to or continued as LIBOR Loans shall be converted to or continued as Base Rate Loans and (iii) each outstanding LIBOR Loan shall be converted, on the last day of the then current LIBOR Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Base Rate Loans to LIBOR Loans.

      4.9   ILLEGALITY.

      Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated by this Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Parent and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert a Base Rate Loan to LIBOR Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain LIBOR Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a LIBOR Loan is requested and (c) such Lender's Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current LIBOR Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current LIBOR Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.10.

      4.10  FUNDING INDEMNITY.

      The Borrowers shall indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or extension of LIBOR Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of a LIBOR Loan after the Parent have given a notice thereof in accordance with the provisions of this Agreement, and (c) the making of a prepayment of LIBOR Loans on a day which is not the last day of an LIBOR Interest Period with respect thereto. With respect to LIBOR Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable LIBOR Interest Period (or, in the case of a failure to borrow, convert or extend, the LIBOR Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Loans provided for herein (excluding, however, the Applicable Margin

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

included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                                    ARTICLE 5

                              CONDITIONS PRECEDENT

      The obligation of the Lenders to make any Revolving Loan or of the Issuing Banks to issue or maintain any Letter of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Revolving Loan or issuance of such Letter of Credit the following conditions precedent:

      5.1   CLOSING CONDITIONS.

      The obligation of each Lender to make the Loans and/or of the Issuing Banks to issue and/or maintain Letters of Credit hereunder shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

            (a) Assignment of Agency. The Prior Administrative Agent shall have assigned to the Administrative Agent the rights and duties of the Prior Administrative Agent under the Existing Credit Agreement pursuant to an assignment and assumption agreement duly executed by the parties thereto and satisfactory to the Administrative Agent.

            (b) Assignment of Existing Credit Agreement Commitments. The "lenders" under the Existing Credit Agreement that will not be Lenders shall have assigned to the Lenders their commitments under the Existing Credit Agreement pursuant to assignment agreements duly executed by the parties thereto and satisfactory to the Administrative Agent.

            (c) Executed Loan Documents. Receipt by the Administrative Agent of duly executed originals of this Agreement; the Notes; the Security Documents; and all other Loan Documents, each in form and substance satisfactory to the Administrative Agent in its sole discretion.

            (d) Organizational Documents. Receipt by the Administrative Agent of the following for each Credit Party:

                  (i) Charter Documents. Copies of the articles or certificates of incorporation or other formation or charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                  (ii) Bylaws. A copy of the bylaws or operating agreement or similar agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                  (iii) Resolutions. Copies of resolutions of the Board of
            Directors or similar managing body of each Credit Party approving and adopting the Loan Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

                  (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

                  (v) Incumbency. A certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date, confirming the incumbency of the officer(s) of each Credit Party authorized to execute the Loan Documents, together with the matters disclosed in clauses (i) through (iv) hereinabove; to be substantially in the form of Exhibit J.

            (e) Financial Statements. Receipt by the Administrative Agent and the Lenders of the Financials and other information described in Section
      6.6 and such other information relating to the Credit Parties as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

            (f) Opinions of Counsel. Receipt by the Administrative Agent of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability and attachment and perfection of liens), satisfactory to the Administrative Agent, addressed to the Administrative Agent for the benefit of the Lenders and dated the Closing Date, from legal counsel to the Credit Party, to be substantially in the form of Exhibit K.

            (g) Personal Property Collateral. Receipt by the Administrative Agent of:

                  (i) searches of Uniform Commercial Code filings in the
            jurisdiction of organization of each Credit Party, the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                  (ii) duly executed UCC financing statements for each
            appropriate jurisdiction as is necessary, in the Administrative Agent's commercially reasonable judgment, to perfect the Administrative Agent's security interest in the Collateral;

                  (iii) searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent's security interest in the Collateral;

                  (iv) all stock certificates evidencing the Capital Stock
            pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

                  (v) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's security interest in the Collateral to the extent required under the Security Agreement; and

                  (vi) Lockbox Agreements with respect to all deposit accounts of the Credit Parties, except for petty cash and payroll accounts.

            (h) Priority of Liens. Receipt by the Administrative Agent of satisfactory evidence that (i) the Administrative Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral (subject to clause (ii)) and (ii) none of the Collateral is subject to any other Liens other than Permitted Liens.

            (i) Closing Date Borrowing Base Certificate. Receipt by the Administrative Agent of a Borrowing Base Certificate, certified by the chief financial officer of the Parent to be true and correct as of not earlier than July 18, 2005.

            (j) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including naming the Administrative Agent as loss payee on behalf of the Lenders and as additional insured and copies of credit insurance policies insuring foreign Accounts to be included as Eligible Accounts Receivable. Each loss payee endorsement shall be substantially in the form of Exhibit L.

            (k) Corporate Structure. The corporate capital and ownership structure of the Parent and its Subsidiaries is described in Schedule 6.9. Both the corporate capital and ownership structure and the senior management shall be satisfactory to the Administrative Agent.

            (l) Consents. Receipt by the Administrative Agent of evidence that all governmental, shareholder and third party consents and approvals required in connection with the transactions and the related financings contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Administrative Agent could have such effect.

            (m) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or its assets that could reasonably be expected to have a Material Adverse Effect.

            (n) Other Indebtedness. Receipt by the Administrative Agent of evidence that, after giving effect to the making of the Loans made on the Closing Date, the Credit Parties shall have no Funded Indebtedness other than the Indebtedness under the Loan Documents and as disclosed on
      Schedule 1.1C.

            (o) Closing Certificate. Receipt by the Administrative Agent of a certificate or certificates executed by the president or chief financial officer of the Parent as of the Closing Date, to be substantially in the form of Exhibit M, stating that (i) after giving effect to the making of the Loans and application of the proceeds thereof, each Credit Party is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any

      Credit Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated therein to occur on such date, (A) each of the Credit Parties is solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, (D) the Credit Parties are in compliance with each of the financial covenants set forth in Article 8 and (E) the Borrowers shall have Excess Availability of at least Twenty-Five Million Dollars ($25,000,000).

            (p) Fees and Expenses. Receipt of the Administrative Agent of payment from the Borrowers of all fees and expenses owed by them to the Lenders and the Administrative Agent, including payment to the Administrative Agent of the fees set forth in the Fee Letter.

            (q) Account Designation Letter. Receipt by the Administrative Agent of an account designation letter from the Parent (the "Account Designation Letter"), in substantially the form of Exhibit N.

            (r) Perfection Certificate. Receipt by the Administrative Agent of a Perfection Certificate from each Credit Party, to be substantially in the form of Exhibit O.

            (s) Authorized Persons Letter. Receipt by the Administrative Agent of a letter from the Parent regarding the authorization of certain Persons (individuals) to request financial accommodations hereunder on behalf of the Borrowers, to be substantially in the form of Exhibit P.

            (t) Disbursement Instructions Letter. Receipt by the Administrative Agent of a letter from the Parent regarding the disposition of the proceeds of the initial disbursements of Revolving Loans hereunder, to be substantially in the form of Exhibit Q.

            (u) Intellectual Property Agreements. Receipt by the Administrative Agent of an Amended and Restated Trademark Security Agreement, in substantially the form of Exhibit R (the "Trademark Security Agreement"), executed by each Credit Party owning trademarks registered with the U.S. Patent & Trademark Office ("USPTO") on the Closing Date.

            (v) Material Adverse Change. No Material Adverse Change, or development reasonably likely to have a Material Adverse Effect, shall have occurred since March 31, 2005, (ii) no occurrence or event which is reasonably likely to have a Material Adverse Effect shall have occurred since March 31, 2005, and be continuing.

            (w) Other. Receipt by the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by any Lender, including information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Borrowers.

      5.2   CONDITION TO ALL LOANS AND LETTERS OF CREDIT.

            (a) On the date of the making of any Loan or the issuance of any Letter of Credit, both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Administrative Agent (and each request for a Loan and request for a Letter of Credit, and the acceptance by the Borrowers of the proceeds of such Loan or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrowers that on the date of such Loan or issuance of such Letter of Credit before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

                  (i) the representations and warranties contained in this
            Agreement are true and correct in all material respects on and as of the date of such Loan or issuance of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete in all material respects on and as of such earlier date);

                  (ii) no event has occurred and is continuing, or would result from such Loan or issuance of such Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default under this Agreement; and

                  (iii) no Material Adverse Change, or development reasonably likely to have a Material Adverse Effect shall have occurred and be continuing.

            (b) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing to the extent such Notice of Borrowing is required to be given pursuant to Section 2.1(d)(i) with respect to the making of such Revolving Loan.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Lenders to enter into this Agreement and the Issuing Banks to issue and maintain the Letters of Credit, and to make available the credit facilities contemplated hereby, each Credit Party hereby represents and warrants to the Lenders and the Issuing Banks as of the Closing Date, the Closing Date and on the date of each extension of credit hereunder, as follows:

      6.1   ORGANIZATION AND QUALIFICATION.

      Such Credit Party and each of its Domestic Subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged, and (iii) is duly qualified and is authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Schedule 6.1 contains a true, correct and complete list of all jurisdictions in which such Credit Party and its Domestic Subsidiaries are qualified to do business as a foreign corporation or foreign limited liability company as of the Closing Date.

      6.2   SOLVENCY.

      The fair saleable value of such Credit Party's assets exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. Such Credit Party (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has not incurred, and does not believe that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

      6.3   LIENS; INVENTORY.

      There are no Liens in favor of third parties with respect to any of the Collateral, including with respect to the Inventory, wherever located, other than Permitted Liens. To the best of each Credit Party's knowledge, no lessor, warehouseman, filler, processor or packer of such Credit Party has been granted any Lien with respect to the Inventory maintained by such Credit Party at the property of any such lessor, warehousemen, filler, processor or packer (other than Permitted Liens). Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions, the security interests granted pursuant to the Loan Documents constitute, and shall at all times, constitute valid and enforceable first priority and perfected Liens on the Collateral (subject to Permitted Liens). The Credit Parties are, or will be, at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens. The Credit Parties and the Subsidiaries will, at their expense, until payment in full of the Obligations and termination of the Commitments, and, at the Administrative Agent's request, defend the Collateral from any and all Liens (other than Permitted Liens) of any third party. The Credit Parties will not, and will not permit any of their Subsidiaries to, grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens). To the best of each Credit Party's knowledge, no Inventory of any Credit Party has been delivered to, or is being held by, any Customer for the purpose of the sale of such Inventory by such Customer to third parties (expect that such Inventory may be sold by any such Customer in the ordinary course of business when it becomes obsolete or unnecessary).

      6.4   NO CONFLICT.

      The execution and delivery by such Credit Party of this Agreement and each of the other Loan Documents executed and delivered in connection herewith and the performance of the obligations of such Credit Party hereunder and thereunder and the consummation by such Credit Party of the transactions contemplated hereby and thereby: (i) are within the corporate or other organizational, as the case may be, powers of such Credit Party; (ii) are duly authorized by the board of directors or similar managing body of such Credit Party; (iii) are not in contravention of the terms of the organizational documents of such Credit Party or of any indenture, contract, lease, agreement instrument or other commitment to which such Credit Party is a party or by which such Credit Party or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); (v) do not contravene any statute, law, ordinance regulation, rule, order or other governmental restriction applicable to or binding upon such Credit Party; and
(vi) will not, except as contemplated herein for the benefit of the Administrative Agent on behalf of the Lenders, result in the imposition of any Liens upon any property of such Credit Party under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Credit Party is a party or by which it or any of its property may be bound or affected.

      6.5   ENFORCEABILITY.

      This Agreement and all of the other Loan Documents are the legal, valid and binding obligations of such Credit Party, and with respect to those Loan Documents executed and delivered by any Subsidiary, of each such Subsidiary, and are enforceable against such Credit Party and such Subsidiaries, as the case may be, in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

      6.6   FINANCIAL DATA; MATERIAL ADVERSE CHANGE.

            (a) The Credit Parties have furnished to the Lenders the following financial statements (the "Financials"): (i) the balance sheet of the Credit Parties as of, and statements of income, retained earnings and cash flows for, the fiscal year ended December 31, 2004 audited by independent certified public accountants, and (ii) the unaudited balance sheet of the Credit Parties as of, and statement of income, retained earnings and cash flows for the period ending March 31, 2005 prepared by the chief financial officer of the Parent. The Financials are, and the financial statements to be furnished to the Lenders in accordance with Section 7.1 below will be, prepared, in accordance with the books and records of the Credit Parties and their Subsidiaries and fairly present the financial condition of the Credit Parties and their Subsidiaries at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP consistently applied throughout the periods involved.

            (b) Since the date of the Financials, there have been no changes in the condition, financial or otherwise, of any of the Credit Parties or their Subsidiaries as shown on the respective balance sheets of such predecessor corporations and each of the Credit Parties and their Subsidiaries described above, except (a) as contemplated herein and (b) for changes in the ordinary course of business (none of which individually or in the aggregate constitutes a Material Adverse Change).

            (c) The Credit Parties have furnished to the Lenders projected consolidated balance sheets, statements of operations and cash flows for the Credit Parties and all Subsidiaries on a quarterly basis for fiscal year 2005.

      Except as disclosed on Schedule 6.6, such financial statements (except for the projections) present fairly, in all material respects, the respective consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or pro forma statements. The projections were prepared by the Parent in good faith based on the same accounting principles as those used in preparation of the Financials and were based on assumptions that were reasonable when made.

      6.7   LOCATIONS OF OFFICES, RECORDS AND INVENTORY.

      The Credit Parties' and their Domestic Subsidiaries' principal places of business and chief executive offices are set forth in Schedule 6.7 and the books and records of the Credit Parties and all chattel paper and all records of accounts are located at the principal places of business and chief executive offices of the Credit Parties and their Domestic Subsidiaries. There is no jurisdiction in which any Credit Party or any of its Subsidiaries has any Collateral (except for vehicles, Inventory held for shipment by third Persons, Inventory in transit, Inventory held for processing by third Persons, or immaterial quantities of assets, equipment or Inventory) other than those jurisdictions listed on Schedule 6.7. Schedule 6.7 is a true, correct and complete list of (i) the legal names and addresses of each warehouseman, filler, processor and packer at which Inventory is stored, (ii) the address of the chief executive offices of the Credit Parties and each of their Domestic Subsidiaries and (iii) the address of all offices where records and books of account of the Credit Parties and each of their Domestic Subsidiaries are kept. None of the receipts received by any of the Credit Parties from any warehouseman, filler, processor or packer states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

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      6.8   FICTITIOUS BUSINESS NAMES.

      Neither such Credit Party nor any of its Domestic Subsidiaries has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the name shown on its or such Subsidiary's articles or certificate of incorporation or formation and as set forth on Schedule 6.8.

      6.9   SUBSIDIARIES.

      The only direct or indirect Subsidiaries of the Credit Parties are those listed on Schedule 6.9. The Credit Parties are the record and beneficial owners of all of the shares of Capital Stock of each of the Subsidiaries listed on
Schedule 6.9 as being owned by the Credit Parties, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Credit Parties are owned by them free and clear of any Liens other than Permitted Liens.

      6.10  NO JUDGMENTS OR LITIGATION.

      Except as set forth on Schedule 6.10, no judgments, orders, writs or decrees are outstanding against such Credit Party or any of its Subsidiaries nor is there now pending or, to the best of such Credit Party's knowledge after diligent inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against such Credit Party or any of its Subsidiaries except judgments and pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceedings which could not reasonably be expected to have a Material Adverse Effect.

      6.11  NO DEFAULTS.

      Neither such Credit Party nor any of its Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could be reasonably expected to have a Material Adverse Effect. Such Credit Party knows of no dispute regarding any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect.

      6.12  NO EMPLOYEE DISPUTES.

      There are no controversies pending or, to the best of such Credit Party's knowledge after diligent inquiry, threatened between such Credit Party or any of its Subsidiaries and any of their respective employees, other than those arising in the ordinary course of business which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

      6.13  COMPLIANCE WITH LAW.

      Neither such Credit Party nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government, or any other Governmental Authority or any self regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or

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failures to comply could not reasonably be expected to have a Material Adverse
Effect. The conduct of the business of such Credit Party and each of the Subsidiaries is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements and requirements of any self regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect. Neither such Credit Party nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and neither such Credit Party nor any of its Subsidiaries has any reason to anticipate that any currently existing circumstances are likely to result in the violation of any such statute, law, ordinance, regulation, rule, judgment, decree or order which failure or violation could reasonably be expected to have a Material Adverse Effect.

      6.14  ERISA.

      None of such Credit Party, any Subsidiary or any ERISA Affiliate maintains or contributes to any Benefit Plan other than those listed on Schedule 6.14. Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto. Such Credit Party, each of its Subsidiaries and each ERISA Affiliate has fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the Internal Revenue Code and has not incurred any liability (other than routine liability for premiums) under Title IV of ERISA, except where such liability could not reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred nor has any other event occurred that may result in such a Termination Event, which could reasonably be expected to have a Material Adverse Effect. No event or events have occurred in connection with which such Credit Party, any of its Subsidiaries, any ERISA Affiliate, any fiduciary of a Benefit Plan or any Benefit Plan, directly or indirectly, would be subject to any material liability, individually or in the aggregate, under ERISA, the Internal Revenue Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against material liability incurred under, or for a material violation or failure to satisfy the requirements of, any such statute, regulation or order.

      6.15  COMPLIANCE WITH ENVIRONMENTAL LAWS.

      Except as disclosed on Schedule 6.15, (a) the operations of such Credit Party and each of its Subsidiaries comply in all material respects with all applicable federal, state or local environmental, health and safety statutes, regulations, or ordinance and (b) none of the operations of such Credit Party or any of its Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation or ordinance, which, if determined adversely to such Credit Party, could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.15, none of the operations of such Credit Party or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether such Credit Party or any of its Subsidiaries disposed any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, which could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.15, neither such Credit Party nor any of its Subsidiaries have filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment. Except as disclosed on Schedule 6.15,

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neither such Credit Party nor any of its Subsidiaries have any material contingent liability of which such Credit Party has knowledge or reasonably should have knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, nor has such Credit Party or any of its Subsidiaries received any notice, letter or other indication of potential material liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment.

      6.16  USE OF PROCEEDS.

      All proceeds of the Loans will be used only in accordance with Section
7.13.

      6.17  INTELLECTUAL PROPERTY.

      Such Credit Party and each of its Domestic Subsidiaries possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names to continue to conduct its business as heretofore conducted by it. Schedule 6.17 sets forth (a) all of the federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of such Credit Party and its Domestic Subsidiaries, and all pending applications for any such registrations, (b) all of the patents and copyrights of such Credit Party and its Domestic Subsidiaries and all pending applications therefor and (c) all other trademarks, service marks and other marks, trade names and other trade rights used by such Credit Party or any of its Domestic Subsidiaries in connection with their businesses (collectively, the "Proprietary Rights"). Such Credit Party and its Domestic Subsidiaries are collectively the owners of each of the trademarks listed on Schedule 6.17 as indicated on such schedule, and no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive. Each of the trademarks listed on Schedule 6.17 is a federally registered trademark of such Credit Party or its Domestic Subsidiaries having the registration number and issue date set forth on Schedule 6.17. Except as disclosed on Schedule 6.17, no person has a right to receive any royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by such Credit Party, or any of its Domestic Subsidiaries and no person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as disclosed on
Schedule 6.17. Neither such Credit Party nor any of its Domestic Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other person. The use of each of the Proprietary Rights by such Credit Party and its Domestic Subsidiaries does not infringe upon or otherwise violate the rights of any third party in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by such Credit Party or any of its Domestic Subsidiaries that are presently outstanding alleging that the use of any of the Proprietary Rights infringes upon or otherwise violates the rights of any third party in or to any of the Proprietary Rights, except where such infringement or other violation could not reasonably be expected to have a Material Adverse Effect. Neither such Credit Party nor any of its Domestic Subsidiaries have given notice to any Person that it is infringing on any of the Proprietary Rights and to the best of such Credit Party's knowledge, no Person is infringing on any of the Proprietary Rights. All of the Proprietary Rights of such Credit Party and its Domestic Subsidiaries are valid and enforceable rights of such Credit Party and its Domestic Subsidiaries and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Agreement or the Loan Documents or the consummation of the transactions contemplated hereby or thereby.

      6.18  LICENSES AND PERMITS.

      Such Credit Party and each of its Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or appropriate for the operation of their

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businesses as presently conducted and as proposed to be conducted. Neither of such Credit Party nor any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval except in any such case which could not reasonably be expected to have a Material Adverse Effect.

      6.19  TITLE TO PROPERTY.

      Such Credit Party has (i) good and marketable fee simple title to or valid leasehold interests in all of its real property, including the Real Estate (all such real property and the nature of such Credit Party's or any Subsidiary's interest therein is disclosed on Schedule 6.19) and (ii) good and marketable title to all of its other property (including all real and other property in each case as reflected in the Financials delivered to the Administrative Agent hereunder), other than, with respect to properties described in clause (ii) above, properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Agreement since the date of the most recent audited consolidated balance sheet of such Credit Party, and in each case subject to no Liens other than Permitted Liens. Such Credit Party and its Subsidiaries enjoy peaceful and undisturbed possession of all its real property, including the Real Estate, and there is no pending or, to the best of their knowledge, threatened condemnation proceeding relating to any such real property. The leases with respect to the leased property, together with any leases of real property entered into by such Credit Party after the date hereof, are referred to collectively as the "Leases". None of the Leases contains provisions which have or could reasonably be expected to have a Material Adverse Effect. No material default exists under any Lease. All of the Structures and other tangible assets owned, leased or used by such Credit Party or any of its Subsidiaries in the conduct of their respective businesses are (a) insured to the extent and in a manner customary in the industry in which such Credit Party or such Subsidiaries are engaged, (b) structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect,
(c) in good operating condition and repair, subject to ordinary wear and tear,
(d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial, (e) sufficient for the operation of the businesses of such Credit Party and its Subsidiaries as currently conducted and (f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to conform could not reasonably be expected to have a Material Adverse Effect.

      6.20  LABOR MATTERS.

      Neither such Credit Party nor any of its Subsidiaries is engaged in any material unfair labor practice. There is (a) no material unfair labor practice complaint pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to have a Material Adverse Effect is so pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against either of such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them which could reasonably be expected to have a Material Adverse Effect, and (c) no union representation questions with respect to the employees of such Credit Party or any Subsidiaries and no union organizing activities which could reasonably be expected to have a Material Adverse Effect.

      6.21  INVESTMENT COMPANY.

      Neither such Credit Party nor any of its Subsidiaries is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act

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of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a
"holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the other Loan Documents or to perform its obligations hereunder or thereunder.

      6.22  MARGIN SECURITY.

      Such Credit Party does not own any margin stock and no portion of the proceeds of any Loans or Letters of Credit shall be used by the Credit Parties for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

      6.23  NO EVENT OF DEFAULT.

      No Default or Event of Default has occurred and is continuing.

      6.24  TAXES AND TAX RETURNS.

      Each Credit Party has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) that are not yet delinquent or (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties is aware of any proposed material tax assessments against it or any other Credit Party.

      6.25  NO OTHER INDEBTEDNESS.

      Such Credit Party has no Indebtedness that is senior, pari passu or subordinated in right of payment to their Indebtedness to the Lenders hereunder, except for Permitted Indebtedness.

      6.26  STATUS OF ACCOUNTS.

      Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Credit Party in the ordinary course of its business; the goods and inventory being sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; and such Credit Party's customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could reasonably be expected to have, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, a Material Adverse Effect. Such Credit Party confirms to the Lenders that any and all taxes or fees relating to its business, its sales, the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Credit Party when due (unless duly contested and adequately reserved for) and that none of said taxes or fees is or will become a lien on or claim against the Accounts.

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      6.27  REPRESENTATIONS AND WARRANTIES.

      As of the Closing Date, each of the representations and warranties made in the Loan Documents by each of the Credit Parties and their Subsidiaries, and to the knowledge of each such Credit Party and its Subsidiaries, each other party thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

      6.28  SURVIVAL OF REPRESENTATIONS.

      All representations made by such Credit Party in this Agreement and in any other Loan Document shall survive the execution and delivery hereof and thereof.

      6.29  AFFILIATE TRANSACTIONS.

      Except as set forth on Schedule 6.29, neither such Credit Party nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Credit Party or Subsidiary is a party except (a) in the ordinary course of, and pursuant to the reasonable requirements of, such Credit Party's or such Subsidiary's business and (b) upon fair and reasonable terms no less favorable to such Credit Party and such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

      6.30  ACCURACY AND COMPLETENESS OF INFORMATION.

      All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties or any of their respective Subsidiaries in writing to the Administrative Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Agreement or any Loan Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time. There is no fact now known to any officer of any Credit Party or any of its Subsidiaries which has, or would have, a Material Adverse Effect which fact has not been set forth herein, in the Financials, or any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent.

      6.31  OFAC.

      No Credit Party, nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 of such executive order, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order. The regulations and executive orders described in clauses (i) through (iii) of the preceding sentence are referred to herein as "OFAC Regulations".

      6.32  PATRIOT ACT.

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      The Credit Parties are in compliance, in all material respects, with the
(i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the "FAC Regulations"), and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA").

                                    ARTICLE 7

                              AFFIRMATIVE COVENANTS

      Until termination of this Agreement and the Commitments hereunder and payment and satisfaction of all Obligations (other than then contingent indemnification obligations) due or to become due hereunder, each Credit Party agrees that, unless the Required Lenders shall have otherwise consented in writing:

      7.1   FINANCIAL INFORMATION.

      The Parent will furnish to the Lenders the following information within the following time periods:

            (a) within ninety (90) days after the close of the fiscal year of the Parent, (i) the audited consolidated and unaudited consolidating balance sheets and statements of income and retained earnings and of changes in cash flow of the Parent and its Subsidiaries, for such year, each in reasonable detail, each setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with GAAP, and accompanied by a report and unqualified opinion of Ernst & Young LLP, or other Independent Accountant selected by the Parent and approved by the Administrative Agent.

            (b) within forty-five (45) days after the end of each fiscal quarter of the Parent other than the final fiscal quarter, unaudited consolidated and consolidating financial statements as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such quarterly statements need not include footnotes and subject to year-end audit adjustments) and certified by any officer described in paragraph (d) below;

            (c) within forty-five (45) days after the end of each fiscal month of January or February of each fiscal year of the Parent and within thirty
      (30) days after the end of each other fiscal month of the Parent other than the final month of each fiscal quarter, unaudited consolidated and consolidating financial statements as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such monthly

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      statements need not include footnotes and subject to year-end audit adjustments) and certified by an Authorized Officer of the Parent;

            (d) at the time of delivery of each monthly, quarterly and annual statement, a Compliance Certificate, executed by an Authorized Officer of the Parent;

            (e) not later than 12:00 Noon on the second Business Day of each week, a certificate, to be substantially in the form of Exhibit T (the "Borrowing Base Certificate"), duly completed and certified by an Authorized Officer of the Parent, detailing the Credit Parties' Eligible Accounts Receivable as of the most recent date of determination (which shall be determined not less frequently than monthly) and Eligible Inventory as of each Friday of the immediately preceding week (unless the Administrative Agent requires otherwise, in its commercially reasonable judgment). Notwithstanding the foregoing, if (i) no Event of Default or Default exists, and (ii) Average Excess Availability is at least Ten Million Dollars ($10,000,000), the Parent, at its election, may defer the reporting of the Borrowing Base from weekly to monthly, in which event such report shall be due not later than the thirtieth (30th) day of each month (or if such day is not a Business Day, then, on the next succeeding Business Day). In addition, on the thirtieth (30th) day of each month (or if such day is not a Business Day, then on the next succeeding Business
      Day), the Parent shall furnish a written report to the Lenders setting forth (i) the accounts receivable aged trial balance at the immediately preceding month end for each account debtor, aged by due date, which aging reports shall indicate which Accounts are current, up to 30, 30-to-60 and over 60 days past due and shall list the names and addresses of all applicable account debtors, (ii) a monthly accounts payable aging with such aging to be in form satisfactory to the Administrative Agent, (iii) a schedule of Inventory owned by each Credit Party by location and category, in summary form, together with, on at least a quarterly basis, a detailed report in respect thereof, and (iv) a monthly report on the addition of any new locations of Inventory (including ISA Sites) and the entry into any new ISA. The Administrative Agent may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Agreement until such time as a new Borrowing Base Certificate is delivered to the Administrative Agent in accordance herewith; Borrowing Base Certificates may be prepared and submitted to the Lenders on a more frequent basis than weekly (or, in the Administrative Agent's discretion, less frequently, but in no case less than monthly); provided, however, that such certificate complies with the requirements set forth elsewhere herein;

            (f) promptly upon receipt thereof, copies of all management letters and other material reports which are submitted to any Credit Party by its Independent Accountant in connection with any annual or interim audit of the books of such Credit Party made by such accountants;

            (g) as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, copies of such other financial statements and reports as the Parent shall send to its stockholders as such, and copies of all regular and periodic reports which the Parent may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding Governmental Authority;

            (h) no later than the last Business Day of January during each year when this Agreement is in effect, a business plan and budget for the current fiscal year of the Parent which includes projected consolidated and consolidating balance sheets, statements of income and

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      statements of cash flows on a monthly basis for such fiscal year, together with projections of Loan usage and Excess Availability for such fiscal year;

            (i) promptly and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of Authorized Officer of the Parent specifying the nature thereof and the Credit Parties' proposed response thereto, each in reasonable detail; and

            (j) with reasonable promptness, such other data as the Administrative Agent or any of the Lenders may reasonably request.

      7.2   INVENTORY.

      Within thirty (30) days after the end of each month, upon the request of the Administrative Agent from time to time, the Credit Parties will provide to the Administrative Agent written statements listing items of Inventory in reasonable detail as requested by the Administrative Agent.

      7.3   CORPORATE EXISTENCE.

      Each Credit Party and each of its Subsidiaries (a) will maintain its current corporate or other organizational existence, will maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, (b) will obtain or maintain patents, contracts and other rights necessary or desirable to the profitable conduct of their businesses, (c) will continue in, and limit their operations to, the same general lines of business as that presently conducted by them and (d) will comply with all applicable laws and regulations of any federal, state or local Governmental Authority, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

      7.4   ERISA.

      The Credit Parties will deliver to the Administrative Agent, at the Credit Parties' expense, the following information at the times specified below:

            (a) within ten (10) Business Days after any Credit Party, any Subsidiary or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred which could reasonably be expected to have a Material Adverse Effect, a written statement of the chief financial officer or controller of the Parent describing such Termination Event and the action, if any, which the Credit Parties or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, DOL or PBGC with respect thereto;

            (b) within ten (10) Business Days after any Credit Party, any Subsidiary or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred which could reasonably be expected to have a Material Adverse Effect, a statement of the chief financial officer or controller of the Parent describing such transaction and the action which the Credit Parties or other such entities have taken, are taking or propose to take with respect thereto;

            (c) within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all

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      communications received by any Credit Party, involving a sum in excess of
      Five Hundred Thousand Dollars ($500,000) any Subsidiary or any ERISA Affiliate with respect to such request;

            (d) within three (3) Business Days after receipt by any Credit Party, any Subsidiary or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

            (e) within ten (10) Business Days after receipt by any Credit Party, any Subsidiary or any ERISA Affiliate of a notice regarding the imposition of withdrawal liability involving a sum in excess of Five Hundred Thousand Dollars ($500,000), copies of each such notice;

            (f) within ten (10) Business Days after any Credit Party, any Subsidiary or any ERISA Affiliate fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

            (g) within three (3) Business Days after any Credit Party, any Subsidiary or any ERISA Affiliate know (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information, except where such termination under clauses (a), (b) or (c) could not reasonably be expected to have a Material Adverse Effect.

      For purposes of this Section 7.4, any Credit Party, any Subsidiary and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

      The Credit Parties will establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that the Credit Parties are in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

      7.5   PROCEEDINGS OR ADVERSE CHANGES.

      The Credit Parties will as soon as possible, and in any event within five
(5) Business Days after any Credit Party learns of the following, give written notice to the Administrative Agent of (i) any material proceeding(s) in which the Credit Parties are alleged to have liability in excess of Five Hundred Thousand Dollars ($500,000) being instituted or threatened to be instituted by or against any Credit Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), and (ii) any Material Adverse Change. Provision of such notice by the Credit Parties will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

      7.6   ENVIRONMENTAL MATTERS.

      Each Credit Party will conduct its business and the businesses of each of the Subsidiaries so as to comply in all material respects with all environmental laws, regulations, and ordinances in all jurisdictions in which any of them is or may at any time be doing business including environmental land use, occupational safety or health laws, regulations, ordinances, or permits in all jurisdictions in which

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any of them is or may at any time be doing business, except to the extent that any Credit Party or any of its Subsidiaries are contesting, in good faith by appropriate legal proceedings, any such law, regulation, direction, ordinance, or permit or the interpretation thereof or application thereof; provided, further, that each Credit Party and each of the Subsidiaries will materially comply with the order of any court or other governmental body of the applicable jurisdiction relating to such laws unless such Credit Party or the Subsidiaries shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review. If any Credit Party or any of its Subsidiaries shall (a) receive written notice that any material violation of any federal, state or local environmental law, regulation, ordinance may have been committed or is about to be committed by such Credit Party or any of its Subsidiaries, (b) receive written notice from a governmental agency that any administrative or judicial complaint or order has been filed or is about to be filed against such Credit Party or any of its Subsidiaries alleging material violations of any federal, state or local environmental law, regulation, ordinance or permit, or requiring such Credit Party or any of its Subsidiaries to take action in connection with the release of toxic or hazardous substances into the environment or (c) receive any written notice from a federal, state, or local governmental agency alleging that such Credit Party or any of its Subsidiaries may be materially liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, the Credit Parties will provide the Administrative Agent with a copy of such notice within forty-five (45) days after the receipt thereof by the applicable Credit Party or any of its Subsidiaries. Within forty-five (45) days after any Credit Party learns of the enactment or promulgation of any federal, state or local environmental law, regulation, ordinance, which could reasonably have a Material Adverse Effect, such Credit Party will provide the Administrative Agent with notice thereof. Each Credit Party will promptly take all actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters.

      7.7   BOOKS AND RECORDS; INSPECTION.

      Each Credit Party will, and will cause each of its Subsidiaries to, maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice. Each Credit Party agrees that upon at least three (3) Business Days advance notice (which notice requirement shall be deemed waived during any time that an Event of Default exists), the Administrative Agent or its agents may enter upon the premises of each Credit Party or any of its Subsidiaries at any time and from time to time, during normal business hours, to enable the Administrative Agent's internal auditors or outside third-party designees:

            (a) to conduct field examinations and inspections of the Collateral and facilities, books and records of the Credit Parties; provided that (i) if Average Excess Availability is greater than or equal to Ten Million Dollars ($10,000,000) and if no Event of Default has occurred and is then continuing, not more than one such field examination and inspection shall be conducted in each fiscal year or (ii) if Average Excess Availability is less than Ten Million Dollars ($10,000,000) or if an Event of Default has occurred and is then continuing, the frequency of such field examinations and inspections shall be determined by the Administrative Agent in its commercially reasonable judgment, and, in each case covered by clause (i) or (ii) above, the cost of such field examinations and inspections shall be borne by the Credit Parties; and

            (b) to appraise the Inventory; provided that (i) if Average Excess Availability is greater than or equal to Ten Million Dollars ($10,000,000) and if no Event of Default has occurred and is then continuing, not more than one such appraisal may be conducted in each 18 consecutive calendar month period, and the cost of such appraisal shall be borne by the Administrative Agent, (ii) if Average Excess Availability is less than Ten Million Dollars

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      ($10,000,000) and if no Event of Default has occurred and is then continuing, the frequency of Inventory appraisals shall be determined by the Administrative Agent in its commercially reasonable judgment and the costs of such appraisals shall be borne as follows: (A) the Credit Parties shall bear the costs of not more than one such appraisal in any twelve consecutive calendar month period and (B) the Administrative Agent shall bear the cost of any such appraisals in excess of one appraisal in any twelve consecutive calendar month period, or (iii) if an Event of Default has occurred and is then continuing, the frequency of Inventory appraisals shall be determined by the Administrative Agent in its commercially reasonable judgment and the cost of all such appraisals shall be borne by the Credit Parties.

      The Lenders, in the reasonable discretion of the Administrative Agent, may accompany the Administrative Agent at their sole expense in connection with the foregoing examinations, inspections and appraisals. In addition to such examinations, inspections and appraisals, the Administrative Agent shall have the right at any time to inspect and/or copy (at the Credit Parties' expense) any and all records pertaining to the Collateral, to discuss the affairs, finances and business of any Credit Party with any officers, employees and directors of any Credit Party or with the Independent Accountant, and to verify (in the name of a Credit Party) Eligible Accounts Receivable and Eligible Inventory.

      Each Credit Party agrees to afford the Administrative Agent at least thirty (30) days' prior written notice of any change in the location of any Collateral (other than Inventory held for shipment by third Persons, Inventory in transit, Inventory held for processing by third Persons or immaterial quantities of assets, equipment or Inventory) or in the location of its chief executive office or place of business from the locations specified in Schedule 6.7, and to execute in advance of such change, cause to be filed and/or delivered to the Administrative Agent any financing statements or other documents required by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent. Each Credit Party agrees to advise the Administrative Agent promptly, in sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral or any event which could reasonably be expected to have a Material Adverse Effect. Each Credit Party agrees to furnish any Lender with such other information regarding its business affairs and financial condition as such Lender may reasonably request from time to time.

      7.8   COLLATERAL RECORDS.

      Each Credit Party will execute and deliver to the Administrative Agent, from time to time, solely for the Administrative Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require, including those described in
Section 7.1, designating, identifying or describing the Collateral pledged to the Lenders hereunder. Each Credit Party's failure, however, to promptly give the Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Lenders' security interests in the Collateral. Such Credit Party agrees to maintain such books and records regarding Accounts and the other Collateral as the Administrative Agent may reasonably require, and agrees that such books and records will reflect the Lenders' interest in the Accounts and such other Collateral.

      7.9   SECURITY INTERESTS.

      Each Credit Party will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Each Credit Party agrees to comply with the requirements of all state and federal laws in order to grant to, and maintain for the benefit of, the Lenders valid and perfected security interests in the Collateral. The Administrative Agent is hereby authorized by each Credit Party to file any financing statements covering the Collateral. Each Credit Party agrees to do whatever the Administrative Agent may reasonably request, from time to time, by way of: filing notices

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of liens, financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Administrative Agent's custodians; keeping stock records; using commercially reasonable efforts to obtain waivers from landlords and mortgagees and from warehousemen, fillers, processors and packers and their respective landlords and mortgagees; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral; assigning its rights to the payment of Accounts pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section. 3727 et seq.) (the failure of which so to assign will permit the Administrative Agent to exclude such Accounts from the Borrowing Base); and performing such further acts as the Administrative Agent may reasonably require in order to effect the purposes of this Agreement and the other Loan Documents. Any and all fees, costs and expenses of whatever kind and nature (including any Taxes, reasonable attorneys' fees or costs for insurance in accordance with Section 7.10), which the Administrative Agent may incur with respect to the Collateral or the Obligations: in filing public notices; in preparing or filing documents; making title examinations or rendering opinions; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Credit Party or any of its Subsidiaries under this Agreement or any other Loan Document, will be borne and paid by the Credit Parties. If same are not promptly paid by the Credit Parties, the Administrative Agent may pay same on the Credit Parties' behalf, and the amount thereof shall be an Obligation secured hereby and due to the Administrative Agent on demand.

      7.10  INSURANCE; CASUALTY LOSS.

      Each Credit Party will, and will cause each of the Domestic Subsidiaries to, maintain public liability insurance, business interruption insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times and in each case satisfactory to the Administrative Agent in its commercially reasonable judgment. All policies covering the Collateral shall name the Administrative Agent as mortgagee/loss payee in case of loss, as its interests may appear, and shall contain such other provisions as the Administrative Agent may reasonably require to fully protect the Administrative Agent's interest in the Collateral and to any payments to be made under such policies. All liability insurance policies shall name the Administrative Agent as additional insured. True copies of all original insurance policies or certificates of insurance evidencing such insurance covering the Collateral shall be delivered to the Administrative Agent on or prior to the Closing Date, premium prepaid, with the loss payable endorsement in the Administrative Agent's favor, and shall provide for not less than thirty (30) days prior written notice to the Administrative Agent, of the exercise of any right of cancellation. In the event any Credit Party or any of its Domestic Subsidiaries fail to respond in a timely and appropriate manner (as determined by the Administrative Agent in its commercially reasonable judgment) with respect to collecting under any insurance policies required to be maintained under this Section 7.10, the Administrative Agent shall have the right, in the name of the Administrative Agent, any Credit Party or any Domestic Subsidiary, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. Each Credit Party will provide written notice to the Lenders of the occurrence of any of the following events within five (5) Business Days after it receives knowledge or notice of the occurrence of such event: any asset or property owned or used by any Credit Party or any of its Domestic Subsidiaries is (i) materially damaged or destroyed, or suffers any other loss or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the

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Collateral which is in excess of Five Hundred Thousand Dollars ($500,000)
(collectively, a "Casualty Loss"). Each Credit Party will diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss. In the event of a Casualty Loss, the Credit Parties will pay to the Administrative Agent, promptly upon receipt thereof, any and all insurance proceeds and payments received by any Credit Party or any of its Domestic Subsidiaries on account of damage, destruction or loss of all or any portion of the Collateral. The Administrative Agent may, at its election and in its commercially reasonable judgment, either (a) apply the proceeds realized from Casualty Losses to payment of accrued and unpaid interest or outstanding principal of the Revolving Loans or (b) pay such proceeds to the Credit Parties to be used to repair, replace or rebuild the asset or property or portion thereof that was the subject of the Casualty Loss. After the occurrence and during the continuance of an Event of Default, (i) no settlement on account of any such Casualty Loss shall be made without the consent of the Lenders and (ii) the Administrative Agent may participate in any such proceedings and the Credit Parties will deliver to the Administrative Agent such documents as may be requested by the Administrative Agent to permit such participation and will consult with the Administrative Agent, its attorneys and agents in the making and prosecution of such claim or claims. Each Credit Party hereby irrevocably authorizes and appoints the Administrative Agent its attorney-in-fact, after the occurrence and during the continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each Credit Party shall, upon demand of the Administrative Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Administrative Agent for the benefit of the Lenders, free and clear of any encumbrances of any kind or nature whatsoever.

      7.11  TAXES.

      Each Credit Party will, and will cause each of the Subsidiaries to, pay, when due and in any event prior to delinquency, all Taxes lawfully levied or assessed against any Credit Party, any Subsidiary or any of the Collateral; provided, however, that unless such Taxes have become a federal tax or ERISA Lien on any of the assets of any Credit Party or any Subsidiary, no such Tax need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

      7.12  COMPLIANCE WITH LAWS.

      Each Credit Party will, and will cause each of the Subsidiaries to, comply with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof, or to the operation of its business, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

      7.13  USE OF PROCEEDS.

      The proceeds of any Revolving Loan advances made hereunder shall be used by the Credit Parties solely to (a) finance the working capital needs of the Credit Parties and their Subsidiaries, (b) repay existing Indebtedness, (c) finance the issuance of letters of credit, (d) finance capital expenditures, and
(e) finance other general corporate purposes of the Credit Parties and their Subsidiaries; provided, however, that in any event, no portion of the proceeds of any such advances shall be used by the Credit Parties for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

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      7.14  FISCAL YEAR.

      Each Credit Party agrees that it will not change its fiscal year from a year ending December 31 unless required by law, in which case such Credit Party will give the Administrative Agent at least thirty (3) days' prior written notice thereof.

      7.15  NOTIFICATION OF CERTAIN EVENTS.

      Each Credit Party agrees that it will promptly notify the Administrative Agent of the occurrence of any of the following events:

            (a) any order, judgment or decree in excess of Five Hundred Thousand Dollars ($500,000) shall have been entered against any Credit Party or any of its Subsidiaries or any of their respective properties or assets, or

            (b) any notification of violation of any law or regulation or any inquiry shall have been received by any Credit Party or any of its Subsidiaries from any local, state, federal or foreign Governmental Authority or agency which violation could reasonably be expected to have a Material Adverse Effect.

      7.16  ADDITIONAL GUARANTORS.

      Upon any Person becoming a direct or indirect Domestic Subsidiary of any Credit Party, such Credit Party will provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause such Person (excluding any such Person not organized under the laws of the United States or any state thereof) to execute a Joinder Agreement in substantially the form of Exhibit U,
(b) cause such Person (excluding any such Person not organized under the laws of the United States or any state thereof) to pledge all of its assets to the Administrative Agent pursuant to a security agreement in substantially the form of the Security Agreement and otherwise in a form and substance acceptable to the Administrative Agent, (c) cause all of its Capital Stock (or in the case of any Person not organized under the laws of the United States or any state thereof, sixty-five percent (65%) of its Capital Stock) to be delivered to the Administrative Agent (together with undated stock powers signed in blank and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Administrative Agent, and (d) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 financing statements, Acknowledgment Agreements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

      7.17  SCHEDULES OF ACCOUNTS AND PURCHASE ORDERS.

      In furtherance of the continuing assignment and security interest in the Accounts of each Credit Party granted pursuant to the Security Agreement, upon the creation of Accounts, each Credit Party will execute and deliver to the Administrative Agent in such form and manner as the Administrative Agent may require in its commercially reasonable judgment, solely for its convenience in maintaining records of collateral, such confirmatory schedules of Accounts, and other appropriate reports designating, identifying and describing the Accounts as the Administrative Agent may require in its commercially reasonable judgment. In addition, upon the Administrative Agent's request, each Credit Party will provide the Administrative Agent with copies of agreements with, or purchase orders from, the customers

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of each Credit Party and its Domestic Subsidiaries, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Administrative Agent may require. Failure to provide the Administrative Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Each Credit Party hereby authorizes the Administrative Agent to regard such Credit Party's or any Domestic Subsidiary's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by such Credit Party's or such Domestic Subsidiary's authorized officers or agents.

      7.18  COLLECTION OF ACCOUNTS.

            (a) Unless an Event of Default shall have occurred and be continuing, each Credit Party may and will enforce, collect and receive all amounts owing on the Accounts, for the Lenders' benefit and on the Lenders' behalf but at the Credit Parties' expense in accordance with the provisions of Section 2.3; such privilege shall terminate automatically, however, without notice to the Credit Parties which is hereby expressly waived by the Credit Parties, upon the occurrence and during the continuance of any Event of Default, and the Administrative Agent shall be entitled to enforce, collect and receive all amounts owing on the Accounts and all other amounts for the Lenders' benefit and on the Lenders' behalf (but at the Credit Party's expense) pursuant to cash management arrangements satisfactory to the Administrative Agent and in accordance with the Security Agreement.

            (b) Any checks, cash, notes or other instruments or property received by any Credit Party or any of its Domestic Subsidiaries with respect to any Accounts shall be held by such Credit Party or such Subsidiary in trust for the benefit of the Lenders, separate from such Credit Party's or Subsidiary's own property and funds, and immediately turned over to the Administrative Agent with proper assignments or endorsements. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment unless and until such instruments have actually been collected.

      7.19  NOTICE; CREDIT MEMORANDA; AND RETURNED GOODS.

      Each Credit Party will notify the Administrative Agent promptly of any matters materially affecting the value, enforceability or collectability of any Account, and of all material customer disputes, offsets, defenses, counterclaims, returns and rejections, and all reclaimed or repossessed merchandise or goods; provided, however, that such notice shall only be required as to any such matter that affects Accounts outstanding at any one time from any account debtor, which affected Accounts have a value greater than Two Hundred Fifty Thousand Dollars ($250,000). Each Credit Party will issue credit memoranda promptly (with duplicates to the Administrative Agent upon its request for same) upon accepting returns or granting allowances, and may continue to do so until the occurrence of an Event of Default which continues beyond the expiration of the applicable grace or cure period, or which has not otherwise been waived by the Required Lenders. After the occurrence and during the continuance of an Event of Default, each Credit Party agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by such Credit Party, marked with the Lenders' name and held by such Credit Party for the Lenders' account as owner and assignee.

      7.20  ACKNOWLEDGMENT AGREEMENTS.

      Each Credit Party will assist the Administrative Agent in attempting to obtain executed Acknowledgment Agreements from each of the warehousemen, processors, packers, fillers, landlords and mortgagees with whom such Credit Party conducts business from time to time.

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      7.21  TRADEMARKS.

      Each Credit Party will do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of trademarks, service marks and other marks, trade names or other trade rights.

      7.22  MAINTENANCE OF PROPERTY.

      Each Credit Party will, and will cause each of the Domestic Subsidiaries to, keep all property useful and necessary to its respective business in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties, except for properties which either individually or in the aggregate are not material.

      7.23 REVISIONS OR UPDATES TO SCHEDULES.

      If any of the information or disclosures provided on any of Schedules 6.7, 6.8, 6.9, 6.17 or 6.19, originally attached hereto become outdated or incorrect in any material respect, the Credit Parties shall deliver to the Administrative Agent and the Lenders as part of the Compliance Certificate required to be delivered pursuant to Section 7.1(d) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s), which revisions shall be effective from the date accepted in writing by the Administrative Agent, such acceptance not to be unreasonably withheld; provided, that no such revisions or updates to any such Schedule(s) shall be deemed to have cured any breach of warranty or misrepresentation occurring prior to the delivery of such revision or update by reason of the inaccuracy or incompleteness of any such Schedule(s) at the time such warranty or representation previously was made or deemed to be made.

      7.24  LETTERS OF CREDIT.

      No later than 90 days after the Closing Date, the Borrowers shall cause all Letters of Credit issued by Wachovia for the account of any Borrower to be replaced with Letters of Credit issued by Bank of America, and all such Letters of Credit issued by Wachovia shall be terminated and returned to Wachovia. Notwithstanding the foregoing to the contrary, the Borrowers shall not be deemed to be in default of this Section 7.24 if they shall fail to replace the Letter of Credit issued by Wachovia for the benefit of Pilot Resources LLC (Wachovia LC# SM208851) prior to the expiration of such 90-day period, and, except for such Letter of Credit, all Letters of Credit issued after the Closing Date shall be issued by Bank of America.

      7.25  THIRD PARTY CONSENTS.

      No later than 90 days after the Closing Date with respect to all Third Party Property where Inventory is situated (except for such Third Party Property listed on Schedule 7.25), the Borrowers shall cause to be delivered to the Administrative Agent, (A) Acknowledgement Agreements, in form and substance satisfactory in the commercial judgment of the Administrative Agent in regard thereto, and for each Acknowledgement Agreement delivered to the Administrative Agent that was in effect under the Existing Credit Agreement (or any credit agreement prior to the Existing Credit Agreement), a letter, in form and substance satisfactory to the Administrative Agent, from the Customer or the landlord party to such Acknowledgement Agreement acknowledging that such Acknowledgement Agreement is still in effect with respect to the Loans and this Agreement, (B) to the extent any such Inventory is on consignment (as defined in the UCC), copies of the "consignment notice" UCC financing statements filed by the Credit Parties as referenced Section 5(h) of the Security Agreement in regard thereto and (C) if

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such Third Party Property is leased, a copy of the lease therefor and all amendments thereto, between the Credit Party and the landlord party thereto.

                                   ARTICLE 8

                               FINANCIAL COVENANTS

      Until termination of this Agreement and the Commitments hereunder and payment and satisfaction of all Obligations (other than then contingent indemnification obligations) due or to become due hereunder, the Credit Parties agree that, unless the Required Lenders shall have otherwise consented in writing:

      8.1   FIXED CHARGE COVERAGE RATIO.

      The Credit Parties shall report the Fixed Charge Coverage Ratio in each Compliance Certificate delivered pursuant to Section 7.1(d). If at any time Average Excess Availability is less than $15,000,000, the Credit Parties shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1 thereafter unless and until such time as (a) Average Excess Availability as of the end of the most recently ended calendar month shall equal or exceed $15,000,000 and (b) the Credit Parties have complied with this Section 8.1 for a period of not less than three consecutive fiscal months. For avoidance of doubt, if, the Credit Parties' obligation to maintain a Fixed Charge Coverage Ratio of not less than
1.10 to 1 has ceased (on one or more occasions) because the Credit Parties have satisfied the requirements of clauses (a) and (b) of the immediately preceding sentence, and, at any time or times thereafter, Average Excess Availability shall again fall below $15,000,000, then the Credit Parties shall be required to maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1 until such time as the Credit Parties shall have again satisfied the requirements of clauses (a) and (b) of the immediately preceding sentence.

                                   ARTICLE 9

                               NEGATIVE COVENANTS

      Until termination of the Credit Agreement and the Commitments hereunder and payment and satisfaction of all Obligations (other than then contingent indemnification obligations) due or to become due hereunder, each Credit Party agrees that, unless the Required Lenders shall have otherwise consented in writing, it will not, and will not permit any of the Domestic Subsidiaries to:

      9.1   RESTRICTIONS ON LIENS.

      Mortgage, assign, pledge, transfer or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or properties, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.

      9.2   RESTRICTIONS ON ADDITIONAL INDEBTEDNESS.

      Incur or create any Indebtedness, other than Permitted Indebtedness.

      9.3   RESTRICTIONS ON SALE OF ASSETS.

      Sell, lease, assign, transfer or otherwise dispose of any assets (including the Capital Stock of any Domestic Subsidiary of the Parent) other than (a) sales of Inventory in the ordinary course of business, (b)

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sales or other dispositions in the ordinary course of business of assets or properties that are obsolete or that are no longer used or useful in the conduct of such Credit Party's or Domestic Subsidiary's business, (c) sales in the ordinary course of business of assets or properties (other than Inventory) used in such Credit Party's or Domestic Subsidiary's business that are worn out or in need of replacement and that are replaced with assets of reasonably equivalent value or utility or (d) except when any Default or Event of Default exists, disposition of the assets of any Credit Party (or 100% of the stock of any Credit Party) or any division or business line thereof, so long as the aggregate consideration for such obligations does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in any twelve (12) month period exclusive of the sale transactions listed on Schedule 9.3; provided, however, that, in addition to the foregoing, to the extent that any such asset disposition governed by this clause (d) shall include the sale of any Inventory or any Accounts, then, the Parent shall submit to the Administrative Agent not later than three (3) Business Days prior to such disposition occurring, a pro forma Borrowing Base Certificate reflecting the impact of such disposition on the Borrowing Base and demonstrating the Credit Parties' compliance with Section 2.1(b) both before and after giving effect to such disposition as a condition precedent thereto.

      9.4   NO CORPORATE CHANGES.

            (a) Merge or consolidate with any Person except that, so long as no Event of Default exists, any Guarantor may merge or consolidate with any other Guarantor or; provided that a Borrower is the survivor of any such merger or consolidation, with a Borrower, upon first giving the Administrative Agent at least ten (10) days' advance written notice to such effect; or

            (b) alter or modify any Credit Party's or any Domestic Subsidiary's Articles or Certificate of Incorporation or other equivalent organizational document or form of organization in any manner that is adverse to the interests of any Lender; or

            (c) alter or modify any legal names, principal places of business, structure, status or existence except upon at least thirty (30) days advance written notice to the Administrative Agent; or

            (d) enter into or engage in any business, operation or activity other than those being conducted by the Credit Parties on the Closing Date or any other business, operation or activity reasonably related thereto.

      9.5   NO GUARANTEES.

      Assume, guarantee, endorse, or otherwise become liable upon the obligations of any other Person, including any Subsidiary or Affiliate of any Credit Party, except (a) by the endorsement of negotiable instruments in the ordinary course of business, (b) by the giving of indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder and (c) in connection with the incurrence of Permitted Indebtedness.

      9.6   NO RESTRICTED PAYMENTS.

      Make any Restricted Payment, other than to pay dividends from any Subsidiary to any Credit Party; provided, however, that, notwithstanding, the foregoing, the Parent may from time to time make dividends, repurchase its Capital Stock from any shareholders who are directors, officers, managers or employees of any Credit Party or who acquired their Capital Stock in connection with the initial public offering of the Parent, through its direct share program, or in connection with an Acquisition by a Credit

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Party (or the estates of any of them, if then deceased), subject, however, to compliance with each of the following conditions:

            (a) the aggregate amount of cash paid by the Parent for all such dividends and repurchases made during any fiscal year shall not exceed (A) Five Million Dollars ($5,000,000) if Average Excess Availability on a pro forma basis, after giving effect to each such Restricted Payment is greater than Ten Million Dollars ($10,000,000) or (B) Twenty-Five Million Dollars ($25,000,000) if Average Excess Availability, on a pro forma basis, after giving effect to each such Restricted Payment is greater than Twenty Million Dollars ($20,000,000); and

            (b) no Default or Event of Default otherwise then shall exist or be caused thereby.

      9.7   NO INVESTMENTS.

      Make any Investment other than

            (a) Permitted Investments and

            (b) Investments in Subsidiaries that are not Credit Parties not in excess of $7,500,000 in the aggregate at any time outstanding during the term of this Agreement.

      9.8   NO AFFILIATE TRANSACTIONS.

      Enter into any transaction with, including the purchase, sale or exchange of property or the rendering of any service to, any Subsidiary or Affiliate of any Credit Party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms no less favorable to such Credit Party than could be obtained in a comparable arm's-length transaction with an unaffiliated Person and (b) as may be permitted under Section 9.6.

      9.9   NO PROHIBITED TRANSACTIONS UNDER ERISA.

      Except where a violation otherwise prohibited below (other than a violation of Section 9.9(i) which could not reasonably be expected to have a Material Adverse Effect:

            (a) Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction which could result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

            (b) permit to exist with respect to any Benefit Plan any accumulated funding (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

            (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

            (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan where such event would result in any liability of the Credit Party, any Subsidiary or any ERISA Affiliate under Title IV of ERISA;

            (e) fail, or permit any ERISA Affiliate to fail to make any required contribution or payment to any Multiemployer Plan;

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

            (f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

            (g) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that either of the Credit Parties, any Subsidiary or any ERISA Affiliate is required to provide security to such Benefit Plan under Section 401(a)(29) of the Internal Revenue Code;

            (h) withdraw, or permit any ERISA Affiliate to withdraw, from any Multiemployer Plan where such withdrawal may result in any liability of any such entity under Title IV of ERISA; or

            (i) allow any representation made in Section 6.14 to be untrue in any material respect at any time during the term of this Agreement.

      9.10  NO ADDITIONAL BANK ACCOUNTS.

      Open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the accounts set forth on Schedule 9.10 and petty cash and payroll accounts and after the Closing Date, such other accounts so long as each such account is subject to a Lockbox Agreement satisfactory to the Administrative Agent.

      9.11  NO EXCESS CASH.

      Maintain in the aggregate in all of the checking, savings or other accounts of the Credit Parties, excepting, however, therefrom, Lockbox Accounts (and related overnight accounts), total cash balances and Permitted Investments in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time during which any Loans are outstanding hereunder.

      9.12  RESTRICTIONS ON SALE OF CAPITAL STOCK OF THE DOMESTIC SUBSIDIARIES.

      Except in connection with any transaction permitted under Section 9.4, sell, transfer or otherwise dispose of any shares of Capital Stock in any Domestic Subsidiary.

      9.13  ISSUANCE OF STOCK BY DOMESTIC SUBSIDIARIES.

      Permit any Domestic Subsidiary to issue or distribute any Capital Stock, except that a Domestic Subsidiary whose Capital Stock have been pledged to the Administrative Agent pursuant hereto may issue and distribute additional such Capital Stock from time to time hereafter; provided that such Capital Stock are also pledged to the Administrative Agent promptly upon their issuance on terms and conditions satisfactory to the Administrative Agent in its commercially reasonable judgment.

      9.14  ADDITIONAL NEGATIVE PLEDGES.

      Create or otherwise cause or suffer to exist or become effective, or permit any of the Domestic Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Administrative Agent and the Lenders) on

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the creation or existence of any Lien upon the assets of any Credit Party or the
Domestic Subsidiaries, other than Permitted Liens or (ii) any Contractual Obligation which may restrict or inhibit the Administrative Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default (except customary non-assignment provisions contained in leases and purchase agreements for assets secured by a purchase money security interest).

      9.15  INDEBTEDNESS.

      Effect or permit any change in or amendment to any document or instrument pertaining to the subordination, terms of payment or required prepayments of any Indebtedness, effect or permit any change in or amendment to any document or instrument pertaining to the covenants or events of default of any Indebtedness if the effect of any such change or amendment is to make such covenants or events of default more restrictive, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Indebtedness, except for the scheduled payments required by the terms of the documents and instruments evidencing such Indebtedness and except as permitted under Section 9.6.

      9.16  SALE AND LEASEBACK.

      Except in connection with asset dispositions permitted under Section 9.3(d), enter into any arrangement, directly or indirectly, whereby the Parent or any Domestic Subsidiary shall sell or transfer any property owned by it to a Person (other than the Borrowers or any Subsidiary) in order then or thereafter to lease such property or lease other property which the Borrowers or any Domestic Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

      9.17  LICENSES, ETC.

      Enter into licenses of, or otherwise restrict the use of, any patents, trademarks or copyrights which would prevent the Borrowers or any Domestic Subsidiary from selling, transferring, encumbering or otherwise disposing of any such patent, trademark or copyright.

      9.18  LIMITATIONS.

      Create, nor will it permit any of its Domestic Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's Capital Stock, (b) pay any Indebtedness owed to the Credit Parties, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest (or purchase agreements for assets secured by a purchase money security interest),
(ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of a Credit Party, and (iii) this Agreement and the other Loan Documents.

                                   ARTICLE 10

                                     POWERS

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      10.1  APPOINTMENT AS ATTORNEY-IN-FACT.

      Each Credit Party hereby irrevocably authorizes and appoints the Administrative Agent, or any Person or agent the Administrative Agent may designate, as such Credit Party's attorney-in-fact, at the Credit Parties' cost and expense, to exercise, subject to the limitations set forth in Section 10.2, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations to the Lenders have been paid and satisfied in full and all of the Commitments have been terminated:

            (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Administrative Agent, the Lenders or such Credit Party, as the case may be, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

            (b) To receive, open and dispose of all mail addressed to such Credit Party and to notify postal authorities to change the address for delivery thereof to such address as the Administrative Agent may designate;

            (c) To request at any time from customers indebted on Accounts, in the name of such Credit Party or a third party designee of the Administrative Agent, information concerning the Accounts and the amounts owing thereon;

            (d) To give customers indebted on Accounts notice of the Lenders' interest therein, and/or to instruct such customers to make payment directly to the Administrative Agent for such Credit Party's account;

            (e) To take or bring, in the name of the Administrative Agent, the Lenders or such Credit Party, all steps, actions, suits or proceedings deemed by the Administrative Agent necessary or desirable to enforce or effect collection of the Accounts; and

            (f) To file, record and register any or all of the Lenders' security interest in intellectual property of any Credit Party with the United States Patent and Trademark Office.

      10.2  LIMITATION ON EXERCISE OF POWER.

      Notwithstanding anything hereinabove to the contrary, the powers set forth in subparagraphs (b), (d) and (e) above may only be exercised by the Administrative Agent on and after the occurrence of an Event of Default and during its continuation which has not otherwise been waived by the Administrative Agent. The powers set forth in subparagraphs (a), (c) and (f) above may be exercised by the Administrative Agent at any time.

                                   ARTICLE 11

                         EVENTS OF DEFAULT AND REMEDIES

      11.1  EVENTS OF DEFAULT.

      The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

            (a) failure of the Borrowers to pay (i) any interest or Fees hereunder within three (3) Business Days of when due hereunder, in each case whether at stated maturity, by acceleration, or otherwise, (ii) any principal of the Revolving Loans or the Letter of Credit Obligations when due, whether at stated maturity, by acceleration or otherwise, or (iii) any expenses hereunder within

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

      ten (10) Business Days after receipt by the Parent from the Administrative Agent or any applicable Lender of notice that such expenses are payable or
      (iv) any other Obligations, within ten (10) Business Days after the stated due date for the payment thereof;

            (b) any representation or warranty of any Credit Party contained in this Agreement, the other Loan Documents or any other agreement, document, instrument or certificate among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders shall prove untrue in any material respect on or as of the date it was made or was deemed to have been made;

            (c) failure of any Credit Party to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 7.1,
      Section 7.3, Section 7.5, Section 7.7, Article 8 or Article 9;

            (d) failure to comply with any other covenant contained in this Agreement (except for Section 7.25), the other Loan Documents or any other agreement, document, instrument or certificate among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders and, in the event such breach or failure to comply is capable of cure, such breach or failure to comply is not cured within thirty (30) days of its occurrence;

            (e) dissolution, liquidation, winding up or cessation of the business of any Credit Party or any Subsidiary, or the failure of any Credit Party or any Subsidiary to meet its debts generally as they mature, or the calling of a meeting of any Credit Party's or any Subsidiary's creditors for purposes of compromising any Credit Party's or any Subsidiary's debts, or the admission by any Credit Party or its inability to pay its debts as they become due;

            (f) the commencement by or against any Credit Party or any Subsidiary of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings with respect to it under any federal or state law and, in the event any such proceeding is commenced against any Credit Party of any Subsidiary, such proceeding is not dismissed within sixty (60) days;

            (g) the occurrence of a Change in Control;

            (h) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) under, or the occurrence of any event that results in or would permit the acceleration of the maturity of any note, agreement or instrument evidencing any other Indebtedness of any Credit Party or any of its Subsidiaries and the aggregate principal amount of all such other Indebtedness with respect to which a default or an event of default has occurred, or the maturity of which is accelerated or permitted to be accelerated, exceeds One Million Dollars ($1,000,000) or any counterparty to an Interest Rate Protection Agreement shall terminate such agreement and such termination shall result in a liability of a Credit Party in excess of $1,000,000;

            (i) any covenant, agreement or obligation of any party contained in or evidenced by any of the Loan Documents shall cease to be enforceable in accordance with its terms, or any party (other than the Administrative Agent or the Lenders) to any Loan Document shall deny or disaffirm its obligations under any of the Loan Documents, or any Loan Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Administrative Agent, or any action or proceeding shall have been commenced by any Person

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

      (other than the Administrative Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Loan Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Loan Document are illegal, invalid or unenforceable;

            (j) one or more judgments or decrees shall be entered against one or more of the Credit Parties or any Subsidiary involving a liability of One Million Dollars ($1,000,000) or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

            (k) any Termination Event with respect to a Benefit Plan shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Parent by the Administrative Agent or any Lender, and the then current value of such Benefit Plan's benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan's assets allocable to such benefits by more than One Million Dollars ($1,000,000) (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

            (l) any Guarantor shall assert that its obligations hereunder or under any other Loan Document shall be invalid or unenforceable; or

            (m) any other Loan Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive).

      11.2  ACCELERATION.

      Upon the occurrence and during the continuance of an Event of Default, at the direction of the Required Lenders, the Administrative Agent shall, upon the written, telecopied or telex request of the Required Lenders, and by delivery of written notice to the Parent from the Administrative Agent, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any
Borrower: (a) declare all Obligations (excluding Obligations under any Interest Rate Protection Agreement) to be immediately due and payable (except with respect to any Event of Default set forth in Section 11.1(f) in which case all Obligations (excluding Obligations under any Interest Rate Protection Agreement) shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Administrative Agent or any Lender, (b) immediately terminate this Agreement and the Commitments hereunder; and (c) enforce any and all rights and interests created and existing under the Loan Documents or arising under applicable law, including all rights and remedies existing under the Security Documents and all rights of setoff. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

      In addition, upon demand by the Administrative Agent or the Required Lenders upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (in accordance with the voting requirements of Section 14.9), the Borrowers shall deposit with the Administrative Agent for the benefit of the Lenders with respect to each

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Letter of Credit then outstanding, promptly upon such demand, cash or Cash
Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposit shall be held by the Administrative Agent for the benefit of the Issuing Banks and the other Lenders as security for, and to provide for the payment of, outstanding Letters of Credit.

                                   ARTICLE 12

                                   TERMINATION

      Except as otherwise provided in Article 11 of this Agreement, the Commitments made hereunder shall terminate on the Maturity Date and all then outstanding Loans shall be immediately due and payable in full. Unless sooner demanded, all Obligations shall become due and payable as of any termination hereunder or under Article 11 and, pending a final accounting, the Administrative Agent may withhold any balances in the Borrowers' Loan accounts, in an amount sufficient, in the Administrative Agent's sole discretion, to cover all of the Obligations, whether absolute or contingent, unless supplied with a satisfactory indemnity to cover all of such Obligations. All of the Administrative Agent's and the Lenders' rights, liens and security interests shall continue after any termination until all Obligations (other than then contingent indemnification obligations) have been paid and satisfied in full.

                                   ARTICLE 13

                            THE ADMINISTRATIVE AGENT

      13.1 APPOINTMENT AND AUTHORIZATION. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

      13.2 ADMINISTRATIVE AGENT'S RIGHTS AS LENDER. The Lender or other financial institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

      13.3 DUTIES AS EXPRESSLY STATED. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by the financial institution serving as the Administrative Agent or any of its Affiliates or Approved Funds in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action) or all of the Lenders if expressly

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required, or in the absence of its own gross negligence or willful misconduct.
The Administrative Agent shall not be deemed to have knowledge of any Default other than a Default of the types specified in Section 11.1(a) unless and until written notice thereof is given to the Administrative Agent by the Parent or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith,
(iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not, except to the extent the Administrative Agent expressly instructed by the Required Lenders with respect to collateral security hereunder and under the other Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law.

      13.4 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release the Administrative Agent from performing any action with respect to the Borrowers expressly required to be performed by it pursuant to the terms hereof) under this Agreement. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

      13.5 ACTION THROUGH SUB-ADMINISTRATIVE AGENTS. The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-Administrative Agents appointed by the Administrative Agent. The Administrative Agent and any such sub-Administrative Agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent.

      13.6 RESIGNATION OF ADMINISTRATIVE AGENT AND APPOINTMENT OF SUCCESSOR ADMINISTRATIVE AGENT. Subject to the appointment and acceptance of a successor Administrative Agent, as provided in this paragraph, the Administrative Agent may resign at any time by

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notifying the Lenders, the Issuing Banks and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Credit Parties, to appoint a successor Administrative Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in Boston, Massachusetts or New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After an Administrative Agent's resignation hereunder, the provisions of this Article and Section 14.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-Administrative Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

      13.7 LENDERS' INDEPENDENT DECISIONS. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Banks or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Banks or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder. Except as explicitly provided herein, the Administrative Agent does not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter. The Administrative Agent shall not be deemed a trustee or other fiduciary on behalf of any party.

      13.8 INDEMNIFICATION. Each Lender agrees to indemnify and hold harmless the Administrative Agent and the Issuing Banks (to the extent not reimbursed under Section 14.6, but without limiting the obligations of the Borrowers under
Section 14.6), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Loans and Letter of Credit Obligations held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans and Letter of Credit Obligations held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney's fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or the Issuing Banks (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Administrative Agent or the Issuing Banks under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Borrowers are obligated to pay under Section 14.6, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified. The agreements set forth

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in this Section 13.8 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

      13.9 CONSENTS UNDER OTHER LOAN DOCUMENTS. Except as otherwise provided in this Agreement and the other Loan Documents, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Loan Documents.

      13.10 COLLATERAL MATTERS.

            (a) Each Lender authorizes and directs the Administrative Agent to act as its collateral agent and, in such capacity, to enter into the Security Documents for the benefit of the Lenders. Each Lender authorizes and directs the Administrative Agent to make such changes to the forms Acknowledgment Agreement attached hereto as Exhibits B and C as the Administrative Agent deems necessary in order to obtain any Acknowledgment Agreement from any customer, landlord, warehouseman, filler, packer or processor of any Credit Party. Each Lender also authorizes and directs the Administrative Agent to review and approve all agreements regarding the Lockboxes and the Lockbox Accounts (including the Lockbox Accounts Agreements) on such terms as the Administrative Agent deems necessary. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

            (b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in cash and satisfaction of all of the Obligations (including the Letter of Credit Obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Administrative Agent if the applicable Credit Party certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 9.3 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 13.10(b).

            (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the applicable Credit Party, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon

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      the Collateral that was sold or transferred; provided that (i) the
      Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Credit Party or any Subsidiary in respect of) all interests retained by such Credit Party or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

            (d) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Credit Parties or any Subsidiary or is cared for, protected or insured or that the liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

      13.11 ACTIONS WITH RESPECT TO DEFAULTS.

      In addition to the Administrative Agent's right to take actions on its own accord as permitted under this Agreement, the Administrative Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided, however, that, until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

      13.12 SYNDICATION AGENT.

      The Syndication Agent shall not have any duties or obligations under this Agreement and the other Loan Documents, express or implied. The Syndication Agent shall incur no personal liability by reason of being named the Syndication Agent hereunder.

                                   ARTICLE 14

                                  MISCELLANEOUS

      14.1  WAIVERS.

      Each Credit Party hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Administrative Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event

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of Default. No single or partial exercise by the Administrative Agent or the
Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

      14.2  JURY TRIAL.

      TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

      14.3  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

            (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought in the courts of the Commonwealth of Massachusetts in Suffolk County and, by execution and delivery of this Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.4, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

            (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      14.4  NOTICES.

      Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail return receipt requested, or by overnight delivery service, with all charges prepaid, to the parties at the following addresses:

      If to the Administrative Agent, then to:

            Bank of America, N.A.
            One Federal Street
            Mail Stop MAS-503-07-19
            Boston, MA, 02110
            Attention: Matthew T. O'Keefe
            Tel: 617-654-1184
            Fax: 617-654-1167

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      with a copy to:

            Palmer & Dodge LLP
            111 Huntington Avenue
            Boston, MA 02110
            Attention: David L. Ruediger, Esq.
            Tel: 617-239-0266
            Fax: 617-2227-4420

      If to the Credit Parties, then to:

            Industrial Distribution Group, Inc.
            950 East Paces Ferry Road
            Suite 1575
            Atlanta, Georgia 30326
            Attention: Chief Financial Officer
            Tel: 404-949-2100
            Fax: 404-949-2040

      with a copy to:

            Kilpatrick Stockton LLP
            Suite 2800
            1100 Peachtree Street
            Atlanta, Georgia 30309
            Attention: Hilary Jordan
            Tel: 404-815-6362
            Fax: 404-815-6555

      If to any Lender, to such Lender at the address set forth beneath the signature of such Lender contained herein.

All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three (3) Business Days after being postmarked,
(ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by facsimile transmission, when receipt of such transmission is acknowledged; provided that notices to the Administrative Agent shall not be effective until received.

      14.5  ASSIGNABILITY.

            (a) No Credit Party shall have the right to assign this Agreement or any interest therein except with the prior written consent of the Lenders.

            (b) Notwithstanding subsection (c) of this Section, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender's Loans and/or Commitments hereunder to its parent company and/or to any affiliate of such Lender or to any existing Lender or affiliate thereof. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or

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      the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Credit Parties.

            (c) Each Lender may, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, that (i) unless the assignee is another Lender or an affiliate of the assignor Lender, then, each of the Administrative Agent and the Parent shall have given its prior consent to such assignment (neither such consent to be unreasonably withheld, conditioned or delayed); provided that if a Default or Event of Default then exists, the Parent's consent shall be deemed waived (but concurrent notice of such assignment shall be given to the Parent), (ii) for each such assignment, the parties thereto shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500) to be paid by the assignee,
      (iii) no such assignment shall be for less than Five Million Dollars ($5,000,000) or, if less, the entire remaining Commitments of such Lender of the Commitments, (iv) if such assignee is a Foreign Lender, all of the requirements of Section 2.6(b) shall have been satisfied as a condition to such assignment and (v) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of both the Revolving Credit Commitment of such Lender and all Loans of such Lender. Upon such execution and delivery of the Assignment and Acceptance to the Administrative Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.6 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with

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      their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

            (e) The Administrative Agent shall maintain at its address referred to in Section 14.4 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with the Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance,
      (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Credit Parties. Within five (5) Business Days after its receipt of such notice, the Credit Parties shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to the Parent) a new Note or Notes to the order of the assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the Closing Date and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

            (g) Each Lender may sell participations (without the consent of the Administrative Agent, the Credit Parties or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided that (i) such Lender's obligations under this Agreement (including its Commitments to the Credit Parties hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Credit Parties, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Loans or Letter of Credit reimbursement obligations in which such participant is participating, (C) except as otherwise expressly provided in this Agreement, reduce the interest rate applicable to the Loans or Letter of Credit reimbursement obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Agreement, reduce any Fees payable hereunder.

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            (h) Each Lender agrees that, without the prior written consent of the Credit Parties and the Administrative Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

            (i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Credit Parties in accordance with Section 14.7.

            (j) Anything in this Section to the contrary notwithstanding, any Lender may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided that any payment in respect of such assigned Loans and/or obligations made by the Borrowers to the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers' obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Lender from its obligations hereunder.

      14.6 PAYMENT OF EXPENSES; INDEMNIFICATION.

      The Credit Parties agree to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent and the Sole Lead Arranger in connection with (A) the negotiation, preparation, syndication, execution and delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to therein (including the reasonable fees and expenses of special counsel to the Administrative Agent and the Sole Lead Arranger and the fees and expenses of counsel for the Administrative Agent in connection with collateral issues), and (B) any amendment, waiver or consent relating hereto and thereto including any such amendments, waivers or consents resulting from or related to any work-out, re-negotiation or restructure relating to the performance by the Credit Parties under this Agreement and (ii) the Administrative Agent, the Issuing Banks and the Lenders in connection with enforcement of the Loan Documents and the documents and instruments referred to therein, including any work-out, re-negotiation or restructure relating to the performance by the Credit Parties under this Agreement, including, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent, the Issuing Banks and each of the Lenders (including the allocated costs of internal counsel). The Credit Parties shall indemnify, defend and hold harmless the Agents, the Issuing Banks and each of the Lenders and their respective directors, officers, agents, employees, counsel and Affiliates from and against (x) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigation, investigation, claim or proceeding which arises out of or is in any way related to (i) this Agreement, any Letter of Credit, any other Loan Documents or the transactions contemplated hereby or thereby, (ii) any actual or proposed use by any Credit Party of the proceeds of the Loans or (iii) the Agents', the Issuing Banks' or the Lenders' entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto, including amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and
(y) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred in connection with any remedial or other action taken by any Credit Party or any of the Lenders in connection with compliance by any Credit Party or any of its Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria

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

or guidelines. If and to the extent that the obligations of any Credit Party hereunder are unenforceable for any reason, such Credit Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Credit Parties' obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Agreement. In addition, the Credit Parties shall, upon demand, pay to the Administrative Agent, the Issuing Banks and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Administrative Agent, the Issuing Banks or such Lender in (A) enforcing or defending its rights under or in respect of this Agreement, any Letter of Credit the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) in collecting the Loans, (C) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (D) obtaining any legal, accounting or other advice in connection with any of the foregoing. Without limitation of the foregoing, Credit Parties shall pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with its obtaining, from time to time, as it shall determine in its commercially reasonable judgment, appraisals of Credit Parties' Inventory subject to the limitations set forth in Section 7.7.

      14.7 CONFIDENTIALITY.

      Each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 14.7), (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Parent unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 14.7, (f) to the extent required in connection with any litigation between any Credit Party and the Administrative Agent or the Lenders with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Parent's prior written consent.

      14.8 ENTIRE AGREEMENT, SUCCESSORS AND ASSIGNS.

      This Agreement along with the other Loan Documents and the Fee Letter constitutes the entire agreement among the Credit Parties, the Administrative Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Credit Parties and the Lenders and their respective successors and permitted assigns.

      14.9 AMENDMENTS, ETC.

      Neither the amendment or waiver of any provision of this Agreement or any other Loan Document, nor the consent to any departure by any Credit Party therefrom, shall in any event be effective

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

unless the same shall be in writing and signed by the Required Lenders (or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Administrative Agent) and the Parent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all the Lenders, do any of the following:

      (a) increase the Commitments of the Lenders or subject the Lenders to any additional obligations (other than pursuant to Section 2.1(e) which requires only the consent of each Lender increasing its Revolving Credit Commitment),

      (b) except as otherwise expressly provided in this Agreement, reduce the principal of, or interest on, any Note or any Letter of Credit reimbursement obligations or any fees hereunder,

      (c) postpone any date fixed for any payment or mandatory prepayment in respect of principal of, or interest on, any Note or any Letter of Credit reimbursement obligations or any fees hereunder,

      (d) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder,

      (e) amend or waive Section 2.3(b), Section 2.3(e), Section 2.7, Section 2.8, Section 2.9, Section 7.16, Section 13.6 or this Section 14.9, or change the definition of Required Lenders,

      (f) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Agreement, release any Liens in favor of the Lenders on any material portion of the Collateral,

      (g) release any guaranties of the Obligations, or

      (h) increase the advance rates used to calculate the Borrowing Base beyond that in effect on the Closing Date or amend the definition of Borrowing Base or any component definition contained therein (except that this provision will not restrict the authority of the Administrative Agent to impose or remove reserves on the Borrowing Base or to increase any advance rate that was previously decreased such that the advanced rate as increased does not exceed the advance rate in effect on the Closing Date); and

      provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent or any Issuing Bank under any Loan Document shall in any event be effective, unless in writing and signed by the Administrative Agent and/or such Issuing Bank, as applicable, in addition to the Lenders required hereinabove to take such action. No amendment of any provision of this Agreement relating to the Swingline Loans, the Overadvances or the Protective Advances shall be effective without the written consent of the Administrative Agent.

      Notwithstanding any of the foregoing to the contrary, the consent of the Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article 13 (other than the provisions of Section 13.6). In addition, the Credit Parties and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing
Schedule 1.1A from time to time in the manner requested by the Credit Parties, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Credit Parties and each Lender.

      14.10 NONLIABILITY OF ADMINISTRATIVE AGENT AND LENDERS.

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

      The relationship between any Credit Party on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of Credit Party and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to any Credit Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Credit Party to review or inform such Credit Party of any matter in connection with any phase of such Credit Party's business or operations.

      14.11 INDEPENDENT NATURE OF LENDERS' RIGHTS.

      The amounts payable at any time hereunder to each Lender under such Lender's Note or Notes shall be a separate and independent debt.

      14.12 COUNTERPARTS.

      This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

      14.13 EFFECTIVENESS.

      This Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by each Credit Party and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender and their respective successors and assigns.

      14.14 SEVERABILITY.

      In case any provision in or obligation under this Agreement or the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      14.15 HEADINGS DESCRIPTIVE.

      The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

      14.16 MAXIMUM RATE.

      Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Credit Parties, the Administrative Agent and the Lenders hereby agree that all agreements among them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Administrative Agent or any Lender for the use, forbearance, or detention of the money loaned to any Credit Party and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, (unless otherwise prohibited under applicable law) the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied (unless otherwise prohibited under applicable law) to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Credit Party. All sums paid or agreed to be paid to the Administrative Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Credit Parties to the Administrative Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement and all agreements among the Credit Parties, the Administrative Agent and the Lenders.

      14.17 RIGHT OF SETOFF.

      In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable law, each Lender or other holder of a Note shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of any Credit Party are matured, have the right to appropriate and apply to the payment of the Obligations of such Credit Party all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder, including any and all amounts in the Bank of America Account. Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section 2.7.

      14.18 APPOINTMENT OF PARENT AS AGENT AND ATTORNEY.

            (a) Each Credit Party appoints the Parent and all senior officers of the Parent, to be its attorneys ("its Attorneys") and in its name and on its behalf and as its act and deed or otherwise to sign all documents and carry out all such acts as are necessary or appropriate in connection with executing any Notice of Borrowing, Notice of Extension/Conversion or any Borrowing Base Certificate, any security documents or in connection with the receiving and giving of any other notices, requests, instructions, reports, schedules, revisions, financial statements or any other written or oral communications hereunder or under the Loan Documents (collectively, the "Documents") in connection with this Agreement; provided that such Documents are in substantially the form provided therefor in the applicable exhibits thereto. This Power of Attorney shall be valid for the duration of the term of this Agreement. Each Subsidiary Credit Party hereby undertakes to ratify everything which either of its Attorneys shall do in order to execute the Documents mentioned herein.

            (b) The Administrative Agent and the Lenders are hereby entitled to rely on any communications given or transmitted by the Parent as if such communication were given or transmitted by each and every Borrower; provided, however, that any communication given or transmitted by any Borrower other than the Parent shall be binding with respect to such Borrower. Any communication given or transmitted by the Administrative Agent or and Lender to the Parent shall be deemed given and transmitted to each and every Borrower.

      14.19 REPLACEMENT LENDERS.

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

      Within thirty (30) days after receipt by the Parent of written notice and demand from any Lender (an "Affected Lender") (i) for payment of additional amounts or increased costs as provided in Section 4.7 or (ii) or of the inability of a Lender to make LIBOR Loans under Section 4.9, the Parent may, at its option, notify the Administrative Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Event of Default shall have occurred and be continuing, the Borrowers, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), may obtain, at the Borrowers' expense, a replacement Lender ("Replacement Lender") for the Affected Lender. If the Borrowers obtain a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale; provided that the Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

      14.20 LIMITATION ON ATTORNEYS FEES AND EXPENSES.

      Notwithstanding any other provision of this Agreement or any other Loan Document, or any agreement or other document executed in connection herewith or therewith, any reimbursement, indemnity, or other Obligation of the Credit Parties for the attorneys' fees and expenses of the Administrative Agent, the Issuing Banks, or any Lender shall be determined without the benefit of any statutory presumption and shall be limited to the reasonable, actually incurred attorneys' fees and expenses of such Person.

      14.21 SEALS.

      To the extent that in this Agreement or any other Credit Agreement, in reference to the execution of such Loan Documents by any Person, provision is made for affixation of a seal, the word "seal" or the symbol "L.S." shall itself be sufficient to connote such affixation.

      14.22 CONTINUED EFFECTIVENESS; NO NOVATION.

      Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation of the obligations, liabilities or indebtedness of the Credit Parties under the Existing Credit Agreement. Instead, it is the express intention of the parties hereto to reaffirm, amend and restate the obligations, liabilities and indebtedness created under or otherwise evidenced by the Existing Credit Agreement that is evidenced by the notes provided for therein and secured by the collateral contemplated thereby and hereby. The Credit Parties acknowledge and confirm that the liens and security interests granted pursuant to the Loan Documents secure the obligations, liabilities and indebtedness of the Credit Parties to the Lenders under the Existing Credit Agreement, as amended and restated hereby, and that the term "Secured Obligations" used in certain of the Loan Documents (or any other term used herein to describe or refer to the obligations, liabilities and indebtedness of the Credit Parties) describes and refers to the Credit Parties' obligations, liabilities and indebtedness hereunder and under the Existing Credit Agreement, as amended and restated hereby, as the same had been amended, modified, supplemented or restated prior to the date hereof and as the same may be further amended, modified, supplemented or restated from time to time. The Loan Documents and all agreements, documents and instruments executed and delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Cross-references in the Loan Documents to particular section or subsection numbers in the Existing Credit Agreement shall be deemed to be cross-references to the corresponding sections or subsections, as applicable, of this Agreement.

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

                                   ARTICLE 15

                               AFFILIATE GUARANTY

      15.1 THE GUARANTEE.

      The Guarantors hereby jointly and severally guarantee to the Administrative Agent and the Lenders the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations (such Obligations herein called, collectively, the "Guaranteed Obligations"), in each case strictly in accordance with the terms hereof. The Guarantors hereby further jointly and severally agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

      15.2 OBLIGATIONS UNCONDITIONAL.

      The obligations of the Guarantors hereunder are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrowers under this Agreement, the Notes or any other Loan Document or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than full payment and satisfaction of all Guaranteed Obligations), it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, unless otherwise prohibited by applicable law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above: (i) at any time or from time to time, without notice to any of the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived; (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other Loan Document shall fail to be done or be omitted; (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other Loan Document shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or (iv) any lien or security interest granted to, or in favor of, the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected. The Guarantors further hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Administrative Agent or any Lender exhaust any right, power or remedy or proceed against Borrowers under this Agreement or the Notes or any other Loan Document, or against any other Person under any other Guaranty of, or security for, any of the Guaranteed Obligations.

      15.3 REINSTATEMENT.

      The obligations of the Guarantors hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantors jointly and severally agree that they will indemnify each Administrative Agent and Lender on

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

demand for all reasonable costs and expenses (including reasonable fees and disbursements of legal counsel) incurred by Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

      15.4 DEFERRAL OF SUBROGATION RIGHTS.

      Each Guarantor hereby subordinates to Administrative Agent and the Lenders all rights of subrogation or contribution against the Borrowers, whether arising by contract or operation of law (including any such right arising under the Bankruptcy Code) or otherwise by reason of any payment by it pursuant to the provisions hereof until all Obligations (other than any constituting contingent indemnity obligations) are fully paid and satisfied and all Commitments are terminated.

      15.5 REMEDIES.

      The Guarantors jointly and severally agree that, as between the Guarantors and Administrative Agent and Lenders, the Guaranteed Obligations may be declared to be forthwith due and payable as provided herein (and shall be deemed to have become automatically due and payable in the circumstances provided herein) for purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration in accordance with the terms hereof (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes hereof.

      15.6 CONTINUING GUARANTY.

      The guaranty set forth herein is a continuing guaranty, and shall apply to all Guaranteed Obligations, whenever and howsoever arising.

      15.7 RIGHTS OF CONTRIBUTION.

      The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an "Excess Funding Guarantor" (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor's "Pro Rata Share" (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the "Excess Payment" (as defined below) in respect of such Guaranteed Obligations. The payment obligation of an Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all such obligations. For purposes hereof, (i) "Excess Funding Guarantor" means, in respect of any Guaranteed Obligations, an Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all assets of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor

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

that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all assets of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantor hereunder) of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes an Guarantor hereunder.

      15.8 LIMITATION ON GUARANTEED OBLIGATIONS.

      In any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors hereunder, after giving effect to the contribution rights provided herein above, would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by any Guarantor, Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

      15.9 SUBORDINATION.

      In the event that any Guarantor shall advance any sums to the Borrowers, or in the event the Borrowers has heretofore or shall hereafter become indebted to any Guarantor before the Obligations have been paid in full and this Agreement is terminated, all such advances and indebtedness shall be subordinate in all respects to the Obligations (the foregoing herein called the "Guarantor Subordinated Debt"). Any payment to any Guarantors on account of the Guarantor Subordinated Debt shall be collected and received by the Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on account of the Obligations without impairing or releasing the obligations of the Guarantors hereunder. Without limitation of the forgoing, without the prior written consent of the Required Lenders, the Guarantors shall not ask, demand, receive, accept, sue for, set off, collect or enforce the Guarantor Subordinated Debt or any collateral and security therefor until all of the Obligations have been paid in full and this Agreement is terminated. In the event of any sale, receivership, insolvency or bankruptcy proceeding, or assignment for the benefit of creditors, or any proceeding by or against the Borrowers for any relief under any bankruptcy or insolvency law or other laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions, then and in any such event any payment or distribution of any kind or character, either in cash ,securities or other property, which shall be payable or deliverable upon, or with respect to, all or any part of the Guarantor Subordinated Debt or otherwise shall be paid or delivered directly to the Administrative Agent for application to the obligations and liabilities of the Guarantors under this Agreement (whether due or not due and in such order and manner as the Administrative Agent may determine in the exercise of its sole discretion) until the obligations of the Guarantors hereunder shall have been fully paid and satisfied. The Guarantors hereby irrevocably authorize and empower the Administrative Agent to demand, sue for, collect and receive every such payment or distribution on account of the Guarantor Subordinated Debt and give acquittance therefor and to file claims and take such other proceedings in the Administrative Agent's own name or in the name of the Guarantors or otherwise, as the Administrative Agent may deem necessary or advisable to carry out the provisions of this Agreement. The Guarantors hereby agree to execute and deliver to the Administrative Agent such powers of attorney, assignments, endorsements or other instruments as may be requested by the Administrative Agent in order to enable the Administrative Agent to enforce any and all claims upon, or with respect to, the Guarantor Subordinated Debt, and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect thereto. So as to secure the performance by the Guarantors

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

of the provisions hereof, each Guarantor assigns, pledges and grants to the Administrative Agent a security interest in, and lien on, the Guarantor Subordinated Debt, all proceeds thereof and all any security and collateral therefor. Upon the request of the Administrative Agent, the Guarantors shall endorse, assign and deliver to the Administrative Agent all notes, instruments and agreements evidencing, securing, guarantying or made in connection with the Guarantor Subordinated Debt.

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                      [THIS PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed under seal and delivered by their proper and duly authorized officers as of the date set forth above.

                                            BORROWERS:

                                            INDUSTRIAL DISTRIBUTION GROUP, INC.,
                                            a Delaware corporation

                                            By: /s/ Jack P. Healey
                                                --------------------------------
                                                Jack P. Healey, Senior Vice
                                                President

                                            IDG USA, LLC, a Georgia limited
                                            liability company

                                            By: /s/ Jack P. Healey
                                                --------------------------------
                                                Jack P. Healey, Vice President

                                            GUARANTORS:

                                            CARDINAL MACHINERY, INC., a
                                            Tennessee corporation

                                            By: /s/ Jack P. Healey
                                                --------------------------------
                                                Jack P. Healey, Vice President

                                            IDG-MEXICO, INC., a Georgia
                                            corporation

                                            By: /s/ Jack P. Healey
                                                --------------------------------
                                                Jack P. Healey, Vice President

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

                                            ADMINISTRATIVE AGENT AND LENDER:

                                            BANK OF AMERICA, N.A.
                                            as Administrative Agent and as a
                                            Lender

                                            By: /s/ Matthew T. O'Keefe
                                                -------------------------------
                                                Matthew T. O'Keefe
                                                Senior Vice President

                                            Lending Office:

                                            Address:   One Federal Street
                                                       Mail Stop: MA5-503-07-19
                                                       Boston, MA  02110

                                            Telephone: (617) 654-1184
                                            Facsimile: (617) 654-1167

                                            Notice Address:

                                            Address:   One Federal Street
                                                       Mail Stop: MA5-503-07-19
                                                       Boston, MA  02110

                                            Telephone: (617) 654-1184
                                            Facsimile: (617) 654-1167

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

                                            DOCUMENTATION  AGENT AND LENDER:

                                            WACHOVIA BANK, NATIONAL ASSOCIATION,
                                            as Syndication Agent and as a Lender

                                            By:    /s/ Steven J. Haas
                                                   -----------------------------
                                            Name:  Steven J. Haas
                                            Title: Director

                                            Lending Office:

                                            Address:   One Wachovia Center
                                                       201 S. College Street,
                                                       NC 0820
                                                       Charlotte, NC 28244
                                            Attention: Steve Haas

                                            Telephone: 704-383-5495
                                            Facsimile: 704-715-0103

                                            Notice Address:

                                            Address:   One Wachovia Center
                                                       201 S. College Street, NC
                                                       0479
                                                       Charlotte, NC 28288
                                            Attention: Steve Haas

                                            Telephone: 704-715-1966
                                            Facsimile: 704-374-2703

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


                                            PNC BANK, NATIONAL ASSOCIATION,
                                            as a Lender

                                            By:    /s/ Jason L. Mills
                                                   -----------------------------
                                            Name:  Jason L. Mills
                                            Title: Assistant Vice President

                                            Lending Office:

                                            Address:   Two Tower Center - 8th
                                                       Floor
                                                       East Brunswick, NJ 08816

                                            Attention: Gurdatt Jagnanan
                                            Telephone: 732-220-4302
                                            Facsimile: 732-220-3268

                                            Notice Address:

                                            Address:   Two Tower Center - 8th
                                                       Floor
                                                       East Brunswick, NJ 08816
                                            Attention: Gurdatt Jagnanan
                                            Telephone: 732-220-4302
                                            Facsimile: 732-220-3268

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

                                            WEBSTER BUSINESS CREDIT CORPORATION,
                                            as a Lender

                                            By:    /s/ Christopher Hill
                                                   ----------------------------
                                            Name:  Christopher Hill
                                            Title: Vice President

                                            Lending Office:

                                            Address: One State Street
                                                     7th Floor
                                                     New York, NY 10004

                                            Attention: Bradford Mitch
                                            Telephone: 212-806-4523
                                            Facsimile: 212-806-4530

                                            Notice Address:

                                            Address: One State Street
                                                     7th Floor
                                                     New York, NY 10004

                                            Attention: Bradford Mitch
                                            Telephone: 212-806-4523
                                            Facsimile: 212-806-4530

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